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CAEAir1

Notice of Annual Meeting of Shareholders and 2020 Management Proxy Circular


CAEAir1



Your worldwide training partner of choice

CAE

Table of Contents Letter to the Shareholders from the Chair of the Board and the President and CEO i Proxy Circular Summary ii About CAE iv Definitions 1 Notice of 2020 Annual Shareholders’ Meeting 3 Section 1 About Voting Your Shares 6 Section 2 Business of the Meeting 10 Section 3 About the Nominated Directors 14 Section 4 Corporate Governance 22 Section 5 Board Committee Reports 28 Section 6 Director Compensation 37 Section 7 Executive Compensation 40 Compensation Discussion and Analysis 40 FY2020 CAE Performance Highlights 40 Compensation Objectives 43 Setting Executive Compensation 43 Comparator Group 45 Compensation Policy and Objectives 47 Executive Share Ownership Requirements 58 Risk Mitigation 59 Determination of the NEOs’ Compensation in FY2020 61 Modifications to Compensation Programs in Response to the COVID-19 Pandemic 63 President and CEO – FY2020 Accomplishments 64 Other NEOs – FY2020 Accomplishments 66 Shareholder Return Performance Graph 69 Pay for Performance Linkage 70 Pay for Performance Relative to Comparator Group 72 Compensation of Our Named Executive Officers 74 Summary Compensation Table 74 Incentive Plan Awards 75 Pension Arrangements 77 Termination and Change of Control Benefits 79 Section 8 Other Important Information 82 Section 9 Appendix A – Board of Directors’ Charter 83

Letter to the Shareholders from the Chair of the Board and the President and CEO Dear fellow Shareholders, It is our pleasure to invite you to attend CAE’s 2020 Annual Shareholder Meeting. During this fiscal year, the world and global economy have been disrupted in a way that no one had anticipated. As we navigate and adapt through these unprecedented times, we can all be proud of CAE’s proactive and impactful response in the face of COVID-19. It truly demonstrates how we make a difference in the world. CAE’s noble purpose, focused on safety, has never been more relevant than during the current pandemic. While leading CAE toward what would have been another record year, the COVID-19 pandemic impacted us in our fourth quarter. Our first response was to ensure the health and safety of our employees and customers, and this continues to be our top priority. We are extremely proud of our employees worldwide, who daily, through even the most extreme conditions, take to heart the continuity of our customers’ critical operations. We face this pandemic from a position of strength, with a global leading market position, a balanced business with recurring revenue streams, and a solid financial position. We continue to take measures to protect the health and safety of our employees, work with our customers to minimize potential disruptions and support our community in addressing the challenges posed by this global pandemic. This year, to mitigate risks to the health and safety of our communities, shareholders, employees and other stakeholders, we will hold our Meeting via live webcast that will be available at https://web.lumiagm.com/117300299. Shareholders will not be able to attend the Meeting in person but will have an equal opportunity to participate in real time and vote at the Meeting online through a web- based platform regardless of their geographic location. As a training partner of choice for its customers, CAE is committed to creating a positive societal impact everywhere it operates. Our mission to make civil aviation safer, help defence forces return home safely and make healthcare safer is rooted in the principles of corporate social responsibility (CSR). We continuously deepen and strengthen our corporate social responsibility commitments through concrete actions on several fronts, notably with our recent commitment to becoming carbon neutral in summer 2020. This year, we continued our progress in workplace diversity and inclusion, and launched several programs and initiatives that are rooted in our core CSR values. As a shareholder, we invite you to read our most notable achievements in our Annual Activity and Corporate Social Responsibility Report. As in prior years, important matters affecting our Company will be considered at the Meeting. Whether or not you plan to attend the Meeting, we encourage you to review the enclosed information, consider the resolutions put forth by the Board and vote your Shares. This Circular gives you details about all the items for consideration and how to vote. It also contains information about the nominated Directors, the auditors, reports from the various committees of the Board and CAE’s corporate governance practices. At the Meeting, we will, as always, review our financial position, including the increased value we are delivering to Shareholders, and our business operations. We will also respond to your comments and questions. Finally, we want to thank you for your continued confidence in and support of CAE and we remain committed to delivering world-class performance and creating long-term value for our Shareholders. We look forward to discussing with you at this year’s Meeting. Hon. John P. Manley (signed) Marc Parent (signed) Chair of the Board President and Chief Executive Officer June 16, 2020 CAE INC. | 2020 | Management Proxy Circular i

Proxy Circular Summary

This summary highlights some of the important information you will find in this Circular. These highlights do not contain all the information that you should consider, and **you should read this entire Circular before voting your Shares.**

Shareholder Voting Matters

Voting Matter	Board Vote Recommendation	Page Reference for More Information
Election of 10 Directors	FOR each nominee	10
Appointing PricewaterhouseCoopers LLP as Auditors	FOR	11
Advisory Vote on Executive Compensation	FOR	12

FY2020 Performance Highlights


+10%
Revenue
$3.3B
$3.6B
FY2019
FY2020
+7%
Earnings Per Share [1,2]
$1.25
$1.34
FY2019
FY2020
+21%
Annual SOI before specific items
$487.4M
$590.4M
FY2019
FY2020
9.4B
Order backlog
$9.4B
$9.4B
FY2019
FY2020
+8%
Free Cash Flow
98%
Conversion of Net Income to Free Cash Flow
$323.8M
$351.2M
FY2019
FY2020

1. Before specific items in FY2019: The costs arising from the acquisition and integration of Bombardier's BAT Business.
2. Before specific items in FY2020: The costs arising from the acquisition and integration of Bombardier's BAT Business, the impact of the D&S reorganizational costs and the goodwill impairment in Healthcare.

Note: EPS before specific items and backlog are all non-GAAP financial measures and are defined in CAE's FY2020 Management discussion and analysis

ii CAE INC. | 2020 | Management Proxy Circular

Review this Proxy Circular and Vote in One of the Following Ways Voting by Proxy is the Easiest Way Below are the different ways in which you can give your voting instructions, details of which are found in the enclosed proxy form or your voting instruction form, as applicable, or to Section 1 – “About Voting Your Shares” for more information on the voting methods available to you: by mail: sign, date and return your proxy form in the envelope provided. by telephone: call the telephone number on your proxy form. on the Internet: visit the website listed on your proxy form. by appointing another person to attend and vote at the Meeting online on your behalf. Voting online at the Meeting Log in online at https://web.lumiagm.com/117300299 and follow the steps listed in the Section “Attending and Participating”. CAE INC. | 2020 | Management Proxy Circular iii

About CAE CAE is a global leader in training for the civil aviation, defence and security, and healthcare markets. Backed by a record of more than 70 years of industry firsts, we continue to help define global training standards with our innovative virtual-to-live training solutions to make flying safer, maintain defence force readiness and make healthcare safer. We have the broadest global presence in the industry, with over 10,500 employees, 160 sites and training locations in over 35 countries. This year, we trained more than 220,000 civil and defence crewmembers, including more than 135,000 pilots, and thousands of healthcare professionals worldwide. Founded in 1947 and headquartered in Montreal, Canada, CAE has built an excellent reputation and long-standing customer relationships based on experience, strong technical capabilities, a highly trained workforce and global reach. Our Strategy End-to-End Training Partner of Choice Four Areas of Strategic Priority Our vision is to be the recognized global training Four areas of strategic priority to protect CAE’s partner of choice to enhance customer safety, leadership position, achieve superior growth, and efficiency and readiness. ultimately realize our vision to be the recognized global training partner of choice: Achieving this goal depends on the successful implementation of four strategic imperatives, which will help protect our leadership position and grow our market share. Our global leadership stems from our: • Comprehensive training solutions • Highly qualified and passionate employees • Extensive experience and credibility delivering academic, simulator and live flying training Create • Industry-leading global training network Value • Commitment to excellence and innovation spanning more than 70 years • Close collaboration with regulators and policymakers to help shape the future of training • Ability to reduce customers’ environmental impact through simulation-based training iv CAE INC. | 2020 | Management Proxy Circular

About CAE

Six pillars of strength

We believe there are six fundamental strengths that underpin our strategy and position us well for sustainable long-term growth:

High Degree of Recurring Business

We operate in highly regulated industries with mandatory and recurring training requirements for maintaining professional certifications. Over 60% of our business is derived from the provision of services, which is an important source of recurring business, and largely involves long-term agreements with many airlines, business aircraft operators and defence forces.

Headroom in Large Markets

We provide innovative training solutions to customers in large addressable markets in civil aviation, defence and security and healthcare. Significant untapped market opportunities exist in these three core businesses, with substantial headroom to grow our market share over the long-term.

Potential for Superior Returns

In each of our businesses, we have the potential to grow at a rate superior to our underlying markets because of our potential to gain share within the markets we serve. Our rising proportion of revenue from training services provides potential for lower amplitude cyclicality as training is largely driven by the training requirements of the installed fleet. In addition, we leverage our leading market position to deepen and expand our customer relationships. We see opportunity to further utilize our training network and generate more revenue from existing assets and to deploy new assets with accretive returns.

Strong Competitive Moat

Our broad global training network, unique end-to-end cadet-to captain training capacities, technology-intensive training and mission support solutions, deep subject matter expertise and industry thought leadership unrivalled customer intimacy and strong, recognizable brand further strengthen our competitive moat.

Underlying Long-Term Secular Tailwinds

The civil aviation sector is expected to grow over the long-term as passenger traffic recovers, and in defence and security, the market is expected to continue to grow with an emphasis on the operational readiness of defence forces. Healthcare is expected to become increasingly relevant in a world more accurately aware of the benefits of healthcare simulation and training to help save lives at a steady state and in a healthcare crisis.

Culture of Innovation

We derive significant competitive advantage as an innovative leader in simulation products and training solutions. In collaboration with our customers, we design and deliver the industry's most sophisticated training systems, employing the latest in simulation, mixed reality and digital technologies, which are shaping the future of training.

CAE INC. | 2020 | Management Proxy Circular v

About CAE Executive Compensation Highlights • Executive bonus payout based on a corporate performance factor of 148% recognizing CAE’s strong performance in regard to strategic and financial objectives in FY2020. • 197% payout of the Performance Share Units that vested in FY2020 based on the performance of FY2020 EPS compared to the set target. Our Executive Compensation Best Practices • Minimum threshold levels of corporate performance to be met to allow for payments under the annual and long-term incentives • Caps on annual bonuses and PSU payouts • Balanced mix of short, medium and long-term compensation • 50% of FY2020 LTIP awards is performance based, directly tied to the achievement of the CAE strategic plan • Pensionable earnings based on actual years served (plus any severance period in certain circumstances) • Change of control severance limited to two times salary and bonuses • Clawback policy • Minimum share ownership and option profit retention guidelines • Anti-hedging policy vi CAE INC. | 2020 | Management Proxy Circular

About CAE Governance Highlights The following table shows some of the ways CAE continues to adhere to the highest standards in corporate governance it has maintained throughout its history. • Number of Director nominees 10 • Number of non-employee Independent Director nominees 9/10 • Board Committee members (including the Governance Committee, which is responsible for recommending new Directors to join the Board) are all independent • Average age of Director nominees 61 • Annual election of Directors • Directors elected individually (rather than slate voting) • Majority voting guidelines for Directors • Other board commitments and interlocks policy • Separate Chair and CEO • Director tenure and age term limits • Share ownership requirements for Directors and executives • Board orientation/education program • Number of Board meetings held in FY2020 7 • Number of financial experts on the Audit Committee 2 • Code of Business Conduct • Annual advisory vote on executive compensation • Formal Board and Committee evaluation processes • No dual-class shares • Gender Diversity Targets on the Board of Directors and in executive officer positions CAE INC. | 2020 | Management Proxy Circular vii

About CAE

Our Director Nominees

Name	Age	Director Since	Position	Indepen-dent	Committee Memberships[1]	Board and Committee Attendance FY2020	Other Public Boards	Top Three Competencies[2]
Margaret S. (Peg) Billson	58	2015	Corporate Director	YES	GC (Chair) HRC	100%	1	• Knowledge of the Industry • Strategic Leadership and Management • Government Relations/ R&D
Hon. Michael M. Fortier	58	2010	Vice-Chair, RBC Capital Markets	YES	HRC (Chair)	100%	N/A	• Knowledge of the Industry • Finance/Accounting • Government Relations/ R&D
Marianne Harrison	56	2019	President and CEO John Hancock Life Insurance Company	YES	Audit	100%	N/A	• Strategic Leadership and Management • Finance/Accounting • Human Resources/ Compensation
Alan N. MacGibbon	64	2015	Corporate Director	YES	Audit (Chair) HRC	100%	1	• Strategic Leadership and Management • Finance/Accounting • Human Resources/ Compensation
Hon. John P. Manley	70	2008	Corporate Director and Senior Business Advisor, Bennett Jones LLP	YES	N/A	100%	2	• Strategic Leadership and Management • Government Relations/ R&D • Legal/Governance
François Olivier	55	2017	President and CEO, Transcontinental Inc.	YES	Audit GC	100%	1	• Strategic Leadership and Management • Finance/Accounting • Human Resources/ Compensation
Marc Parent	59	2008	President and CEO, CAE	NO	N/A	100%	1	• Knowledge of the Industry • Strategic Leadership and Management • Government Relations/ R&D
Gen. David G. Perkins, USA (Ret.)	62	2020	Corporate Director	YES	Audit	N/A	N/A	• Strategic Leadership and Management • Government Relations/ R&D • Information Technology/ Cybersecurity/Digital
Michael E. Roach	68	2017	Corporate Director	YES	Audit GC	100%	1	• Strategic Leadership and Management • Finance/Accounting • Information Technology/ Cybersecurity/Digital
Andrew J. Stevens	63	2013	Corporate Director	YES	GC HRC	100%	N/A	• Knowledge of the Industry • Strategic Leadership and Management • Human Resources/ Compensation

1 Refer to page 1 for definitions.

2 Refer to description of competencies on page 21.

viii CAE INC. | 2020 | Management Proxy Circular

Definitions Certain Defined Terms In this document, referred to as this “Circular”, the terms “you” and “your” refer to the Shareholder, while “we”, “us”, “our”, “Company” and “CAE” refer to CAE Inc. and where applicable, its subsidiaries. We also use the following defined terms throughout this Circular: $ Canadian dollars. Audit Committee The Audit Committee of our Board of Directors. Board Our Board of Directors. Civil Civil Aviation Training Solutions segment. Circular This Management Proxy Circular. Common Shares or Refers to Common Shares of CAE. Shares CSA Canadian Securities Administrators. Defence Defence and Security segment. DSU Refers to Deferred Share Units of CAE. The value of a DSU is equivalent to the value of a Share. ESOP Employee Stock Option Plan. ESPP Employee Stock Purchase Plan. EPS Earnings per Share. Fiscal Year or FY Refers to a financial year of CAE, from April 1 to March 31 of the following calendar year. For example, FY2020 refers to the 12 months ended March 31, 2020. Governance Committee The Governance Committee of our Board. or GC Healthcare Healthcare segment. Human Resources The Human Resources Committee of our Board. Committee or HRC Independent Directors Refers to the standards of independence established by CAE’s Corporate Governance Guidelines, applicable corporate governance rules of the New York Stock Exchange and SEC, and under the Canadian Securities Administrators’ National Instrument 58-101 – Disclosure of Corporate Governance Practices and National Policy 58-201. LTU Refers to a Long-Term Incentive Deferred Share Unit. The value of a LTU is equivalent to the value of a Share. MD&A Refers the Management Discussion and Analysis section of CAE’s annual report for the fiscal year ended March 31, 2020. CAE INC. | 2020 | Management Proxy Circular 1

Definitions Meeting The Annual Meeting of CAE Shareholders to be held on August 12, 2020. NEOs or Named The President and CEO, Chief Financial Officer and the three most highly Executive Officers compensated policy-making executives as at March 31, 2020. Note that for FY2020, we also include Gene Colabatistto, former Group President, Defence & Security, who retired on December 31, 2019. NYSE The New York Stock Exchange. PSU Refers to Performance Share Units of CAE. The value of a PSU is equivalent to the value of a Share. PwC PricewaterhouseCoopers LLP, Chartered Professional Accountants in Montréal, Québec. Rights Plan The Shareholder Protection Rights Plan Agreement between CAE and Computershare Trust Company of Canada, as rights agent, dated as of March 7, 1990, as amended and restated on August 14, 2018, and as further amended, restated, supplemented or otherwise modified from time to time. Record Date June 16, 2020. ROCE Return on capital employed. RSU (or time-RSU) Refers to Restricted Share Units of CAE. The value of a RSU is equivalent to the value of a Share. RSUP Restricted Share Unit Plan. SEC United States Securities and Exchange Commission. SOI Segment operating income. SOX The Sarbanes-Oxley Act of 2002. STIP Short-term incentive program. TSX The Toronto Stock Exchange. Currency, Exchange All amounts referred to in this Circular are presented in Canadian dollars, Rates and Share Prices unless otherwise stated. In a number of instances in this Circular, including with respect to calculation of the in-the-money value of stock options denominated in Canadian dollars, information based on our Share price has been calculated on the basis of the Canadian dollar. Information Currency The information in this Circular is current as of June 16, 2020 unless otherwise stated. 2 CAE INC. | 2020 | Management Proxy Circular

Notice of 2020 Annual Shareholders’ Meeting When Wednesday, August 12, 2020 at 11:00 a.m. (Eastern Time) Where The meeting will be held online at https://web.lumiagm.com/117300299. What the Meeting is About 1. Receive CAE Consolidated Financial Statements and the independent auditors’ report for the fiscal year ended March 31, 2020; 2. Elect Directors who will serve until the end of the next annual shareholders’ meeting; 3. Reappoint PricewaterhouseCoopers LLP as our independent auditors who will serve until the end of the next annual shareholders’ meeting and to authorize the Company’s Board to fix the independent auditors’ remuneration; 4. Vote, in an advisory, non-binding manner, on CAE’s approach to executive compensation described in the accompanying Circular; 5. Transact any other business that may properly come before the Meeting. You have the Right to Vote As a holder of record of Common Shares at the close of business on June 16, 2020, you are entitled to receive notice of and vote at the Meeting. You are asked to consider and to vote your Shares on items 2 to 4 listed above and any other items that may properly come before the Meeting or any adjournment. If you are unable to attend the Meeting online and want to ensure that your Shares are voted, please submit your votes by proxy as described under “How to Vote Your Shares” in the accompanying Circular. To be valid, our transfer agent, Computershare Trust Company of Canada, must receive your proxy by 11:00 a.m. (Eastern Time) on August 10, 2020. If the Meeting is adjourned or postponed, Computershare must receive your proxy no later than 24 hours (excluding Saturdays, Sundays and holidays) prior to any such adjournment or postponement. Accompanying this Notice of Annual Meeting is the Circular, which contains more information on the matters to be addressed at the Meeting. Attending and Participating This year, to proactively deal with the unprecedented health impact of the coronavirus pandemic (COVID-19), and to mitigate risks to the health and safety of our communities, shareholders, employees and other stakeholders, we will hold our Meeting in virtual-only format, which will be conducted via live webcast. Shareholders will have an equal opportunity to participate in real time and vote at the Meeting online through a web-based platform regardless of their geographic location. Participating in the Meeting online allows registered Shareholders and duly appointed Proxyholders, including non-registered (beneficial) Shareholders who have appointed themselves or another person as a Proxyholder, to participate at the Meeting and ask questions, all in real time. Registered Shareholders and duly appointed Proxyholders can vote at the appropriate time during the Meeting. Voting will be conducted by virtual ballot. CAE INC. | 2020 | Management Proxy Circular 3

Notice of 2020 Annual Shareholders’ Meeting Guests, including non-registered Shareholders who have not duly appointed themselves or another person as a Proxyholder, can log in to the Meeting as set out below. Guests will be able to participate in the Meeting but cannot vote. To access the Meeting, follow the instructions below, as applicable to you: • Log in online at https://web.lumiagm.com/117300299. We recommend that you log in at least one hour before the Meeting starts; • Click “I am a guest” and then complete the online form; OR • Click “I have a login” and then enter your 15-digit control number (see below) and Password “CAE2020” (case sensitive) In order to find the 15-digit control number to access the Meeting: • Registered shareholders: The control number located on the form of proxy or in the email notification you received is your control number. • Proxyholders: Duly appointed proxy holders, including non-registered (beneficial) shareholders that have appointed themselves or another person as a as proxyholder, will receive the control number from Computershare by e-mail after the proxy voting deadline has passed. If you attend the Meeting online, it is important that you are connected to the Internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedure. For additional details on accessing the Meeting online from your tablet, smartphone or computer, please see the Virtual AGM User Guide provided by Computershare. Notice-And-Access As part of an effort to reduce environmental impacts of excessive printing, and to save postage costs, CAE is opting to use the “Notice-and-Access” provisions of Canadian securities rules. The “Notice-and-Access” provisions allow Canadian companies to post electronic versions of shareholder meeting materials in lieu of mailing physical copies of such documents to shareholders. Shareholders will instead only receive a paper notification with information on how they may obtain a copy of the meeting materials electronically or request a paper copy (Notification). Shareholders who have already signed up for electronic delivery of shareholder materials will continue to receive them by email. Non-registered shareholders who have not objected to their intermediary disclosing certain ownership information about themselves to CAE are referred to as “NOBOs”. The non-registered shareholders who have objected to their intermediary disclosing ownership information about themselves to CAE are referred to as “OBOs”. CAE has distributed the Notification in connection with the Meeting to intermediaries and clearing agencies for onward distribution to non-registered shareholders. CAE will not be paying for intermediaries to deliver to OBOs (who have not otherwise waived their right to receive proxy-related materials) copies of proxy related materials and related documents (including the Notification). Accordingly, an OBO will not receive copies of proxy-related materials and related documents unless the OBO’s intermediary assumes the costs of delivery. 4 CAE INC. | 2020 | Management Proxy Circular

Notice of 2020 Annual Shareholders’ Meeting How to Access Meeting Materials On Computershare Investor Services Inc.’s (“Computershare”) website: www.envisionreports.com/CAE2020e On SEDAR: www.sedar.com On CAE’s website: www.cae.com/investors/financial-reports/ Shareholders are reminded to read the Circular and other Meeting materials carefully before voting their Shares. How to Request a Paper Copy of the Meeting Materials Before the Meeting If your name appears on a Share certificate, you are considered as a “registered shareholder”. You may request paper copies of the Meeting materials at no cost to you by calling Computershare toll-free, within North America at 1-866-962-0498 or direct, from outside of North America, at 514-982-8716 and entering your control number as indicated on your form of proxy. If your Common Shares are listed in an account statement provided to you by an intermediary, you are considered as a “non-registered shareholder”. You may request paper copies of the Meeting materials from Broadridge at no cost to you up to one year from the date the Circular was filed on SEDAR through the Internet by going to www.proxyvote.com or by telephone at 1-877-907-7643 and entering the 16-digit control number provided on the voting instruction form and following the instructions provided. Please note that you will not receive another form of proxy or voting instruction form; please retain your current one to vote your Shares. In any case, requests should be received at least five (5) business days prior to the proxy deposit date and time set out in the accompanying proxy or voting instruction form in order to receive the Meeting materials in advance of such date and the Meeting date. After the Meeting By telephone at 1-866-962-0492 or online at investor.relations@cae.com. A copy of the Meeting materials will be sent to you within ten (10) calendar days of receiving your request. By order of the Board of Directors June 16, 2020 MARK HOUNSELL (signed) Montréal, Québec General Counsel, Chief Compliance Officer and Corporate Secretary CAE INC. | 2020 | Management Proxy Circular 5

Section 1 About Voting Your Shares Record Date June 16, 2020 is the record date for the Meeting. Who can vote Only holders of our Common Shares at the close of business on the Record Date are entitled to receive notice of and to attend, including by proxy, and vote at the Meeting or any adjournment thereof. The list of Shareholders on the Record Date is available for inspection by appointment during usual business hours at Computershare Trust Company of Canada, 650 de Maisonneuve west 7th floor, Montreal, QC H3A 3T2, and at the Meeting. As of June 15, 2020, 265,704,802 Common Shares are issued and outstanding. Each Common Share is entitled to one vote. Principal Shareholders To the knowledge of the Directors and officers of CAE (from records and publicly filed reports), there is no person who beneficially owns or exercises control or direction over more than 10% of the Common Shares. All Directors and officers as a group (16 persons) beneficially owned or exercised control or direction over 388,449 Common Shares representing 0.15% of the class as at June 15, 2020. Your Vote is Important Your vote is important. Please read the information below to ensure your Shares are properly voted. How do I participate in the Meeting? Out of concern for the safety of our management, employees and shareholders in light of the COVID-19 pandemic, we are holding the Meeting in a virtual only format that will be conducted via live webcast online. Shareholders will not be able to attend the Meeting in person. Participating in the Meeting online allows registered shareholders and duly appointed proxyholders, including non-registered (beneficial) shareholders who have appointed themselves or another person as a proxyholder, to participate at the Meeting and ask questions, all in real time. Registered shareholders and duly appointed proxyholders can vote at the appropriate time during the Meeting. Guests, including non-registered beneficial shareholders who have not duly appointed themselves or another person as a proxyholder, can log in to the Meeting as set out below. Guests will be able to participate in the Meeting but cannot vote. To access the Meeting, follow the instructions below, as applicable to you: • Log in online at https://web.lumiagm.com/117300299. • Click “I have a Login” and then enter your Control Number (see below) and Password “CAE2020” (note the password is case sensitive); OR • Click “I am a guest” and then complete the online form. In order to find the 15-digit Control Number to access the Meeting: • Registered shareholders: The control number located on the form of proxy or in the email notification you received is your Control Number. • Proxyholders: Duly appointed proxy holders, including non-registered (beneficial) shareholders that have appointed themselves or another person as a as proxyholder, will receive the Control Number from Computershare by e-mail after the proxy voting deadline has passed. 6 CAE INC. | 2020 | Management Proxy Circular

Section 1 (continued) About Voting Your Shares We recommend that you log in at least one hour before the start time of the Meeting. It is important to ensure you are connected to the Internet at all times if you participate in the Meeting online in order to vote when balloting commences. You are responsible for ensuring Internet connectivity for the duration of the Meeting. For additional details and instructions on accessing the Meeting online from your tablet, smartphone or computer, see the Virtual AGM User Guide provided by Computershare and accompanying this proxy circular. How to Vote your Shares You may vote your Shares in one of the following ways: 1. By proxy using all the voting channels that have been available in the past; this has not changed. Only voting at the Meeting has changed. by mail: sign, date and return your proxy form in the envelope provided. by telephone: call the telephone number on your proxy form. on the Internet: visit the website listed on your proxy form. by appointing another person to attend and vote at the Meeting online on your behalf. Refer to the enclosed proxy form for instructions. 2. Virtually at the Meeting online by following the instructions below. The voting process is different for registered or non-registered (beneficial) shareholders: a) if you are a registered Shareholder, you may vote at the Meeting by completing a ballot online during the Meeting. Follow the instructions above to access the Meeting and cast your ballot online during the designated time. b) if you are a non-registered shareholder (including a participant in the employee plan) AND you wish to vote online at the Meeting, you must appoint yourself as Proxyholder in order to vote at the Meeting. You MUST complete and return a voting instruction form no later than 11:00 a.m. (Eastern Time) on August 10, 2020 appointing yourself as Proxyholder. Follow the instructions above to access the Meeting and cast your ballot online during the designated time. You will receive the Control Number for the Meeting from Computershare by e-mail after the proxy voting deadline has passed. United States Beneficial holders: To vote at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance of the Meeting. Follow the instructions from your broker or bank included with this Circular, or contact your broker or bank to request a legal proxy form. To register to attend the Meeting online, you must submit a copy of your legal proxy form to Computershare. Requests for registration should be directed to Computershare at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, or by e-mail at uslegalproxy@computershare.com. Requests for registration must be labelled as “Legal Proxy” and be received no later than 11:00 a.m. (EDT) on August 10, 2020. You will receive a confirmation of your registration after Computershare receives your registration materials. Please note that you are required to register your appointment as proxyholder at http://www.computershare.com/CAE. CAE INC. | 2020 | Management Proxy Circular 7

Section 1 (continued) About Voting Your Shares Voting by proxy If you choose to vote by proxy, you are giving the person or people named on your proxy form (referred to as a “Proxyholder”) the authority to vote your Shares on your behalf online at the Meeting or any adjournment or postponement thereof. Proxies are being solicited by management Through this Circular, management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponements(s) thereof) to be held at the time and place and for the purposes set forth in the accompanying Notice of the Meeting. The solicitation will be primarily made by mail but proxies may also be solicited personally by the officers of CAE at nominal cost. The cost of management’s solicitation of proxies will be borne by CAE. Unless you specify a different proxyholder, the CAE officers and/or Directors whose names are pre- printed on the enclosed form of proxy (John P. Manley, Marc Parent and Margaret S. (Peg) Billson) will vote your Shares. Proxyholders other than management Shareholders desiring to appoint some person other than John P. Manley, Marc Parent and Margaret S. (Peg) Billson as their representative at the Meeting may do so either by inserting such other person’s name in the blank space provided or by completing another proper proxy form and, in either case, delivering the completed proxy to CAE’s Corporate Secretary at 8585 Côte-de-Liesse, Saint-Laurent, Québec, H4T 1G6 or to Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 no later than 11:00 a.m. (Eastern Time) on August 10, 2020 (or, in the case of an adjournment or postponement, no later than 11:00 a.m. (Eastern Time) on the last business day preceding the day of such adjournment or postponement thereof). Voting of Proxies You may indicate on the proxy form how you want your proxyholder to vote your Shares, or you can let your proxyholder decide for you. If you do not specify on the proxy form how you want your Shares to be voted, your proxyholder will have the discretion to vote your Shares as they see fit. The enclosed proxy form gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournment or postponement thereof). At the time of printing this Circular, the management of CAE knows of no such amendments, variations or other matters to come before the Meeting. Unless you specify a different proxyholder or specify how you want your Shares to be voted, John P. Manley, Marc Parent and Margaret S. (Peg) Billson will vote your Shares: a) FOR electing the nominated Directors who are listed in this Circular; b) FOR appointing PwC as auditors and for the authorization of the Directors to fix their remuneration; and c) FOR approving the advisory resolution on executive compensation. Registered Shareholders who wish to appoint a third-party proxyholder to represent them at the Meeting must first use the Form of Proxy to appoint the proxyholder and then MUST register their proxyholder online. Failure to register the proxyholder will result in the proxyholder not receiving a Control Number and therefore being unable to participate in the Meeting. To register a third-party proxyholder, shareholders MUST visit https://www.computershare.com/CAE by August 10, 2020 at 11:00 a.m. (EST) and provide Computershare with the proxyholder’s contact information required. Computershare needs this 8 CAE INC. | 2020 | Management Proxy Circular

Section 1 (continued) About Voting Your Shares information so they can confirm their registration and send an email notification with a control number. Your proxyholder needs the control number in order to participate in the meeting and vote your shares. Your third-party proxyholder should receive the email notification after 11:00 a.m. (EST) on August 10, 2020. To be effective, your proxy must be received before 11:00 a.m. (EST) on August 10, 2020 or not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time fixed for holding any adjournment of the Meeting. Revocation of Proxies You have the right to revoke a proxy by ANY of the following methods: a) Vote again by phone or Internet no later than 11:00 a.m. (Eastern Time) on August 10, 2020 (or not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the date of any adjourned or postponed Meeting); or b) Deliver another completed and signed proxy form, dated later than the first proxy form, by mail or fax such that it is received by CAE’s Corporate Secretary at 8585 Côte-de-Liesse, Saint-Laurent, Québec, H4T 1G6 or by Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 no later than 11:00 a.m. (Eastern Time) on August 10, 2020 (or not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the date of any adjourned or postponed Meeting). Electronic Access to Proxy-Related Materials and Annual and Quarterly Reports We offer our Shareholders the opportunity to view management proxy circulars, annual reports and quarterly reports through the Internet instead of receiving paper copies in the mail. You will find more information on this matter in the Notice-and-Access section above. CAE INC. | 2020 | Management Proxy Circular 9

Section 2
Business of the Meeting

1 Receive CAE's Financial Statements

CAE's consolidated financial statements including the auditors' report, for the year ended on March 31, 2020 will be presented to Shareholders at the Meeting. They can also be accessed on CAE's website at www.cae.com, on SEDAR at www.sedar.com, or on EDGAR at www.sec.gov. **No Shareholder vote is required in connection with the financial statements**.

2 Elect 10 Directors

10	90%[1]	1	98.7%	100%
Nominees	Independent	Interlock	% Votes FOR in 2019	Average Board Meeting Attendance

1 The only non-Independent Director is CAE's President and CEO.

You will be electing a board of directors ("**Board**") of 10 members. Each Director is elected annually for a term, which expires no later than the next annual meeting of Shareholders.

All of the following nominees are currently members of the Board of Directors, and have been recommended by the GC and the Board for election at the Meeting. Gen. Norton A. Schwartz, USAF (Ret.) retired from his position as Director of the Company on January 2, 2020. Gen. David G. Perkins, USA (Ret.) was appointed as a Director by the Board of Directors on May 1, 2020:

- Margaret S. (Peg) Billson
- The Honourable Michael M. Fortier, P.C.
- Marianne Harrison
- Alan N. MacGibbon
- The Honourable John P. Manley, P.C., O.C
- François Olivier
- Marc Parent
- Gen. David G. Perkins, USA (Ret.)
- Michael E. Roach
- Andrew J. Stevens

Each nominee was elected at our 2019 annual Shareholders' meeting held on August 14, 2019, by a majority of the votes cast (average of 98.58% of votes cast in favour) except for Gen. David G. Perkins, USA (Ret.) who is a first-time nominee.

Please refer to Section 3 – "**About the Nominated Directors**" for further information regarding the experience, the selection process and other relevant information you should consider in casting your vote for each nominee.

Self-imposed term and age limits ensure CAE benefits from a combination of experience and fresh perspectives

The Board of Directors has passed a resolution establishing term limits comprising the following:

- up to two six-year periods of service, to aggregate twelve years maximum; and
- no nominee may be proposed past their attaining 72 years of age.

The Board of Directors believes these limits, subject to reasoned exceptions, are appropriate to ensure fresh skill sets and perspectives are periodically brought to the oversight of CAE's business.

10 CAE INC. | 2020 | Management Proxy Circular

Section 2 (continued) Business of the Meeting Majority voting guidelines Each Director of the Company must be elected by a majority (50% +1 vote) of the votes cast with respect to his or her election, other than at contested meetings (“Majority Voting Requirement”). In accordance with the Board’s majority voting policy, any nominee for Director in an uncontested election who receives a greater number of “withhold” votes from his or her election than votes “for” his or her election (a “majority withhold vote”) shall tender his or her resignation to the Chair of the Governance Committee immediately following certification of the Shareholder vote. The Governance Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In the absence of exceptional circumstances, the Board expects the Governance Committee will recommend that the Board of Directors accept such resignation. The Board will act on the Governance Committee’s recommendation not later than 90 days following the date of the Shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance Committee and any additional information and factors the Board believes to be relevant. The Board shall accept the resignation absent exceptional circumstances. The resignation of the Director whose election did not meet the Majority Voting Requirement will be effective when accepted by the Board. A Director who tenders a resignation pursuant to the policy will not participate in the decision-making process leading to the Governance Committee recommendation or the Board consideration whether to accept or reject the resignation, and will not attend any part of a meeting of the Board or the Governance Committee at which his or her resignation is discussed or a related resolution is voted upon. Promptly following the Board’s decision, the Company will issue a news release disclosing that decision and providing a full explanation of the decision reached. A copy of the news release with the Board’s decision will be provided to the TSX. If the Board decides to accept the Director’s resignation, the Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board. If a majority of the members of the Governance Committee received a majority withhold vote at the same election, then the Independent Directors who did not receive a majority withhold vote will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. Detailed voting results will be disclosed after the Meeting Promptly, after the Meeting, we will publicly disclose the number and percentage of votes cast for and withheld in respect of each nominee, as well as those cast for and against each other matter voted on by Shareholders at the Meeting. The Board of Directors recommends that Shareholders vote FOR the election of the 10 nominated members of the Board. 3 Appoint the Auditors The Board, on recommendation by the Audit Committee, proposes that PricewaterhouseCoopers LLP(PwC), Chartered Accountants, Montréal, Québec be re-appointed as auditors of CAE to hold office until the close of the next annual meeting of Shareholders and that the Directors of CAE be authorized to fix their remuneration. PwC has served as auditors of CAE since 1991. CAE INC. | 2020 | Management Proxy Circular 11

Section 2 (continued)
Business of the Meeting

PwC provides three types of services to CAE and its subsidiaries

1. **Audit Services:** fees billed for professional services for the audit of CAE's annual consolidated financial statements and services that are normally provided by PwC in connection with statutory and regulatory filings, including the audit of the internal controls and financial reporting as required by SOX.
2. **Audit-related Services:** fees relating to work performed in connection with CAE's acquisitions, translation and other miscellaneous accounting-related services.
3. **Tax Services:** fees relating to tax compliance, tax planning and tax advice.

Auditors independence

The Audit Committee has discussed with PwC its independence from management and CAE, has considered and concluded that the provision of non-audit services is compatible with maintaining such independence.

Furthermore, as per its policy, the Audit Committee reviews and pre-approves all non-audit services provided by the external auditors above a specified level.

The following chart shows all fees paid to PwC by CAE and its subsidiaries in the most recent and prior fiscal year.

FEE TYPE	2020 ($ millions)	2019 ($ millions)
1. Audit services	4.5	4.6
2. Audit-related services	0.2	0.1
3. Tax services	0.6	0.6
Total	**5.3**	**5.3**

Fees Paid by CAE to PwC in FY2020


Audit Services 85%
Tax Services 11%
Audit-Related Services 4%

In order to further support PwC's independence, the Audit Committee has set a policy concerning CAE's hiring of current and former partners and employees of PwC who were engaged on CAE's account in the recent years.

The Board of Directors recommends that Shareholders vote **FOR** the appointment of PwC as CAE's auditors.

4 Advisory Vote on Executive Compensation

As detailed in Section 7 – "**Executive Compensation**", CAE's executive compensation philosophy and programs are based on the fundamental principle of pay-for-performance to align the interests of our executives with those of our Shareholders. This compensation approach allows CAE to attract and retain high-performing executives who are strongly incentivized to create value for CAE's Shareholders on a sustainable basis.

We encourage you to carefully read this section of the Circular which describes our overall approach to executive compensation, the objectives of our executive compensation program, how compensation decisions are made and the compensation paid to our most highly paid executive officers in the last three years.

At the Meeting, Shareholders will be asked to consider and to cast an advisory, non-binding vote on CAE's approach to executive compensation – this is often referred to as "say on pay".

12 CAE INC. | 2020 | Management Proxy Circular

Section 2 (continued) Business of the Meeting The text of the “say on pay” resolution reads as follows: ‘‘Resolved that the Shareholders accept the approach to executive compensation disclosed in this Management Proxy Circular’’. Because your vote is advisory, it will not be binding upon the Board. However, the HRC will review and analyze the results of the vote and take into consideration such results when reviewing executive compensation philosophy and programs. The Board of Directors recommends that Shareholders vote FOR the resolution set out above. If a majority of the Shares represented, including by proxy, at the Meeting are voted against the above non-binding advisory resolution, the Board Chair or the HRC Chair will oversee a process to engage with Shareholders with a view to giving Shareholders the opportunity to express their specific concerns. The Board of Directors and the HRC will consider the results of this process and, if appropriate, review the Company’s approach to executive compensation in the context of Shareholders’ specific concerns. Our approach to executive compensation was approved by 92.93% of the votes cast on the resolution during our August 14, 2019 annual meeting of Shareholders. Other business Following the conclusion of the formal business conducted at the Meeting, we will: • provide an update on our business operations, and • invite questions and comments from Shareholders. CAE INC. | 2020 | Management Proxy Circular 13

Section 3 About the Nominated Directors This Section presents biographical data, Board activity (i.e. Board and Committee meetings attended from April 1, 2019 to March 31, 2020) and Share ownership information with respect to each nominee the Board of Directors is recommending FOR election by Shareholders at the Meeting. A description of the Board Nominee selection criteria, and nomination process and Board Attributes follows the individual tables. “Market Value” refers to the product of the sum of the Common Shares and DSUs held by a Director multiplied by the closing price on the TSX of a Common Share on June 7, 2019 and June 5, 2020. Footnotes specific to each nominee are presented immediately below their biography. 98.7% 90% 61 5.1 100% Average Average Average 2019 Votes Independent Average Tenure 1 Board FOR Directors Age (years) Attendance 1 For non-executive Directors. 14 CAE INC. | 2020 | Management Proxy Circular

Section 3 (continued)
About the Nominated Directors



Margaret S. (Peg) Billson

Ms. Billson is a veteran aviation business leader with over 30 years of experience leading technology rich companies, including serving as the President & CEO of BBA Aviation Aftermarket Services, a division of BBA Aviation plc., as President & General Manager of the Airplane Division of Eclipse Aviation and as the Vice-President & General Manager of Airframe Systems at Honeywell International Inc. Ms. Billson has a Master's degree in Engineering-Aerospace and, in recognition of her industry accomplishments, has been inducted into Embry-Riddle Aeronautical University's Hall of Fame. Ms. Billson is also an instrument-rated pilot.

Age: 58
Albuquerque,
New Mexico, U.S.

Director since: 2015
(Independent)

Votes in Favour at Last
Annual Meeting: 98.26%

Board Membership and Attendance

Board of Directors	7 of 7	100%
Governance Committee (Chair)	3 of 3	100%
Human Resources Committee	5 of 5	100%
Total	**15 of 15**	**100%**

Other Public Company Boards

Current	Arconic, Corp.	April 2020
Former	Skywest, Inc.	'07 – '15

Securities Held

Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 5, 2020	–	36,976	36,976	$958,048	$501,000	191%
June 7, 2019	–	29,561	29,561	$1,016,898	$501,000	202%



The Honourable Michael M. Fortier, P.C.

Mr. Fortier joined RBC Capital Markets (RBCCM) as a Vice-Chair in 2010. Prior to joining RBCCM, Mr. Fortier was a partner of Ogilvy Renault LLP (now Norton Rose Fulbright Canada LLP) and a Senior Adviser to Morgan Stanley in Canada.

Between 2006 and 2008, Mr. Fortier held various positions in the Government of Canada, as Minister of Public Works and Government Services, Minister of International Trade and Minister responsible for Greater Montréal. Prior to that, Mr. Fortier was active in the investment banking industry, first as a Managing Director with Credit Suisse First Boston (1999 – 2004) and then as a Managing Director with TD Securities (2004 – 2006).

Mr. Fortier also practiced law with Ogilvy Renault LLP (1985 – 1999) in the areas of corporate finance and mergers and acquisitions. He was based in London, England for several years during this period.

Age: 58
Mount-Royal,
Quebec, Canada

Director since: 2010
(Independent)

Votes in Favour at Last
Annual Meeting: 96.9%

Board Membership and Attendance

Board of Directors	7 of 7	100%
Human Resources Committee (Chair)	5 of 5	100%
Total	**12 of 12**	**100%**

Other Public Company Boards

Current	N/A	
Former	Aimia Inc.	'09 – '18

Securities Held

Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 5, 2020	–	74,355	74,355	$1,926,538	$501,000	385%
June 7, 2019	–	66,419	66,419	$2,284,813	$501,000	456%

CAE INC. | 2020 | Management Proxy Circular 15

Section 3 (continued)

About the Nominated Directors



Marianne Harrison

Ms. Marianne Harrison is President and Chief Executive Officer of John Hancock Life Insurance Company, the U.S. division of Toronto-based Manulife Financial Corporation. She also is a member of Manulife's Executive Leadership Team. Before taking on her current role in 2017, Ms. Harrison served as President and Chief Executive Officer of Manulife Canada, Manulife's Canadian Division. Prior to assuming this role in 2013, she held several leadership positions across the company, including President and General Manager for John Hancock Long-Term Care Insurance, and Executive Vice President and Controller for Manulife. Before joining Manulife, Marianne had been Chief Financial Officer of Wealth Management at TD Bank Group after holding various positions there; before that she worked for PwC.

Ms. Harrison graduated from the University of Western Ontario with a B.A. in English and earned a Diploma in Accounting from Wilfrid Laurier University. She is a Chartered Accountant and in 2016 was elected a Fellow of the Profession.

Age: 56
Boston, Massachusetts, U.S.

Director since: 2019
(Independent)

Votes in Favour at Last Annual Meeting: 98.54%

Board Membership and Attendance[1]

Board of Directors	3 of 3	100%
Audit Committee	2 of 2	100%
Total	**5 of 5**	**100%**

Other Public Company Boards

Current	N/A
Former	N/A

Securities Held

Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 5, 2020	15,600	4,417	20,017	$518,640	$501,000	103%

1 Ms. Harrison was appointed to the Board and the Audit Committee on August 14, 2019.



Alan N. MacGibbon

Mr. MacGibbon is a Corporate Director. He was Managing Partner and Chief Executive of Deloitte LLP Canada (2004 – 2012) and served on the Executive and Global Board of Directors of Deloitte Touche Tohmatsu Limited during this term. Mr. MacGibbon served as Global Managing Director, Quality, Strategy and Communications of Deloitte Touche Tohmatsu Limited and as Senior Counsel to Deloitte LLP Canada from June 2012 to December 2013.

Mr. MacGibbon holds an undergraduate degree in Business Administration and an honorary doctorate degree from the University of New Brunswick. Mr. MacGibbon is a Chartered Professional Accountant, a Chartered Accountant and a Fellow of the Chartered Professional Accountants of Ontario.

Age: 64
Toronto, Ontario, Canada

Director since: 2015
(Independent)

Votes in Favour at Last Annual Meeting: 98.86%

Board Membership and Attendance

Board of Directors	7 of 7	100%
Audit Committee (Chair)	4 of 4	100%
Human Resources Committee	5 of 5	100%
Total	**16 of 16**	**100%**

Other Public Company Boards

Current	TD Bank	'14 – present
Former	N/A	

Securities Held

Date	Common Shares[1]	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 5, 2020	4,088	42,461	46,549	$1,206,085	$501,000	241%
June 7, 2019	4,088	34,679	38,767	$1,333,584	$501,000	266%

1 1,011 of these shares are owned beneficially by Mr. MacGibbon's spouse, under the direction of Mr. MacGibbon.

16 CAE INC. | 2020 | Management Proxy Circular

Section 3 (continued)
About the Nominated Directors



The Honourable John P. Manley, P.C., O.C.

Mr. Manley is a Senior Business Advisor with the law firm Bennett Jones LLP. He was President and Chief Executive Officer of the Business Council of Canada (not-for-profit) from 2010 to 2018 and is currently Chair of Canadian Imperial Bank of Commerce. From 2004 to 2009, he served as Counsel to McCarthy Tétrault LLP, a national law firm. Prior to that, Mr. Manley had a 16-year career in politics, serving as Deputy Prime Minister of Canada and Minister in the portfolios of Industry, Foreign Affairs and Finance. Mr. Manley obtained a Bachelor of Arts from Carleton University and a Juris Doctorate from the University of Ottawa, is a certified Chartered Director from McMaster University and holds honorary doctorates from six Canadian universities.

Age: 70
Ottawa, Ontario, Canada

Director since: 2008
(Independent)

Votes in Favour at Last Annual Meeting: 98.93%

Board Membership and Attendance[1]

Board of Directors	7 of 7	100%
Total	**7 of 7**	**100%**

Other Public Company Boards

Current	Canadian Imperial Bank of Commerce (CIBC)	'05 – present
	Telus Corporation	'12 – present
Former	Canadian Pacific Railway Limited	'06 – '13
	Nortel Corporation	'04 – '09

Securities Held

Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 5, 2020	–	130,931	130,931	$3,392,422	$501,000	677%
June 7, 2019	–	117,984	117,984	$4,058,649	$501,000	810%

1 As Chair of the Board, Mr. Manley attends all Committee meetings.



François Olivier

Mr. Olivier has been President and Chief Executive Officer of Transcontinental Inc. since 2008. After joining the Printing Sector of TC Transcontinental in 1993, he rose through the ranks to ultimately take on the role of President of the Information Products Printing Sector, and then becoming Chief Operating Officer in 2007. Through the years, Mr. Olivier consolidated the Canadian printing industry and transformed the company by diversifying its assets into flexible packaging with strategic acquisitions. Under his leadership, TC Transcontinental has become Canada's largest printer, a leader in flexible packaging in North America, and a Canadian leader in its specialty media segments. Prior to joining TC Transcontinental, François Olivier worked as General Manager of Canada Packers.

Mr. Olivier also serves on the boards of directors of the Conference Board of Canada, the Flexible Packaging Association and the Montreal Heart Institute Foundation. He has a B.Sc. from McGill University and is a graduate of the Program for Management Development at Harvard Business School.

Age: 55
Montreal, Quebec, Canada

Director since: 2017
(Independent)

Votes in Favour at Last Annual Meeting: 98.03%

Board Membership and Attendance

Board of Directors	7 of 7	100%
Audit Committee	4 of 4	100%
Governance Committee	3 of 3	100%
Total	**14 of 14**	**100%**

Other Public Company Boards

Current	Transcontinental Inc.	'08 – present
Former	N/A	

Securities Held

Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 5, 2020	–	21,784	21,784	$564,423	$501,000	112%
June 7, 2019	–	14,847	14,847	$510,736	$501,000	101%

CAE INC. | 2020 | Management Proxy Circular 17

Section 3 (continued)

About the Nominated Directors



Marc Parent

Mr. Parent has been the President and CEO of CAE Inc. since October 2009. He joined the Company in February 2005 as Group President, Simulation Products, was appointed Group President, Simulation Products and Military Training & Services in May 2006, and then Executive Vice President and Chief Operating Officer in November 2008. Mr. Parent has over 35 years of experience in the aerospace industry. Before joining CAE, Mr. Parent held various positions with Canadair and within Bombardier Aerospace in Canada and the U.S. Mr. Parent is past Chair of the Board of Directors of the Aerospace Industries Association of Canada (AIAC) and of Aéro Montréal (Québec's aerospace cluster). Mr. Parent graduated as an engineer from École Polytechnique, is a graduate of the Harvard Business School Advanced Management Program and holds an honorary doctorate from École Polytechnique. Mr. Parent is an active pilot holding a Transport Canada Airline Transport Pilot license.

Age: 59
Montreal, Quebec, Canada

Director since: 2008

Votes in Favour at Last Annual Meeting: 99.91%

Board Membership and Attendance[1]

Board of Directors	7 of 7	100%
Total	**7 of 7**	**100%**

Other Public Company Boards

Current	Telus Corporation	'17 – present
Former	N/A	

Securities Held[2]

Date	Common Shares	FY2004 LTUs	LTUs	Total	Market Value
June 5, 2020	292,757	42,985	232,111	567,853	$14,713,071
June 7, 2019	270,780	42,325	228,551	542,656	$18,667,366

1 Upon invitation of Board Committees, Mr. Parent attended all or a part of their meetings.
2 As President and CEO, Mr. Parent has a higher ownership target than an Independent Director (please refer to "Executive Share Ownership Requirements" in Section 7 for details concerning Mr. Parent's Share ownership requirements).



General David G. Perkins, USA (Ret.)

Gen. Perkins served over 40 years in the US Army culminating as the Commander of the United States Army Training and Doctrine Command (TRADOC) which is responsible for designing, acquiring, building and constantly improving the US Army which is one of the largest, with over 1.2 million people, and most complex organizations in the world. Under his leadership TRADOC developed the Army's concept of Multi-Domain Operations which has become a driver for future changes in operations and training, not only in the US Military, but around the world. Gen. Perkins holds a Bachelor of Science degree from the United States Military Academy, a master's degree in Mechanical Engineering from the University of Michigan, and a master's degree in National Security and Strategic Studies from the Naval War College.

Age: 62
Jackson, New Hampshire, U.S.

Director since: May 1, 2020
First time nominee (Independent)

Votes in Favour at Last Annual Meeting: N/A

Board Membership and Attendance[1]

Board of Directors	N/A
Audit Committee	N/A
Total	**N/A**

Other Public Company Boards

Current	N/A	N/A
Former	N/A	

Securities Held

Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement[2]
June 5, 2020	–	–	–	–	$501,000	–

1 Gen. Perkins was appointed to the Board on May 1, 2020.
2 Gen. Perkins joined the Board on May 1, 2020 and must meet his required holdings over the five-year period from such date.

18 CAE INC. | 2020 | Management Proxy Circular

Section 3 (continued)
About the Nominated Directors



Michael E. Roach

An experienced international business and technology leader, Mr. Roach served as President and Chief Executive Officer (2006-2016) of CGI Group Inc. until his retirement. He continues to serve as a member of CGI's board of directors. Prior positions include President and Chief Operating Officer of CGI Group Inc. and President and Chief Executive Officer of Bell Sygma Inc., a Bell Canada technology subsidiary. Mr. Roach holds a Bachelor of Arts in Economics and Political Science, as well as an Honorary Doctorate in Business Administration from Laurentian University in Sudbury, Ontario.

Age: 68
Montreal, Quebec, Canada

Director since: 2017
(Independent)

Votes in Favour at Last Annual Meeting: 99.9%

Board Membership and Attendance

Board of Directors	7 of 7	100%
Audit Committee	4 of 4	100%
Governance Committee	3 of 3	100%
Total	**14 of 14**	**100%**

Other Public Company Boards

Current	CGI Group Inc.	'06 – present
Former	N/A	

Securities Held

Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement[1]
June 5, 2020	–	16,216	16,216	$420,157	$501,000	84%
June 7, 2019	–	9,471	9,471	$325,802	$501,000	65%

1 Mr. Roach joined the Board on November 10, 2017 and must meet his required holdings over the five-year period from such date.



Andrew J. Stevens

Mr. Stevens is a corporate Director based in the U.K. who has operating experience globally in the aerospace and defence sector. Beginning with the Dowty Group, a leading British manufacturer of aircraft equipment (1976 – 1994), he joined Bowthorpe plc (1994 – 1996), Messier-Dowty as Managing Director then Chief Operating Officer (1996 – 2000), Rolls-Royce, where he served as Managing Director Defence Aerospace (2001 – 2003), and Cobham plc as a Board member where he served variously as Group Managing Director, Aerospace Systems, Chief Operating Officer and Chief Executive Officer (2003 – 2012).

Mr. Stevens is a Chartered Engineer, with a 1st Class honour degree in Production Engineering from Aston University in Birmingham, England. He is a Fellow of the Royal Aeronautical Society, a Fellow of the Institution of Electrical Engineers and was awarded an honorary Doctor of Science in 2013 from Aston University.

Age: 63
Cheltenham, Gloucestershire, U.K.

Director since: 2013
(Independent)

Votes in Favour at Last Annual Meeting: 97.89%

Board Membership and Attendance

Board of Directors	7 of 7	100%
Human Resources Committee	5 of 5	100%
Governance Committee	3 of 3	100%
Total	**15 of 15**	**100%**

Other Public Company Boards

Current	N/A	
Former	Héroux-Devtek Inc	'14 – '19
	De La Rue plc	'12 – '19
	Cobham plc	'03 – '12

Securities Held

Date	Common Shares	DSUs	Total	Market Value	Minimum Ownership Requirement	% of Achievement
June 5, 2020	–	68,863	68,863	$1,784,240	$501,000	356%
June 7, 2019	–	61,100	61,100	$2,101,840	$501,000	419%

CAE INC. | 2020 | Management Proxy Circular 19

Section 3 (continued) About the Nominated Directors Director Selection and Nomination Process Part of the Governance Committee’s responsibility is to identify and recruit suitable potential Board members and recommend to the Board nominees for election at annual Shareholder meetings, taking into consideration the Policy Regarding Board and Executive Officer Diversity (the “Diversity Policy”). To fulfill this mandate, the GC: • Identifies desirable skill sets, industry experience, diverse backgrounds, international experience, relationships and other attributes that would assist the Board of Directors in the conduct of its responsibilities and also further CAE’s interests (refer to “Board Attributes” below), taking into account criteria that promote diversity, including but not limited to gender, age, race, national or ethnic origin and disability. • Reviews with the Chair, President and CEO and other Directors possible candidates, including the existing members of the Board of Directors, which may meet some or all of such attributes. • Considers potential conflicts of interest, independence issues and interlocking directorships of potential candidates. • Approaches with the Chair and other Directors potential candidates not already serving as Directors to determine their availability and interest in serving on CAE’s Board, and interviews those interested to determine their suitability for nomination. • Reviews with other members of the Board of Directors the potential nomination of any new Director before a final determination to nominate them is made and assess the effectiveness of the director nomination process at achieving CAE’s diversity objectives. Board members must: • Demonstrate high ethical standards and integrity, including abiding by CAE’s Code of Conduct; • Act honestly and in good faith regarding CAE’s best interests; • Devote sufficient time to CAE’s affairs and exercise prudence and diligence in fulfilling all their Board- related responsibilities; • Give independent judgment on issues facing CAE; • Understand and challenge CAE’s business plans and strategy; • Effectively participate in all Board-related deliberations; • Make reasonable efforts to attend Board and committee meetings; and • Review the management materials provided in advance of, and otherwise prepare for, all Board meetings. Under the articles of CAE, the Board of Directors may consist of a minimum of three and a maximum of twenty-one Directors. The Directors are to be elected annually as provided in CAE’s by-laws. Each Director will hold office until the next annual meeting or until his or her successor is duly elected unless his or her office is earlier vacated in accordance with the by-laws. In accordance with the by-laws, the Board of Directors has fixed the number of Directors to be elected at the Meeting at ten. 20 CAE INC. | 2020 | Management Proxy Circular

Section 3 (continued)
About the Nominated Directors

Board Attributes

The following matrix identifying the age, tenure, professional skills, expertise and qualifications of nominated Directors is reviewed by the Governance Committee annually to ensure CAE benefits from an appropriate combination of skills, experience with CAE's business matters and corporate governance standards and fresh perspectives:

- **All non-employee Director nominees (9 out of a total number of 10 Directors) are independent.**
- **All Board Committee members are independent.**

	Age			Tenure at CAE			Competencies							
	Under 60	60 – 69	70+	0 – 5 years	6 – 10 years	More than 10 years	Knowledge of industry	Strategic leadership and management	Finance/Accounting	Human Resources/ Compensation	Government Relations/R&D	Legal/Governance	Information Technology/ Cybersecurity/Digital]	Environmental/ Health & Safety
Margaret S. (Peg) Billson	●			●			●	●		●	●			
Hon. Michael M. Fortier	●				●		●		●	●	●	●		
Marianne Harrison	●			●				●	●	●	●			
Alan N. MacGibbon		●		●				●	●	●			●	
Hon. John P. Manley			●			●	●	●	●	●	●	●		
François Olivier	●			●				●	●	●	●	●	●	●
Marc Parent	●					●	●	●	●	●	●	●	●	●
Gen. David G. Perkins, USA (Ret.)		●		●			●	●		●	●		●	●
Michael E. Roach		●		●				●	●	●	●	●	●	
Andrew J. Stevens		●			●		●	●		●	●	●		●

CAE INC. | 2020 | Management Proxy Circular 21

Section 4 Corporate Governance Our Commitment to Sound Corporate Governance The Board of Directors and management team take pride in knowing that CAE has maintained the highest standards in corporate governance. CAE’s corporate governance is rooted in the basic principle that proper and ethical practices lead to the creation and preservation of Shareholder value. Our governance structure enables independent, experienced and accomplished Directors to provide advice, insight and oversight to advance the interests of the Company and our Shareholders. Regulatory compliance As a Canadian reporting issuer with Common Shares listed on the TSX and the NYSE, CAE’s corporate governance practices are required to meet and exceed applicable rules adopted by the CSA and the SEC, as well as provisions of the rules of the NYSE and of SOX. Most of the NYSE’s corporate governance listing standards are not mandatory for CAE as a non-U.S. company, but CAE is required to disclose the significant differences between its corporate governance practices and the requirements applicable to United States companies listed on the NYSE. Except as summarized on CAE’s website (http://www.cae.com/investors/governance), CAE is in compliance with the NYSE requirements in all significant respects. CAE also complies with those provisions of SOX and the rules adopted by the SEC pursuant to that Act that are currently applicable to CAE. Best practices and continuous improvement The Board and its Governance Committee continue to monitor governance practices in Canada and the United States, and to implement changes to CAE’s governance policies and practices as necessary to comply with any new rules issued by the CSA and other applicable regulatory authorities. We also monitor recommended best practices of shareholder representatives and other organizations and will implement any such practice we believe to be in the best interest of the Company. Communication and shareholder engagement CAE is committed to ensure open, ongoing dialogue with Shareholders, other investors and the public. Through CAE’s Disclosure Policy and procedures, the Board ensures that communication of material information to investors is timely and accurate, and broadly disseminated in accordance with all applicable securities laws and stock exchange rules. CAE recognizes the importance of engaging in constructive and meaningful communications with Shareholders and values their input and insights. To that effect, we have put in place various means to ensure consistent and effective communication with Shareholders and to encourage them to express their views and provide direct feedback to the Board and management. • We regularly communicate with our stakeholders through various channels, including via our website (www.cae.com). Shareholders, customers and other stakeholders can access comprehensive information about the Company through our investor’s webpage (www.cae.com/investors) where annual and quarterly reports, news releases, corporate social responsibility reports, corporate presentations and governance-related documents are available. • We host quarterly earnings conference calls with financial analysts and institutional investors to review CAE’s most recently released financial and operating results. Our earning calls are webcast live and are followed by a question and answer period which all Shareholders can access. 22 CAE INC. | 2020 | Management Proxy Circular

Section 4 (continued) Corporate Governance • The Board strongly encourages Shareholders to attend the Company’s annual Shareholders’ meetings and Directors make themselves available at every annual meeting to engage with and respond to questions from Shareholders. Shareholders’ meetings can usually be attended in person or via live webcast, however this year, as a precautionary measure to proactively address the public health impact of coronavirus pandemic (COVID-19), to mitigate health and safety risks to our shareholders, employees and other stakeholders, and to abide by the Government of Québec’s directive that all indoor public events be avoided until further notice, the Shareholders’ meeting is being held in a virtual-only format, which will be conducted via live webcast. In any case, these meetings provide valuable opportunities to discuss the Company, its corporate governance and other important matters. • The Company is committed to effectively engaging with Shareholders and other stakeholders on the topic of executive compensation on an ongoing basis. This year again, Shareholders will be asked at the Meeting to consider and to cast an advisory, non-binding vote on CAE’s approach to executive compensation – this is often referred to as “say on pay”. Although this is an advisory vote and the results are not binding, the HRC will review and analyze the results of the vote and take into consideration such results when reviewing executive compensation philosophy and programs. • Shareholders are also always invited to submit proposals to be considered at an annual Shareholders’ meeting of the Company and included in our management proxy circular. More information is provided on p. 82 of this Circular. • CAE’s Global Communications and Investor Relations departments actively engage with investors to address any specific questions or concerns they might have. Shareholders may send comments or questions via email to investor.relations@cae.com. In addition, CAE’s transfer agent, Computershare Trust Company of Canada, has a toll-free number (1-800-564-6253) and website (www.computershare.com) to assist Shareholders. • Shareholders may communicate with the Board or management in writing to express their views on matters that are important to them, by addressing their correspondence to the Chair of the Board, either (i) by mail in an envelope marked “confidential” to the attention of the Chair of the Board, CAE Inc., 8585 Ch. de la Côte-de-Liesse St-Laurent (Québec) Canada H4T 1G6 or (ii) by email at shareholder@cae.com. • Shareholders may ask to meet with the Chair of the Board, the Chair of any Board Committee or an individual Director to discuss compensation and governance-related topics for which the Board is directly responsible. The Chair of the Board will consider such meeting request in consultation with the Chair of the Governance Committee and the Corporate Secretary. The Board reserves the right to decline requests for meetings for any reason it deems appropriate, including where the proposed topics for the meeting are not related to compensation and corporate governance matters and are better handled by management. • As part of our ongoing dialogue engagement with our Shareholders, we organize investors days and our President and Chief Executive Officer, Vice President, Finance and Chief Financial Officer and Vice President, Investor Relations, regularly meet in person or by telephone with institutional investors and proxy advisory groups. Board and management roles The purpose of the Board and its committees is to build long-term value for the Company’s Shareholders and to ensure the continuity and vitality of the Company’s businesses by setting policy for the Company, overseeing strategic planning, monitoring the Company’s performance, providing management with appropriate advice and performance feedback. Management is responsible for and the Board is committed to ensuring that CAE operates in a legal and ethically responsible manner. The Board’s stewardship role, specific responsibilities, composition requirements and various other matters are set out in Appendix A – Board of Directors’ Charter – to this Circular. CAE INC. | 2020 | Management Proxy Circular 23

Section 4 (continued) Corporate Governance President and CEO’s role and responsibilities The position description for the President and CEO is developed with input from the President and CEO, and is approved by the Governance Committee and the Board of Directors. The description (which is available on our website) provides that the President and CEO is responsible for defining, communicating and implementing the strategic direction, goals and core values of CAE with a view to increase CAE’s value as well as meeting the needs of customers, employees, and other stakeholders. It also provides that the President and CEO is accountable to the Board for, amongst other things, formulating and executing business strategies, overseeing CAE’s corporate governance structure and framework, overall responsibility for the management of CAE’s business, building and maintaining a network of strategic relationships with business leaders, governmental officials and investors, developing and implementing a human resource strategy which develops leadership capabilities, and creating an organizational structure and culture that optimize and sustain high levels of performance. In addition, the CEO is accountable to ensure the establishment and achievement of safety objectives and that CAE complies fully with all applicable environmental regulations, to foster a culture of ethical behaviour for CAE and to promote compliance with CAE’s Code of Business Conduct. The Board Chair is independent Hon. John P. Manley, the current non-executive Chair of the Board, is responsible for ensuring that the Board of Directors discharges its responsibilities independently of management. Correspondence to the Independent Directors may be sent to the attention of the Chair of the Board, by email at shareholder@cae.com or at CAE’s address listed in this Circular. The Board Chair position description (which is available on our website) sets out the Chair’s Board meeting attendance averaged 100% responsibilities and duties in guiding the Board in in FY2020. the fulfillment of their stewardship role, namely: • Represent the Board in discussion with management; • Represent the Board in discussion with third parties; • Generally ensure that the Board functions independently of management; • Chair and encourage free and open discussions at the Board meetings; • Together with the GC, identify guidelines for the selection of, and evaluation of conduct of the Directors; and • Report to Shareholders on behalf of the Board. Processes in place to ensure the Board may function independently of Management The Independent Directors met separately from the President and CEO at each of the meetings of the Board of Directors during FY2020, and at each meeting of the HRC, GC and Audit Committee. At the Board meetings, the Independent Directors’ meetings are chaired by the non-executive Chair; at Committee meetings, by the Chair of that Committee. The Board, its Committees as well as individual Directors are also able to retain and meet with external advisors and consultants at the expense of CAE in appropriate circumstances. In fact, the Board has regular access to information independent of management through the external and internal auditors, as well as independent compensation consultants and independent legal counsel. The Board believes that sufficient processes are in place to enable it to function independently of management. 24 CAE INC. | 2020 | Management Proxy Circular

Section 4 (continued)
Corporate Governance

Delegation to standing Board committees composed entirely of Independent Directors

In order to enable it to effectively fulfill its responsibilities, the Board has established three standing committees currently composed of the following Independent Directors as of the Record Date:

	Governance	Audit	Human Resources
Margaret S. (Peg) Billson	Chair		●
Hon. Michael M. Fortier			Chair
Marianne Harrison		●	
Alan N. MacGibbon		Chair	●
François Olivier	●	●	
Gen. David G. Perkins, USA (Ret.)		●	
Michael E. Roach	●	●	
Andrew J. Stevens	●		●

The nature and scope of authority and responsibility delegated to each standing committee is set forth in the Committee Charters presented in Section 5 – "**Board Committee Reports**" which can also be found on our website under "Corporate Governance" along with each Committee Chair's position description.

The appointment of specific Directors to each of the standing Board Committees is generally intended to reflect the relevance of Independent Directors' skills and experience to the applicable Committee's Charter (refer to Section 3 – "**About the Nominated Directors**" for details about the selection process and criteria).

Orientation and continuing education

New Directors meet with CAE executive officers, including the President and CEO and Vice President, Finance and CFO, to discuss CAE's expectations of its Directors and to discuss CAE business and strategic plans. New Directors also review CAE's current business plan, detailed agendas and materials of previous Board meetings. New Directors of CAE receive a comprehensive reference manual containing all key corporate and Board policies, including the Code of Business Conduct and other relevant materials and executive briefing sessions. All Directors have regular access to senior management to discuss Board presentations and other matters of interest. CAE management and the Governance Committee keep all Directors aware of major developments in corporate governance, important trends and new legal or regulatory requirements. The Board also receives presentations from senior management on CAE's performance and issues relevant to the business of CAE, the industry and the competitive environment in which it operates.

The Governance Committee encourages CAE's Directors to attend conferences, seminars or courses whether they be industry-specific to CAE or relevant to fulfill their role as a Director, the cost of which will be borne by CAE. Also, CAE's Directors are invited to visit CAE's sites, attend industry events and trade shows. In recognition of the rapidly changing technology and competitive environment and emerging markets in our business, the Board requires management to provide an in-depth review of the business segments in which we operate at regularly scheduled meetings, as well as our industry in general. The Board and its Committees are continually updated by management on developments related to corporate governance, Directors' fiduciary duties, changes in law, industry news and other educational material.

Ethical business conduct

CAE has a written Code of Business Conduct that governs the conduct of CAE's Directors, officers, employees, contractors and consultants. The Governance Committee is responsible for reviewing the design and ensuring compliance with CAE's Code of Business Conduct. It also has oversight responsibilities with respect to the implementation of the Code throughout CAE, as well as the handling of issues raised thereunder and the annual attestation of compliance. The Code of Business Conduct is available on the Company's website (www.cae.com). CAE uses Ethicspoint, a third-party whistleblower reporting service, to facilitate reporting of breaches of the Code of Business Conduct and any other misconduct. Apart from any individual reports the Board or its Committees may receive from management or the whistleblower service, the Governance Committee receives a quarterly and an annual report from the Ethics and Compliance Office on CAE's

CAE INC. | 2020 | Management Proxy Circular 25

Section 4 (continued) Corporate Governance management’s compliance with the Code of Business Conduct. Our objectives, management approach and highlights for our Ethics and Integrity pillar of our Corporate Social Responsibility (CSR) are outlined in our CSR report, which is available at www.cae.com/social-responsibility/. Risk management oversight Enterprise risk management is essential to CAE given the size, nature and complexity of its operations. CAE has implemented an Enterprise Risk Management Policy which sets out its framework and processes to ensure that risks are identified, measured, prioritized, managed, and reported proactively and in a manner that is consistent with the expectations of the Board and the interests of CAE’s internal and external stakeholders, including employees, shareholders, clients, and suppliers. Pursuant to our policy: • the Board is accountable for the oversight of risk management of all material risk factors related to CAE’s business, including risks related to ethics and governance, strategy, legislation, finances and operations. This oversight requires the Board and management to establish risk management policies and practices and to ensure that these policies and practices remain adequate, prudent and comprehensive at all times. The Board is accountable for understanding CAE’s key enterprise risks. The Board and its Committees review the key enterprise risks to ensure the adequacy of the risk management process for identifying, assessing and managing such risks. • our business units exercise the daily management of their risks and controls and implement corrective actions to address any process and control deficiencies. • the Vice President, Strategy and Investor Relations provides operational risk oversight in various risk management, compliance, and controllership functions and advises senior management accordingly. • the Audit Committee and senior management provide an appraisal of CAE’s risk management framework, control environment and internal control systems. At the annual strategy session, the Board evaluates CAE’s identified categories of risk. Further, the Board receives updates from the President and CEO and other members of management on enterprise risk throughout the year. In the fourth quarter of FY2020, to monitor and update CAE’s response to the evolving COVID-19 pandemic and its impacts, the Board adapted its routine to reflect the new reality of extreme uncertainty and receives frequent special updates from the President and CEO and other members of management to ensure that CAE successfully navigates through this global pandemic. You can find a more comprehensive discussion of risk management in Section 10 – Business risk and uncertainty of our fourth quarter and year ended March 31, 2020 Management Discussion and Analysis, filed with the Canadian securities commissions, the U.S. Securities and Exchange Commission under Form 6-K, and available on our website (www.cae.com), on SEDAR (www.sedar.com), and on EDGAR (www.sec.gov). Make Corporate social responsibility considerations As a training partner of choice for its customers, CAE is committed to creating a positive societal impact everywhere it operates. Our mission to make civil aviation safer, help defence forces return home safely and make healthcare safer is rooted in the principles of corporate social responsibility (CSR). Our four CSR pillars are: • People and Safety • Ethics and Integrity • Innovation and Customer Experience • Community and Environment Our performance and achievements related to environmental, social and governance (ESG) factors are set out in our Annual Activity and Corporate Social Responsibility report. Our objectives, management approach and highlights for our four CSR pillars are also outlined in this report, which is available at www.cae.com/social-responsibility/. 26 CAE INC. | 2020 | Management Proxy Circular

Section 4 (continued) Corporate Governance Reporting standards Our reporting references the GRI Sustainability Standards of the Global Reporting Initiative (GRI). An independent institution, the GRI provides a globally accepted framework for sustainability reporting across companies and industries. CAE abides by the principles of United Nations Global Compact as a signatory. We have begun to report on the United Nations’ Sustainable Development Goals (SDGs), by identifying five goals to which our corporate strategy and business model are most aligned and by mapping these goals to our material sustainability issues. We intend to continue the process of integrating the SDGs and to report on our progress for the main areas of focus we have identified: Goal 3 – Good health and wellbeing Goal 4 – Quality education Goal 5 – Gender equality Goal 8 – Decent work and economic growth Goal 13 – Climate action CAE’s commitment to the United Nations Global Compact, as well as its considerations of ESG factors are translated in its policies and codes, including the following policies available on CAE’s website: • Anti-corruption Policy; • Code of Business Conduct; • Conflicts Mineral Policy; • Donations and Sponsorships Policy; • Diversity and Inclusion Policy; • Environment, Health and Safety Policy; • Gifts and Entertainment and Business Courtesies Policy; • Human Rights Policy; • Lobbying and Political Contributions Policy; and • Whistleblowing Policy. CAE also reports to the Carbon Disclosure Project and, for the first time in FY2020, we provide Taskforce on Climate-related Financial Disclosures (TCFD) reporting in our Annual Activity and Corporate Social Responsibility report. We have been monitoring the global adoption of the Sustainability Accounting Standards Boards (SASB) disclosure standards and assessing their applicability to our business activities. We intend to begin reporting to the SASB standards for the Aerospace & Defence and Professional & Commercial Services industries in FY2021. Governance and oversight The Board has oversight and the Executive Management Committee (EMC) has responsibility for ESG issues. Such issues are reviewed by the Board, as needed, to allow for review and guidance on strategy and major plans of action, as well as monitoring of implementation and performance against any goals and targets. In addition, the Board has responsibility for reviewing and approving the Annual Activity and CSR report, including the underlying sustainability roadmap, objectives and performance data. From a management perspective, the EMC leads and oversees ESG issues. The EMC guides the various teams and ensures that the appropriate resources and targets are in place and executed. Assessment of Directors by the GC Refer to Section 5 – “Board Committee Reports”. Compensation Refer to Section 5 – “Board Committee Reports – The Human Resources Committee”, Section 6 – “Director Compensation” and Section 7 – “Executive Compensation – Setting Executive Compensation – Role of the HRC”. CAE INC. | 2020 | Management Proxy Circular 27

Section 5 Board Committee Reports The Governance Committee Assists the Board in developing and implementing our corporate governance guidelines, identifying individuals qualified to become members of the Board and determining the composition of the Board and its committees, preparing the Board’s succession plan, determining the Directors’ remuneration, developing and overseeing an assessment process for the Board, and reviewing and recommending for Board approval our corporate policies concerning business conduct, high standards of corporate governance, ethics, corporate social responsibility and human rights. The members of the GC are all Independent Directors and the GC’s charter is available in the governance section of our website at CAE.com. The GC held three meetings in FY2020; aggregate attendance: 100%. M.S. Billson (Chair) F. Olivier M.E. Roach A.J. Stevens The members of the Governance Committee are selected for their experience and knowledge with respect to governance matters generally. Descriptions of Margaret S. (Peg) Billson’s and Andrew J. Stevens’ credentials and past experience can be found in the subsequent Human Resource Committee report. Descriptions of François Olivier and Michael E. Roach’s credentials and past experience can be found in the subsequent Audit Committee report. Highlights for FY2020 • The GC considered several possible candidates identified by an external recruitment firm for nomination to the Board to maintain the required skills and diversity profile of the Board in contemplation of the retirement of Gen. Norton Schwartz, USAF (Ret.) and considered and recommended the candidacy of Gen. David G. Perkins, USA (Ret.) for nomination to the Board. • The GC oversaw changes to the composition of Committees including as a result of Gen. Schwartz’s retirement from the Board and the appointment of Gen. Perkins. • The GC reviewed and approved amendments to CAE’s Code of Business Conduct and the Internal Reporting/Whistleblowing policies as well as the Business Courtesies, Insider Trading, Anti-Hedging and Continuing Education policies. • An Annual Board of Directors and Governance Committee Performance Review survey was carried out; the overall results continue to be positive and reinforce strong levels of support and engagement. • The GC reviewed the level of compensation of Directors and recommended changes for approval by the Board with effect as of January 1, 2020. However, during FY2021, considering the several measures implemented by CAE to protect its financial position and preserve liquidity in response to the impact of the COVID-19 pandemic, the Board decided to defer the changes in Board compensation approved in FY2020 to a later date and agreed to maintain the status quo. • The GC reviewed and recommended for approval to the Board amendments to the Corporate Governance Guidelines to allow directors to receive a portion of his or her compensation in DSUs and/or in cash prior to the minimum share ownership levels being attained, from the initial date of election of the director to the Board and to include a five-year window to attain the minimum share ownership levels. • The GC reviewed and approved revisions to the Governance Committee Charter and Work Plan Checklist and recommended these modifications for approval by the Board. 28 CAE INC. | 2020 | Management Proxy Circular

Section 5 (continued) Board Committee Reports Following fiscal year end 2020, in May 2020 the GC reviewed and agreed to recommend for approval by the Board amendments to CAE’s Diversity Policy to broaden its scope by expressly enumerating women, Aboriginal peoples, persons with disabilities and members of visible minorities, as defined in the Employment Equity Act (Canada), among the diverse groups which are the focus of the Diversity Policy, to reiterate the target of 30% women director representation by 2022 and include a new target that women should represent at least 30% of executive officers by 2022. In FY2020, the GC’s Charter was amended to include oversight over CSR strategy and reporting. In May 2020, the GC received its first official CSR report from management. Continuing Education In addition to access through the Board’s website to an evergreen supply of current research and analysis, news reports and academic studies on best governance and compensation practices and other aspects of board and fiduciary responsibilities and use of research and educational tools, the following activities were conducted in FY2020 to ensure that all required educational resources are available to Directors to properly discharge their responsibilities: • Quarterly updates from management on CAE’s compliance with such matters as anti-corruption, corporate policies and procedures, the use of foreign representatives, ethics in the workplace, export control laws and data protection and privacy; and • Numerous presentations on CAE’s markets, technology, industry developments and other educational material. Other Board commitments and Interlocks Policy The following policy applies to all Directors: (a) No more than two Directors should serve on the same outside public board or outside board committee, unless otherwise agreed by the Board. (b) Directors who are employed as chief executive officers, or in other senior executive positions on a full- time basis with a public company, should not serve on the boards of more than two public companies in addition to CAE’s Board. (c) Directors who: (i) have full time employment with non-public companies, (ii) have full-time employment with public companies but not as CEO, or (iii) do not have full time employment, should not serve on the boards of more than four public companies in addition to CAE’s Board. (d) The President and Chief Executive Officer of CAE should not serve on the board of more than one other public company and should not serve on the board of any other public company where the chief executive officer of that other company serves on the CAE Board. (e) Prior to accepting any additional public company board of directors’ appointment, a Director must first disclose the proposed appointment for review by the Governance Committee and the Chair of the Board. Board evaluation process The Governance Committee has the mandate and responsibility to review, on an annual basis, the performance and effectiveness of the Board as a whole and each individual Director. The Chair of the Governance Committee annually approves and distributes a comprehensive questionnaire to each member of the Board regarding various aspects of Board and individual performance. The questionnaire covers a wide range of issues, including the operation and effectiveness of the Board and its committees, the level of knowledge of the Directors relating to the business of CAE and the risks it faces, and the contribution of individual Directors, and allows for comment and suggestions. The Chair of the Governance Committee compiles responses to the questionnaire and prepares a report to the Governance Committee which provides a report to the full Board. The Governance Committee may then recommend changes based upon such feedback to enhance Board performance or refer any areas requiring follow-up to the relevant committees. In addition to the foregoing, each Director individually meets with the Chair of the Board at least once annually to discuss his or her individual performance and the performance of the Board as CAE INC. | 2020 | Management Proxy Circular 29

Section 5 (continued) Board Committee Reports a whole. As well, the Chair of the Board’s performance is evaluated and assessed through one-on-one meetings between each Director and the Chair of the Governance Committee. Both the Chair of the Board and the Chair of the Governance Committee then report back to the full Board. Review of Board members’ compensation As a review of the Board compensation is scheduled every second year, with the last changes to compensation having been made with effect as of January 1, 2018, the GC reviewed in FY2020 with the assistance of the Board’s compensation consultants, Hugessen Consulting Inc., the level of compensation of Directors using an updated CAE peer group and recommended changes for approval by the Board with effect as of January 1, 2020. However, in FY2021, CAE implemented several flexible measures to protect its financial position and preserve liquidity, including strict cost containment measures in response to the impact of the COVID-19 pandemic and the Board decided to defer the changes in Board compensation approved in FY2020 to a later date and agreed to maintain the status quo. Resolution of complaints under the Code of Business Conduct The Governance Committee is kept apprised of every report filed with the independent third party responsible for receiving any complaints under CAE’s Code of Business Conduct, as well as of relevant complaints received by CAE senior management. The GC is regularly informed of the resolution of such complaints (as is the Chair of the Audit Committee where misconduct relating to financial accounting, books and record keeping, fraud or similar financial impropriety is alleged) and of the results of the annual certification process for CAE employees under CAE’s Code of Business Conduct. Diversity initiatives In May 2015, following the GC’s recommendation, the Board adopted the Diversity Policy. The Diversity Policy was amended in 2018 and again on May 22, 2020 in order to broaden its scope by expressly enumerating women, Aboriginal peoples, persons with disabilities and members of visible minorities, as defined in the Employment Equity Act (Canada) (collectively, “Designated Groups”), among the diverse groups which are the focus of the Diversity Policy. The Diversity Policy confirms the guiding principle that the Board will nominate Directors and appoint executive officers based on merit and the needs of CAE at the relevant time, and, that CAE is strongly committed to finding the best people to serve in such roles. The Diversity Policy also recognizes that diversity helps ensure that (a) Directors and executive officers provide the necessary range of perspectives, experiences and expertise required to achieve effective stewardship and management of CAE, and (b) a variety of differing perspectives are considered in addressing issues, while providing a greater likelihood that proposed solutions will be robust and comprehensive. CAE believes that diversity is an important attribute of a well-functioning Board and an effective team of executive officers. The Diversity Policy provides that: • in identifying potential candidates to serve on the Board, the Governance Committee will (a) consider only candidates who are highly qualified based on their talents, experience, expertise, character and industry knowledge, (b) take into account criteria that promote diversity, including, but not limited to, gender, age, race, national or ethnic origin and disability, (c) endeavour to use any available network of organizations and associations that may help identify diverse candidates, and (d) in order to support CAE’s commitment to all aspects of diversity, consider the level of representation of women and other Designated Groups on the Board; and in identifying potential candidates for appointment as President and CEO and for other executive officer positions, the Human Resources Committee and the President and CEO, respectively, will (a) consider individuals from a variety of backgrounds and perspectives with the Company’s diversity objectives in mind, and (b) consider the level of representation of women and members of other Designated Groups in executive officer positions. In order to ensure that the Diversity Policy is appropriately implemented and to measure its effectiveness, at least annually: • the Governance Committee will assess and report to the Board regarding the efficacy of the Director nomination process at achieving the Company’s diversity objectives; and 30 CAE INC. | 2020 | Management Proxy Circular

Section 5 (continued) Board Committee Reports • the President and CEO will assess and report annually to the Human Resources Committee regarding the efficacy of the executive officer appointment process at achieving the Company’s diversity objectives. In May 2018, the Board, on the recommendation of the GC, updated the Diversity Policy, and adopted a target that women represent at least 30% of Directors by 2022. In May 2020, the Board, on the recommendation of the Governance Committee, amended the Diversity Policy by adopting a target that women represent at least 30% of executive officers by 2022. The policy was also updated to reflect that the Board seeks gender parity, with the target for Director representation continuing to be at least 30% women and at least 30% men by 2022. The Company has not established a target regarding the number of visible minorities, persons with disabilities, or Aboriginal people on the Board due to the small size of this group and the need to carefully consider a broad range of criteria, most importantly, the appropriate matching of business needs to drive long term value for our stakeholders and the proven skills and capabilities of new appointees. However, CAE recognizes that diversity is an essential consideration in the selection process for any Board candidates and the succession plan is being monitored to ensure the fair representation of Designated Groups among this group. Also, the Company has set a target for women only on the executive team at this time and not for any other members of Designated Groups as CAE determined to make this a priority and is working on programs and processes that clearly support women’s career development and a better gender balance. Our target aligns with CAE’s Diversity & Inclusion initiative to foster an inclusive, gender-diverse, bias-free environment and strengthen the representation and development of women in leadership positions. Furthermore, CAE received in 2019 the Bronze-level of the Parity Certification by Women in Governance for its efforts in promoting gender parity in the workplace and was selected for 2019 Bloomberg Gender-Equality Index setting a new standard of transparency as a core part of a company’s commitment to gender equality. CAE’s Diversity and Inclusion commitments, human resources practices and processes and other diversity initiatives constitute concrete steps in ensuring that CAE’s talent pool of senior executive officers and managers is properly developed and candidates from all Designated Groups are actively sought, beyond the gender diversity target. As at June 16, 2020, two (2) out of ten (10) Directors (i.e. 20%) and four (4) out of eleven (11) members of our Executive Management Committee (i.e. 36%) were women. No (0%) Aboriginal peoples, persons with disabilities nor members of visible minorities were represented on the Board. With respect to our executive officers, one (1) of eleven (11) members of our Executive Management Committee (i.e. 9%) was a member of visible minorities. No (0%) Aboriginal peoples nor persons with disabilities held executive officer positions. The foregoing disclosure about diversity is derived from information provided by the Directors and executive officers. In accordance with privacy legislation, such information was collected on a voluntary basis, and where a particular individual chose not to respond, CAE did not make any assumptions or otherwise assign data to that individual. CAE INC. | 2020 | Management Proxy Circular 31

Section 5 (continued) Board Committee Reports The Audit Committee Assists the Board in its oversight of the integrity of our consolidated financial statements, compliance with applicable legal and regulatory requirements, the independence, qualifications and appointment of the external auditors, the performance of both the external and internal auditors, management’s responsibility for assessing and reporting on the effectiveness of internal controls and our enterprise risk management processes. Also see our Annual Information Form for the year ended March 31, 2020 (which you can access on our website at CAE.com, on SEDAR at sedar.com and on EDGAR at sec.gov), for information about the Audit Committee, including its mandate and Audit Committee policies and procedures for engaging the external auditors. All members of the Audit Committee are Independent Directors. Alan N. MacGibbon, and Marianne Harrison have been determined by the Board to be the Audit Committee financial experts. In addition, the Board, in its judgment, has determined that each other member of the Audit Committee is financially literate. The Charter of the Audit Committee is available in the governance section of our website at CAE.com. The Audit Committee held four meetings in FY2020; aggregate attendance: 100%. A.N. MacGibbon (Chair) M. Harrison F. Olivier Gen. D.G. Perkins, M.E. Roach USA (Ret.) The members of the Audit Committee are selected for their experience and knowledge with respect to financial reporting, internal controls and risk management. Below are details of committee members’ career highlights that make them qualified and effective Audit Committee decision-makers: Alan N. MacGibbon, Chair of the Audit Committee, brings a wealth of financial expertise to the committee. He was formerly the Managing Partner and Chief Executive of Deloitte LLP (Canada), a member of Deloitte’s Board of Directors, and a member of the Executive and Global Board of Directors of Deloitte Touche Tohmatsu Limited. Mr. MacGibbon is a Chartered Professional Accountant and a Fellow of the Ontario Institute of Chartered Professional Accountants. Marianne Harrison is a Chartered Accountant with extensive financial expertise, cumulating many years of experience in the leadership positions of various financial institutions. Ms. Harrison currently serves as President and Chief Executive Officer of John Hancock Life Insurance Company and is also a member of the Executive Leadership Team of Manulife Financial Corporation. She previously acted as President and Chief Executive Officer of Manulife Canada and had been Chief Financial Officer of Wealth Management at TD Bank Group. Ms. Harrison was elected a Fellow of the Profession, the highest designation for professional achievement conferred by the Chartered Professional Accountants of Ontario. François Olivier has significant experience in driving profitable business growth through M&A and in managing large-scale manufacturing operations, in particular as President and Chief Executive Officer of publicly traded company Transcontinental Inc. Mr. Olivier holds a B.Sc. from McGill University and is a graduate of the Program for Management Development at Harvard Business School. 32 CAE INC. | 2020 | Management Proxy Circular

Section 5 (continued) Board Committee Reports Gen. David G. Perkins, USA (Ret.) has significant strategy and leadership experience that he acquired during its 38-year involvement with the United States Army. His last assignment was commander of the United States Army Training and Doctrine Command (TRADOC) which is responsible for designing, developing, building and constantly improving the US Army which is one of the largest, with over 1.2 million people, and most complex organizations in the world. Michael E. Roach served as President and Chief Executive Officer of CGI Group Inc. for 10 years and has extensive international leadership experience in consulting and technology-focused companies. Mr. Roach holds a Bachelor of Arts in Economics and Political Science, as well as an Honorary Doctorate in Business Administration from Laurentian University in Sudbury, Ontario. Highlights for FY2020 • The committee reviewed the internal audit plan and quarterly internal audit reports. • The committee reviewed the impact and the application of IFRS 16 which became effective on a modified retrospective approach in FY2020. • Throughout the past year, the committee reviewed, with and without management present, the results of PwC’s communications with CAE required by generally accepted auditing standards. • The committee reviewed in detail quarterly interim financial information and earnings press releases before their public release. • The committee also reviewed and recommended approval to the Board of the quarterly MD&A, the press releases for the quarterly results and declaration of dividend. • The committee reviewed the MD&A and audited consolidated financial statements of CAE prepared by management for the fiscal year ended March 31, 2019 with management and PwC, and thereafter recommended that they be approved and filed with the Autorité des marchés financiers and the SEC. • The committee reviewed the processes involved in evaluating CAE’s internal controls and oversaw the compliance process related to the certification and attestation requirements of SOX and related SEC rules, as well as of the rules relating to audit committees and certification of financial information adopted by the CSA. • The committee also reviewed export controls, fraud review processes, litigation, securities and exchanges compliance, information technology and cyber security risks, insurance coverage, capital structure, financing activities and treasury, tax compliance and IFRS accounting standard changes. • The committee reviewed amendments to the Enterprise Risk Policy and recommended these modifications for approval by the Board. Following fiscal year end 2020, in May 2020, the committee also reviewed the level and adequacy of disclosure as a result of the COVID-19 pandemic. CAE INC. | 2020 | Management Proxy Circular 33

Section 5 (continued) Board Committee Reports The Human Resources Committee Assists the Board of Directors in its oversight responsibilities relating to compensation, nomination, evaluation and succession of the President and CEO, other officers and management personnel; oversees the Company’s environment, health and safety and aviation safety policies and practices, pension plan administration and pension fund investments, and management development and succession planning. All members of the HRC are Independent Directors. The charter of the HRC is available in the governance section of our website at CAE.com. The HRC held five meetings in FY2020, aggregate attendance: 100%. Hon. M.M. Fortier (Chair) M.S. Billson A.N. MacGibbon A.J. Stevens The HRC is responsible to oversee the Company’s executive compensation programs and succession planning. We constantly ensure that members of the HRC have the experience and knowledge to fulfill this role. Below are details of committee members’ career highlights that make them qualified and effective HR decision-makers: • The Honourable M. M. Fortier, Chair of the HRC, as past Chair of the Human Resources and Compensation Committee of Aimia Inc. and as past Minister of Public Works and Government Services, Minister of International Trade and Minister responsible for Greater Montréal for the Canadian Government, has extensive experience dealing with human resources and compensation matters in both corporate and government entities. • Margaret S. (Peg) Billson has extensive managerial experience within the aerospace sector. This managerial experience has provided her with significant insight into human resources and compensation issues encountered by companies conducting business within the aerospace sector. • Alan N. MacGibbon was Managing Partner and Chief Executive of Deloitte LLP Canada from 2004 to 2012, a professional services firm with over 8,500 partners and employees. Mr. MacGibbon served on the Executive and Global Board of Directors of Deloitte Touche Tohmatsu Limited from 2004 to 2012 and as Global Managing Director, Quality, Strategy and Communications from June 2012 to December 2013. Mr. MacGibbon also serves as a director of TD Bank. In these roles, Mr. MacGibbon has dealt extensively with human resources and compensation issues. • Andrew J. Stevens, as past CEO of a public company and a board member of Canadian and international companies, has extensive experience in compensation matters at both the executive and employee levels in a corporate environment. As past CEOs and/or government leaders/managing directors, all members of the HRC possess the financial knowledge required in order to assess and determine the applicability of measures and targets utilized in determining variable compensation and assessing executive performance against targets and overall Company performance. Highlights for FY2020 Talent management In FY2020, CAE continued to invest in its Talent and refine the execution of its leadership initiatives throughout the Company. An increased focus was directed towards the identification and development of current and future women leaders across CAE as part of our Dare program, which is a global development 34 CAE INC. | 2020 | Management Proxy Circular

Section 5 (continued) Board Committee Reports program encompassing 30 women leaders and individual contributors, designed to enhance their leadership skillsets. The intention of the program is to support the development of the participants and to create the awareness, tools and infrastructure to support the Company’s goals to increase the level of women representation in leadership positions. CAE continues to drive progress in respect of our Diversity and Inclusion (D&I) initiative. Related to the D&I efforts, we launched three global employees resource groups (ERG): Women in Aviation, Parents of children with Special needs and LGTBQ+ to cater to the needs of these employees. We launched Unconscious Bias Training to help leaders and employees be aware of their bias in the workplace and how these unconscious biases can impact how they execute their responsibilities. We further advanced gender parity within leadership roles and look to further facilitate development opportunities for key talent across the organization. We furthered our efforts to embed inclusion in our Talent and Leadership reviews by training leaders to recognize biases during their talent discussion and succession planning. Through its commitment to leadership development, the Company continued to move and develop some of its key talents into development roles within various business units and regions, serving to develop these individuals and further strengthen leadership in identified areas. In support of this effort, we developed and launched the Leap development initiative. The Leap program is designed to develop our future Training Centre leaders, to ensure a pipeline of leaders available to support our growth in training services. The program is global and the first cohort of 11 participants was launched this year. In FY2020, investments in digitalizing the Talent and Leadership Reviews were made along with investment in a new platform to support effective performance management. The Company will continue to develop high potential individuals using systematic psychometric assessment to provide focused development plans. These actions will support the HRC’s oversight of the Company’s efforts to ensure the effective development of CAE’s future executive leaders so that a sufficient leadership and talent pipeline is in place to meet the Company’s future needs. Executive compensation The HRC also conducted a compensation risk assessment with the assistance of its independent compensation consultant to identify potential risks associated with CAE’s compensation programs, practices and policies. The assessment concluded that the risks are reasonably unlikely to have a material adverse effect on the Company. Health and safety In FY2020, CAE continued to demonstrate its commitment to the Health and Safety of its employees by issuing a new Global Environment, Health and Safety (EH&S) policy which now integrates the environment and health & safety into one policy. This unification aligns with our vision and reinforces EH&S as a key element of CAE’s business strategy. Our FY2020 safety performance remained similar, with an Injury Frequency rate (IFR) of 0.52 compare to an IFR of 0.54 in FY2019. Of note, the events reported occurred over a greater number of sites, an indicator that our reporting culture is progressing well. Employees are becoming increasingly aware of the importance of incident reporting, and more and more familiar with CAE’s Global EH&S policy – our compliance-based software solution we implemented in FY2019. In FY2020, we attached great importance to incidents that have the potential to result in fatality or permanent injury. Part of the actions coming from the learning of incident investigations, we implemented a Contractor Management program to better supervise the execution of work and improve risk management performed by contractors. Deployment started in Montreal manufacturing and field installations. Program implementation will continue incrementally at all CAE sites. At the end of deployment, all contractors doing business with CAE must have met our requirements and demonstrated compliance. FY2020 was also impacted by COVID-19, especially during the month of March. CAE developed many protocols providing guidance to our sites to ensure our activities remain safe for all employees, customers, visitors and contractors. As part of that, each site had to implement personal equipment, physical barriers to ensure physical distancing, disinfection and good hygiene practices. CAE INC. | 2020 | Management Proxy Circular 35

Section 5 (continued) Board Committee Reports Aviation Safety Programs In FY2020 CAE’s aviation safety program has continued to evolve. Our enterprise-wide electronic Safety Management System (SMS) was fully deployed and delivering on our expectations. Both Civil and Defence Aviation Safety Teams have continued to work together as One CAE Aviation Safety team, at our second Global Aviation Safety Conference that took place at CAE Oxford flight school in the UK. The teams combined event facilitates sharing best practices with stakeholders across all of our live aviation training centres. Presentations were made to the HRC in terms of progress to identified safety performance targets, incident investigations and related actions and on-going program initiatives, such as initiating an Aviation Recognition Program, working using data analytics to enable us to be more proactive in our approach to aviation safety, and the addition of a Global Aviation Maintenance Safety Manager. Major activities and topics covered by the HRC are detailed on a by-meeting basis in the calendar below: Regular Meetings Agenda Review of: • Proxy circular • President and CEO FY2019 performance and FY2020 objectives • Annual HRC self-evaluation • Environment, Health and Safety • Executive compensation risk assessment May 2019 • Stock options legislation update Approval of: • STIP, LTIP awards and merit increases for the President and CEO’s direct reports • Payouts under FY2019 STIP and Performance Share Unit grant awarded in FY2017 • FY2020 annual compensation plan • President and CEO objectives for FY2020 Review of: • FY2020 Talent and Leadership Review • Diversity Program • STIP update August 2019 • Retirement and savings plans • Proxy advisory reports • Environment, health and safety • Stock options legislation update • Change of Control Provisions Review of: • FY2021 STIP and LTIP design • STIP update • Executive Share ownership guidelines status • Labour relations update November 2019 • Independence letter from the Board’s compensation consultant • Environment, health and safety • Aviation Safety Program Review Approval of: • Revised Comparator Group Review of: • Environment, health and safety • Talent and leadership update (Talent and Leadership review diversity and inclusion, Key Succession Talents) • STIP update February 2020 • FY2021 STIP and LTIP design • Review of HRC mandate and workplan • Glass Lewis and ISS updates and trends and FY2020 proxy preparation Approval of: • FY2021 proposed LTIP design • Change of Control Provisions 36 CAE INC. | 2020 | Management Proxy Circular

Section 6 Director Compensation This section provides information pertaining to the compensation, Share ownership and Share ownership requirements of our non-employee Directors. Our compensation program for non-employee Directors has the following objectives: • Attract and retain highly qualified, committed and talented members of the Board with an extensive and relevant breadth of experience; and • Align the interests of Directors with those of our Shareholders. The Board sets the compensation of non-employee Directors based on recommendations from the Governance Committee. The Governance Committee reviews every second year the compensation of non-employee Directors and recommends to the Board such adjustments as it considers appropriate and necessary to recognize the workload, time commitment and responsibility of the Board and committee members and to remain competitive with Directors’ compensation trends. Any Director who is also an employee of the Company or any of its subsidiaries does not receive any compensation as a Director. As planned, the Governance Committee reviewed during FY2020 the level of compensation of Directors and recommended changes for approval by the Board with effect as of January 1, 2020. However, during FY2021, considering the several measures implemented by CAE to protect its financial position and preserve liquidity in response to the impact of the COVID-19 pandemic, the Board decided to defer the changes in Board compensation approved in FY2020 to a later date and agreed to maintain the status quo. Effective January 1, 2018, Directors’ all-inclusive fees were set as follows: Position Annual Fee Form of Payment • $142,500 in DSUs Board Chair $310,000 • $167,500 in cash or DSUs at Director’s election • $104,500 in DSUs Board Member $167,000 • $62,500 in cash or DSUs at Director’s election Board Committee Chair 1 $25,000 • Cash or DSUs at Director’s election Board Committee Member $10,000 • Cash or DSUs at Director’s election 1 The Governance Committee chair compensation is of $20,000. Committee Chairs do not receive additional compensation for Committee membership. The Board believes the all-inclusive annual flat fee (in lieu of retainers and attendance fees) compensate Directors fairly and equitably for the risks, time commitment and responsibilities involved in being effective Directors. CAE INC. | 2020 | Management Proxy Circular 37

Section 6 (continued) Director Compensation Director compensation benchmarking and comparator group To benchmark Directors’ compensation, the Governance Committee uses the same comparator group of companies as that used to benchmark NEOs’ compensation. This comparator group comprises Canadian and U.S. publicly-listed companies that have relevance • Same comparator group as for NEOs. to CAE in terms of head office location, market • Director comparator group last reviewed segment or business activities, revenue and and adjusted in FY2020. market capitalization. The comparator group was reviewed in FY2020 • Directors are paid a flat all-inclusive as adjustments were made to account for fee to reflect responsibilities, time merger and acquisition activities and to ensure it commitment and risks related to being continues to reflect CAE’s employment market and effective Directors. financial results. Refer to Section 7 – “Executive Compensation” of this Circular for the companies included in CAE’s latest Comparator Group and detailed selection criteria. Non-Employee Directors’ Deferred Share Unit Plan (Directors’ DSU Plan) A DSU is equal in value to one Common Share of CAE and accrues additional units in an amount equal to each dividend paid on Common Shares. DSUs earned by non-employee Directors vest immediately but are only redeemable after termination of the Director’s service with CAE. Payment in cash is then made based on the market value of the equivalent number of Common Shares, net of tax and any other applicable withholdings. Minimum shareholding requirements Directors are required to own the equivalent of three times the annual Board base retainer in the form of Common Shares and/or DSUs. The • Minimum shareholding requirements align required holding must be acquired over a five- Directors’ and Shareholders’ interests. year period from the initial date of election of the • Equal to three times the annual Board director to the Board. base retainer. A non-employee Director is not, once the minimum Common Share and/or DSU ownership target is • The required holding must be acquired over reached, obligated to acquire more Shares or DSUs a five-year period from the initial date of if the value of his/her investment in CAE drops due election of the director to the Board to stock market fluctuations. Risk mitigation As per the terms of the DSU Plan, the rights and interests of a Director in respect of the DSUs held in such participant’s account are not transferable or assignable other than for specific cases of legal succession. CAE maintains Directors’ and officers’ liability insurance for its Directors and officers, as well as those of its subsidiaries as a group. Anti-Hedging Policy The policy provides that no Director or CAE executive (defined to include senior officers and vice-presidents) may, at any time, purchase or otherwise enter into financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of monetizing equity awards or hedging or offsetting a decrease in the market value of any CAE securities, including but not limited to DSUs. 38 CAE INC. | 2020 | Management Proxy Circular

Section 6 (continued)

Director Compensation

Directors' compensation table

The following table summarizes compensation earned by non-employee Directors of CAE during FY2020:

Name	Total Fees Earned ($)	Paid in Cash ($)	Paid in DSUs ($)[1]
Margaret S. (Peg) Billson	193,290	–	193,290
Hon. Michael M. Fortier	192,000	–	192,000
Marianne Harrison[2]	111,339	–	111,339
Alan N. MacGibbon	202,000	–	202,000
Hon. John P. Manley	310,000	–	310,000
François Olivier	187,000	–	187,000
Michael E. Roach	183,290	–	183,290
Andrew J. Stevens	190,710	–	190,710
Gen. Norton A. Schwartz, USAF (Ret.)[3]	136,540	–	136,540
Katharine B. Stevenson[3]	69,371	–	69,371

1 Represents the value of DSUs determined based on the grant date fair value of the award in accordance with accounting standards. The value of each unit is set to CAE's closing Share price on the date of grant.

2 Marianne Harrison joined the Board on August 14, 2019.

3 Katharine B. Stevenson and Gen. Norton A. Schwartz, USAF (Ret.) ceased service as Directors on August 14, 2019 and January 2, 2020 respectively.

Directors' share-based awards

The following table shows for each non-employee Director the number of DSUs outstanding at the beginning of the fiscal year ended March 31, 2020, the number and the value of the DSUs that vested during such year, and the number and the value of all outstanding DSUs as at March 31, 2020. The non-employee Directors are not eligible to receive stock options or other option-based awards.

	Share-based Awards				
Name	Number of DSUs at the Beginning of FY2020 (#)	Number of DSUs Vested During the Year[1] (#)	Value Vested During the Year[2] ($)	Number of DSUs at the End of FY2020 (#)	Market Value of DSUs not Paid Out or Distributed[3] ($)
Margaret S. (Peg) Billson	29,561	7,415	206,978	36,976	657,812
Hon. Michael M. Fortier	66,419	7,916	221,618	74,335	1,322,421
Marianne Harrison	–	4,418	111,629	4,418	78,591
Alan N. MacGibbon	34,679	7,782	217,954	42,461	755,389
Hon. John P. Manley	117,984	12,948	362,464	130,932	2,329,272
François Olivier	14,847	6,937	194,314	21,784	387,540
Michael E. Roach	9,471	6,746	188,250	16,217	288,492
Gen. Norton A. Schwartz, USAF (Ret.)[4]	4,146	4,027	138,300	–	–
Andrew J. Stevens	61,100	7,763	218,038	68,863	1,225,080
Katharine B. Stevenson[4]	117,744	2,756	94,517	1,073	19,092

1 Represents the number of DSUs each non-employee Director earned during FY2020, including additional DSUs equivalent in value to the dividends paid on the Common Shares credited in-year, rounded to the nearest whole number. The DSUs vest immediately but are redeemable and paid out only after the non-employee Director ceases to be a Director of CAE in accordance with the terms of the Directors DSU Plan.

2 The value was determined by multiplying the number of DSUs, including additional DSUs equivalent in value to the dividends paid on the Common Shares credited in-year, by the closing prices of the Common Shares on the TSX on the respective dates of each grant. The DSUs are granted at the end of each quarter.

3 The market value of the DSUs was determined by multiplying the number of all DSUs vested but not paid out or distributed, including additional DSUs equivalent in value to the dividends paid on the Common Shares credited in-year, as at March 31, 2020 by the closing price of the Common Shares on the TSX on March 30, 2020, which was $17.79. Numbers containing fractions have been rounded up for calculation purposes.

4 Katharine B. Stevenson and Gen. Norton A. Schwartz, USAF (Ret.) ceased service as Directors on August 14, 2019 and January 2, 2020 respectively.

CAE INC. | 2020 | Management Proxy Circular 39

Section 7 Executive Compensation Compensation Discussion and Analysis This section describes our compensation philosophy, policies and programs, and provides the details with respect to the compensation awarded to our Named Executive Officers in FY2020. For FY2020, our NEOS were: • Marc Parent, President and Chief Executive Officer • Sonya Branco, Vice President, Finance and Chief Financial Officer • Gene Colabatistto 1, Former Group President, Defence and Security • Nick Leontidis, Group President, Civil Aviation Training Solutions • Rekha Ranganathan, President CAE Healthcare • Mark Hounsell, General Counsel, Chief Compliance Officer and Corporate Secretary 1 Mr. Colabatistto retired on December 31, 2019. FY2020 CAE Performance Highlights In FY2020, CAE delivered a strong financial performance, with double-digit year-over-year revenue growth. The results continue to validate our training strategy and represent an important step in our pursuit to be the Recognized Global Training Partner of Choice. Testament to our strong position is CAE’s Civil segment performance, which exceeded our annual outlook. In Defence and Healthcare, we achieved modest revenue growth. All our business units were negatively impacted from the COVID-19 pandemic in the fourth quarter of 2020. The COVID-19 pandemic has created unprecedented uncertainty in the global economy, the global air transportation environment and air passenger travel all of which are critical to CAE’s business. CAE Management has taken a series of strong measures to mitigate the financial impact of the pandemic on the Company. Additionally, the HRC approved changes to CAE compensation programs for FY2020 and FY2021 as described under Section 7 – “Modifications to Compensation Programs in Response to the COVID-19 Pandemic”. The following chart outlines CAE’s strategy and highlights in relation to FY2020 achievements. In FY2020, our strategy for capital and other resource allocation decisions was guided by four overarching strategic imperatives designed to enable us to be the recognized global training partner of choice: • Delight customers • Create value • Drive innovation • Bolster talent Strategic Priority CAE’s Key Achievement • In Civil, we launched CAE’s Courseware Centre of Excellence (CoE) to continue Delight to support our customers with the most innovative courseware materials and Customers methods of delivery. • In Civil, we delivered over one million hours of training. • We delivered a more standardized best-in-class customer experience across segments. • We exceeded all customer satisfaction metrics, reflecting continuous improvement in quality and on-time delivery. • We elevated CAE’s customer journey with the launch of two product offerings and the acceleration of the Digital transformation team, adding new key talent and skills. 40 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation Strategic Priority CAE’s Key Achievement • Year-over-year revenues increased by 10% to a record $3.6 billion. Create • Delivered strong Order Intake 1 of $3.8 billion and Backlog 1 of $9.5 billion. Value • 56 Civil full-flight simulators delivered to customers. • Annual Segment Operating Income before specific items 1 grew by 21% to $590M. • Annual EPS before specific items 1 grew by 7% to $1.34 and Return On Capital Employed (ROCE) before specific items 1 of 10.7%. • Strong financial position maintained with a net debt 1 to total capital ratio of 47.8%. • Multiple long-term partnerships signed in fiscal 2020 including: JetSmart, Jet Aviation, TAG Aviation, Air Canada and easyJet. • Concluded a 15-year exclusive business aviation training services agreement with Directional Aviation Capital and the acquisition of a 50% stake in SIMCOM Holdings, Inc. (SIMCOM joint venture), an operator of a wide range of jet, turboprop and piston powered aircraft simulators and training devices. • Successfully integrated Bombardier Business Aviation Training (BBAT) and Pelesys. • Defence expanded E-series customer base to BAE and Leonardo with first 15 systems awarded. Also awarded 3 new C-130J Full Flight Simulators. • CAE Healthcare broadened its market reach by expanding its sales force. • Delivered next generation flight training devices (600XR) and CAE’s new 3D Drive visual system. Innovation • CAE RiseTM customer base growing in Civil and introduced for Defence. • Implemented our digital strategy to enhance our customer experience and leverage the latest learning technologies. Deployed Augmented and Virtual Reality-based solutions in Defence and Mid-Fidelity products in Healthcare. • Launched a Training Centre Leader Development Program with a first cohort Bolster of 11 candidates. Talent • Launched a global Diversity & Inclusion initiative, with an initial focus on gender to build awareness, create policies and practices to support our Diversity & Inclusion efforts, eliminate bias and champion the identification, development and promotion of women leaders. • Retained 98% of high potentials and leaders identified in key areas. • Advanced our Employee Wellness effort that resulted in an improvement in employee sense of well-being and well-being metrics since the launch of the initiative. • Further strengthened our Digital Transformation team, attracting key talent with new skill sets including tripling the number of Data Scientists on the team representing a significant new series of skills to help support our customer journey. 1. Order intake is a non-GAAP measure that represents the expected value of orders we have received. Total backlog is a non-GAAP measure that represents expected future revenues and includes obligated backlog, joint venture backlog and unfunded backlog and options. Net debt is a non-GAAP measure we use to monitor how much debt we have after taking into account cash and cash equivalents. We use it as an indicator of our overall financial position, and calculate it by taking our total long-term debt, including the current portion of long-term debt, and subtracting cash and cash equivalents. Net debt-to-capital is calculated as net debt divided by the sum of total equity plus net debt. Segment operating income before specific items is a non-GAAP measure and is the sum of our key indicators of each segment’s financial performance. Return On Capital Employed before specific items is a non-GAAP measure and is used to evaluate the profitability of our invested capital. CAE INC. | 2020 | Management Proxy Circular 41

Section 7 (continued) Executive Compensation EPS Before Specific Items 1 Revenues (in $Billion) $�.3� $3.6 $�.2� $3.3 +7% +10% FY20�� FY2020 FY20�� FY2020 Share Price Backlog 1 (in $Billion) $2�.6� �.� �.� Stable $�7.7� -40% FY20�� FY2020 FY20�� FY2020 Segmented Operating Income Before Specific Items 1 (in $Million) $��0.� $�87.� +21% FY20�� FY2020 1. The terms “EPS before specific items”, “Segment Operating Income before specific items” and “Backlog” are non-GAAP financial measures and do not have any standardized meaning under IFRS. Therefore, they are unlikely to be comparable to similar measures presented by other issuers. Refer to the section “’Non-GAAP and other financial measures” in our fourth quarter and year ended March 31, 2020 MD&A for more details. A significant decline in share price was observed in the last month of FY2020 due to the global effect of the COVID-19 pandemic and the resulting impact on the stock market, with a closing share price of $17.79 on March 31, 2020. With an all-time high share price of $42.00 in February 2020, CAE stock price had achieved an increase of 42% prior to the impact due to the Covid 19 pandemic when compared to FY2019. 42 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation Compensation Objectives Much of CAE’s success in developing and growing its worldwide business is attributable to having highly qualified and motivated employees. The executive compensation programs are based on a pay-for- performance philosophy. Executives receive salaries, annual short-term incentive awards contingent upon attaining consolidated business results and individual achievements, and long-term incentive awards that motivate executives to create increasing and sustainable value for the Shareholders. In addition, executives receive perquisites and participate in pension and benefits programs. The objectives of the CAE executive compensation programs are to: • Attract, retain, and motivate qualified executives • Align executives and Shareholders’ interests around the creation of incremental value • Foster teamwork and entrepreneurial spirit • Establish an explicit and visible link between all elements of compensation and corporate and individual performance • Integrate compensation with the development and successful execution of strategic and operational plans Setting Executive Compensation Compensation principles CAE’s compensation policies and practices are The emphasis of CAE’s executive structured in a balanced way, such that they do compensation programs is on variable not create risks that could have a material adverse and long-term compensation that ties effect on the Company. interests of our executives with those of our Shareholders. The principles underlying CAE’s executive compensation programs are as follows: Pay for performance The majority of compensation is variable, contingent and directly linked to financial and operational performance metrics, as well as CAE’s Share price performance. Balance The portion of total compensation that is performance-based increases with an executive’s level of responsibility. Long-term focus For our most senior executives, long-term stock-based compensation opportunities outweigh short-term cash-based opportunities. Shareholder alignment The financial interests of executives are aligned with the interests of our Shareholders through stock-based compensation, and annual and long- term performance metrics that correlate with sustainable Shareholder value growth. Competitiveness Total compensation is competitive to attract, retain, and motivate CAE’s executive team while fostering entrepreneurial spirit. This is achieved by targeting compensation at the median of our comparator group but paying above the median for superior performance. CAE INC. | 2020 | Management Proxy Circular 43

Section 7 (continued)
Executive Compensation

Responsibility	Compensation takes into account each executive's responsibility to always act in accordance with our values as well as our ethical, environmental and health and safety objectives, outlined in our Code of Business Conduct. Commitment to ethical and corporate responsibilities fundamentally underlies all aspects of our behavior and compensation plans, from setting targets to conducting regular performance assessments and succession planning. Financial and operational performance must not compromise these values.

Role of the HRC in setting executive compensation

The HRC acts as an advisory committee to the Board of Directors. The Board assigns responsibilities to the HRC with regards to the review, approval, and administration of CAE's compensation programs. The main components of the HRC's mandate with respect to compensation are:

- Review and approve the design of executive compensation and benefits programs;
- Review and consider the input of independent external consultants;
- Review and approve the composition of CAE's comparator group;
- As appropriate, meet with Shareholders to discuss executive compensation and benefits;
- Report to the Board on how changes to compensation and benefits plans impact CAE's financial performance and obligations;
- Recommend to the Board the President and CEO's compensation;
- Review and approve on behalf of the Board the President and CEO's recommendations for annual compensation of his direct reports;
- Review and approve changes to pension plans, including investment strategies; and
- Prepare the Compensation Discussion & Analysis section of the annual management proxy circular and other disclosure documents.

Role of compensation consultants

The HRC retains the services of an independent compensation consultant, Hugessen Consulting Inc. ("**Hugessen**"), to provide advice on executive compensation matters. Hugessen reviews materials presented to the HRC and originates materials at the request of the Committee Chair. Furthermore, Hugessen advises on the design of the Company executive compensation programs. No CAE Director or officer has any affiliation with Hugessen.

CAE's management also uses the services of PCI – Perrault Consulting Inc. ("**PCI – Perrault**") to assist CAE in the bi-annual review of its executive programs, mainly the review and update of CAE comparator group, the benchmarking of its executive and Board of Director positions, as well as drafting the annual management proxy circular.

While the HRC and the Board receive input from others, they are responsible for the design, application and oversight of the CAE's executive compensation programs.

The following table shows the fees related to executive compensation work paid by CAE to Hugessen and PCI-Perrault in FY2019 and FY2020.

Fees paid to Hugessen		Fees paid to PCI – Perrault	
FY2020	FY2019	FY2020	FY2019
$189,144	$154,435	$72,882	$37,417

44 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation Comparator Group Executive compensation is benchmarked periodically with the assistance of compensation The comparator group includes companies consultants, PCI – Perrault, who prepare that operate in at least one of CAE’s market an analysis of CAE’s compensation against segments, have a similar financial and compensation practices within the comparator operational footprint, or with which CAE group. The comparator group was updated and competes for talent. approved by the Human Resources Committee. A complete executive compensation benchmarking will be conducted in FY2021. CAE’s comparator group comprises a broad mixture of relevant Canadian and US companies. CAE’s business units compete within several market segments and not all CAE competitors are present in all the segments or provide segment-specific compensation disclosure relevant to CAE. The table below indicates the main activities for which the comparator group companies were chosen. The following criteria are also considered when selecting comparator group companies: • Head office location • Company financials (revenue and market capitalization) • Companies with business operations outside of Canada, reflecting the fact that over 90% of CAE’s revenues are generated outside of Canada • Companies that compete with CAE for talent (in and outside of Canada) reflecting CAE’s multinational reality. In FY2020 two out of three of the President and CEO’s direct reports leading a business unit were based outside of Canada • Companies with similar business profiles, specifically: o Size o Business mix/industry similarity o Scale of operations outside home country o Talent requirements/primary competitors for talent CAE INC. | 2020 | Management Proxy Circular 45

Section 7 (continued)
Executive Compensation

During FY2020, with the assistance of PCI-Perreault, the CAE comparator group was updated to ensure all companies still meet the criteria outlined on the previous page. Thus, the following is the list of comparator companies adopted by the HRC for FY2020:

	Aerospace	Med. Devices	Indus. Controls	IT/Software	Training/Simul.	Constr./Engin.	Other Services
Canadian Group							
Air Canada	●						
BRP Inc.							●
Linamar Corp.							●
Gildan Activewear							●
Open Text				●			
NFI Group							●
ShawCor Ltd				●			●
SNC-Lavalin Group Inc.						●	
Stantec Inc.						●	●
WSP Global						●	
US Group							
AAR Corp.	●						
AMETEK Inc.	●	●	●			●	
Autodesk Inc.				●			
Cadence Design Systems				●		●	
Crane Co.	●		●	●			●
Cubic Corp.	●			●	●		
Curtiss-Wright Corp	●		●				
Gartner Inc.				●			
Hexcel Corporation	●		●			●	
Moog Inc.	●	●	●				
Spirit Aerosystems Holding	●						
Synopsys Inc.				●			
Teledyne Technologies	●	●		●			
TransDigm Group	●						
Triumph Group	●					●	
Varian Medical Systems		●					
Woodward Inc.	●		●				

CAE utilizes the compensation data from each of the Canadian and the U.S. group of comparator companies for benchmarking purposes. The Canadian and U.S. companies are weighted in aggregate equally and the compensation value between the two comparator groups is compared at par.

Comparator group financials

	Canadian Comparator Group		US Comparator Group		Combined Comparator Group	
	Revenue[1]	Market Cap[1]	Revenue[1]	Market Cap[1]	Revenue[1]	Market Cap[1]
P25	$2,875M	$3,536M	$2,450M	$4,295M	$2,801M	$3,785M
Median	$3,264M	$5,583M	$3,250M	$6,777M	$3,250M	$6,433M
P75	$5,387M	$8,776M	$4,245M	$13,785M	$4,405M	$12,190M
CAE	**$3,623M**	**$4,725M**	**$3,623M**	**$4,725M**	**$3,623M**	**$4,725M**
CAE Position	P55	P45	P78	P28	P68	P32

1 Based on the most recent annual reports

46 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

Compensation Policy and Objectives

CAE's executive compensation program consists of five main elements: base salary, short-term incentive, long-term incentives (Restricted Share Units, Performance Share Units and stock options), pension, and perquisites and benefits. The table below illustrates CAE's compensation policy. Total target compensation is positioned at the median of the comparator group and is designed to result in paying above the median for superior performance.

Compensation Policy Summary

	Form	Plan Highlights	Plan Objectives	Policy
Base Salary	• Cash	• Fixed rate of pay • Annual review	• Provide a base of regular income to attract and retain qualified leaders • Recognize scope and responsibilities of the position as well as the experience of the individual • Reward individual performance	• Set at the 50th percentile of the comparator group
Short-term Incentive (STIP)	• Cash	• Annual award based on corporate and where appropriate, business unit metrics (75%) and personal objectives (KPIs) (25%) for the President and CEO and his direct reports • As of FY2017, executives can elect to receive a portion of or their entire STIP payment in the form of Executive Deferred Share Units • For other eligible employees, annual award based on corporate and business unit metrics multiplied by an individual performance multiplier	• Reward the achievement of the Company's financial and operational objectives • Reward the achievement of personal objectives aligned with an individual's area of responsibility and role in realizing operational results • Drive superior individual and corporate performance	• Set at the 50th percentile of the comparator group but may result in paying above the median for superior performance
Long-term Incentive (LTIP)	• Performance Share Units (50% weight) • Stock options (30% weight) • Restricted Share Units (20% weight)[1]	• LTIP value is awarded in different medium to long-term compensation vehicles with both time and performance vesting based on achievement of longer-term financial objectives	• Align management's interests with Shareholder value growth • Reward the achievement of sustained market performance • Recognize individual contribution and potential • Attract and retain key talent	• Set at the 50th percentile of the comparator group but may result in paying above the median for superior performance
Pension	• Monthly pension in cash at retirement	• Defined Benefit Plan for executives representing 2% of average 5 best years of earnings (salary plus STIP), multiplied by pensionable service • Supplementary Plan offered to the NEOs for pension rights exceeding limits for basic registered plans	• Support retention of key executives	• Set at the 50th percentile of the comparator group
Perquisites and Other Benefits	• Employee Stock Purchase Plan ("ESPP") • Perquisites	• ESPP: Employees and executives may purchase CAE Shares up to 18% of their base salary; CAE matches 50% of the employee contributions, up to a maximum of 3% of the employee's annual base salary • Perquisites: cash allowance to cover certain expenses, such as car, club membership and health spending account	• Provide executives with a Share ownership building vehicle	• Set to be market competitive

1 For FY2021 grants, LTIP allocation is weighted 60% stock options, 20% PSUs, and 20% RSUs. Further details are outlined under Section 7 – "**Modifications to Compensation Programs in Response to the COVID-19 Pandemic**".

CAE INC. | 2020 | Management Proxy Circular 47

Section 7 (continued)
Executive Compensation

The following illustrates the relative weight of each compensation policy element, at target:

President and CEO

LTIP	58%
Salary	17%
STIP	17%
Pension	5%
Perquisites & Benefits	3%



Other NEOs' Average

LTIP	35%
Salary	25%
STIP	16%
Pension	19%
Perquisites & Benefits	5%



Base salaries

The base salaries of CAE's executives are positioned at the median of the comparator group. While an executive's salary is generally targeted at a specific range around the market median, such salary may vary depending on the individual's performance and level of experience.

Base salaries are set to recognize the position's scope and responsibilities, and individual experience and performance.

Base salaries are reviewed by the HRC annually, considering individual achievements, general performance, benchmark information and market conditions.

Annual short-term incentive program (STIP)

The STIP provides for an annual cash incentive for executives and management employees based on CAE's consolidated performance and individual achievements (KPIs for the President and CEO and his direct reports).

The annual short-term incentive plan motivates the achievement of specific annual financial and operational results.

Financial targets and KPIs are established by the Board of Directors for the President and CEO at the beginning of each fiscal year; the same financial targets apply for the STIP globally.

In FY2020, STIP for all NEOs except the President of CAE Healthcare is based 100% on overall CAE results to reinforce collaboration across all regions and business units[1]. For the President of CAE Healthcare, STIP is weighted equally between CAE Healthcare and CAE overall results. The focus on business results remains important and is reflected through the individual STIP multiplier for the business unit Presidents.

The split between CAE business results and individual KPIs for executives in FY2020 was 75% and 25% respectively.

Financial and non-financial targets were specifically based on the four metrics detailed below[1].

- Earnings per Share ("**EPS**")
- Order Intake
- Return on Capital Employed ("**ROCE**")
- Customer Satisfaction

The combination of financial and customer satisfaction metrics at the corporate and business unit levels ensures all executives are accountable for CAE executing on its vision of being the "Training Partner of Choice".

1 For CAE Healthcare, STIP metrics are Segment Operating Income, Segment Revenue and Customer Satisfaction, to ensure the business unit focuses on measures directly under its control.

48 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

The respective weighting of each individual metric is as follows:

Earnings per Share	50%
Return on Capital	20%
Order Intake	20%
Customer Satisfaction	10%



Why EPS[1]?
Intended to keep management focused on Earnings per Share achievement.

Why Order Intake[1]?
Demonstrates the level of growth in sales for the Company's products and services, thus is a representation of future operational growth.

Why ROCE[1]?
ROCE is a measure that is used to quantify the value that is generated by our assets. It demonstrates the profitability of investments made by the Company, such as CAPEX, R&D, etc.

Why Customer Satisfaction?
Supports CAE's "Training Partner of Choice" value proposition as it is critical in ensuring sustained and continued business with CAE's clients, thus further strengthening the Company's market leader position for the future.

Short-term objectives for the President and CEO and his direct reports are quantitative and qualitative performance targets set for the reporting business units as well as the corporate functions. These relate to, among others, quality measures, customer experience, operational efficiency, technology enhancements, risk management, and leadership development and employee engagement.

Short-term incentives are paid in the form of cash bonuses based on a percentage of salary that varies depending on the level of responsibility. Actual STIP awards can range from zero to two times target levels depending upon the achievement of the previously noted performance metrics and personal objectives. Following a review at year-end that considers overall business and individual performance as well as other factors, the STIP payments for the President and CEO's direct reports are approved by the HRC and, in the case of the President and CEO, by the Board upon the HRC recommendation. Effective FY2017, Canadian and US-based executives can elect to defer a portion of, or their entire STIP payment to the Executive Deferred Share Unit Plan. Such deferred amount is converted into a number of DSUs, one DSU being equal in value to one Common Share of CAE (see details under "**Executive Deferred Share Unit Plan**").

1 The terms "Earnings per share (EPS) before specific items", "Return on capital employed (ROCE)" are non-GAAP financial measures and do not have any standardized meaning under IFRS. Therefore, they are unlikely to be comparable to similar measures presented by other issuers. Refer to the section "Non-GAAP and other financial measures" in our fourth quarter and year ended March 31, 2020 MD&A for more details.

CAE INC. | 2020 | Management Proxy Circular 49

Section 7 (continued)
Executive Compensation

The table below outlines target and maximum short-term incentive levels by position:

Position	STIP Range as % of Base Salary Target	Maximum
President and CEO	100%	200%
Group President, Civil Aviation Training Solutions Group President, Defence and Security Vice President, Finance and CFO	75%	150%
Other Executives reporting to President and CEO	45%	90%

In accordance with the STIP terms, the overall corporate performance multiplier is capped at 100% if the EPS result does not meet the target approved by the Board of Directors.

Long-term incentive plan (LTIP)

The LTIP is designed to reward executives for their contribution to the creation of Shareholder value. These awards are considered annually as part of the total compensation review. The value of the LTIP grants varies by the level of responsibility and is granted within the range detailed below, based on each executive's performance as assessed by the HRC and the Board.

CAE's long-term incentive plan aligns management's interests with Share price growth and related Shareholder value creation, and rewards sustained market performance.

Position	LTIP Range as % of Base Salary Minimum	Maximum
President and CEO	300%	400%
Group President, Civil Aviation Training Solutions Group President, Defence and Security Vice President, Finance and CFO	100%	250%
Other Executives reporting to President and CEO	40%	150%

For FY2020, CAE's LTIP was comprised of Performance Share Units ("**PSUs**"), stock options and Restricted Share Units ("**RSUs**"). All NEOs were eligible for an annual grant under each of these plans, and awards were allocated as follows:


Performance Share Units 50%
Stock Options 30%
Restricted Share Units 20%

Stock Options

The purpose of the Employee Stock Option Plan ("**ESOP**") is to provide key employees of CAE with an opportunity to purchase Common Shares and to benefit from the related Share price appreciation, thus aligning closely the interests of such employees with those of Shareholders. Stock options increase the ability of CAE to attract and retain individuals with exceptional skills. The ESOP was amended on June 15, 2016 and approved by Shareholders at the 2016 Annual and Special Shareholder Meeting on August 10, 2016.

Following the Shareholder approval of an additional 10,000,000 Shares under the ESOP at the 2016 Annual and Special Shareholder Meeting on August 10, 2016, the ESOP provides for the issuance of a maximum of 16,381,839 Common Shares upon exercise of stock options granted under the plan. The total maximum number of Shares available under the ESOP represents approximately 5% of CAE's issued and outstanding Shares.

50 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation The HRC establishes rules and guidelines for the administration of the ESOP, selects the employees to whom awards are granted, determines the types of awards to be granted and the number of Shares covered by such awards, sets the terms and conditions of such awards and cancels, suspends and amends awards. The HRC has the sole discretion to make determinations under, and to interpret, the ESOP. The number of stock options issued to each NEO under the ESOP varies as a percentage of the executive’s base salary divided by the fair value of a stock option at that time, which is determined by applying the Black-Scholes option-pricing valuation methodology. The number of outstanding stock options, as well as the other LTIP elements are considered by the HRC in determining how many new stock options may be granted in a fiscal year. During FY2020, stock options were granted to the NEOs and other key employees of CAE and its subsidiaries. CAE’s burn rate (the ratio of stock options granted vs CAE’s issued and outstanding Shares) was 0.50% in FY2020. The plan permits stock option grants having a term of up to ten years (should the expiry date for a stock option fall within a blackout period or within nine • Option term: 7 years. business days following the expiration of a blackout • Vesting: 25% per year starting on the first period, such expiry date shall be automatically anniversary date of the grant. extended to the tenth business day after the end of the blackout period). However, stock options issued • FY2020 burn rate (ratio of granted since FY2012 have a term of seven years. Vesting is options during the year versus issued and incremental in 25% tranches, starting on the first outstanding Shares): 0.50%. anniversary date of the grant. The ESOP permits, at the discretion of the HRC, the surrender and cancellation without re-issue of an in- the-money option for cash equal to the fair market value of the Share underlying the option less the option exercise price, in lieu of the Share itself (the fair market value of a Share shall be the closing price of a Share on the TSX on the trading day on which the election described above is made). The ESOP includes the following provisions: Eligibility Any salaried employee of CAE or its subsidiaries is eligible to participate in the ESOP. The ESOP does not permit grants to non-employee Directors. Subject to ESOP provisions related to employee death, retirement, or termination without cause, no option granted under ESOP may be exercised unless that employee wishing to exercise such option is currently employed by CAE or one of CAE’s subsidiaries and has served continuously in such capacity since the date of the grant of such option. The ESOP does not contain any financial assistance provisions to facilitate employees’ participation in the program. Limitations on Grants An ESOP participant (which may include an employee management insider of CAE) may not hold options on more than 5% (on an undiluted basis) of the issued and outstanding Common Shares. The number of Common Shares issuable to insiders of CAE at any time under all security- based compensation arrangements cannot exceed 10% of the issued and outstanding Common Shares. The number of Common Shares issued to insiders of the Company within any one-year period under all security-based compensation arrangements cannot exceed 10% of the Company’s issued and outstanding Shares. Exercise Price The weighted average price of the Common Shares on the TSX on the five trading days immediately preceding the grant date (if the grant date falls within a blackout period or within five trading days following the end of a blackout period, the grant date shall be presumed to be the sixth trading day following the end of such blackout period). CAE INC. | 2020 | Management Proxy Circular 51

Section 7 (continued) Executive Compensation Termination of Death: options may be exercised to the extent that the optionee was entitled Employment to do so at the time of death. The options can be exercised only during the period expiring on the day that is earlier of six months following the date of death and the option termination date. Retirement: all unvested options shall continue to vest following the retirement date. Such retired optionee shall be entitled, (a) to exercise any vested options held as of the retirement date until the termination date for each such option; and (b) to exercise any options vesting after the retirement date only during the 30-day period following the vesting date of the post retirement vesting options, after which any such options which remain unexercised shall expire. Involuntary termination for cause: each unvested option shall terminate and become null, void and of no effect on the date on which the optionees ceases to serve the Company. Involuntary termination without cause and resignation: the optionee has the right for a period of 30 days (or until the normal expiry date of the option if earlier) from the date of ceasing to be an employee to exercise his or her option to the extent that he/she was entitled to exercise it on the date of ceasing to be an employee. Upon the expiration of such 30-day period (subject to extension if the end of the period falls within a blackout period), each option shall terminate and become null, void and of no effect on the date on which such optionee ceases to serve the Company. Transferability/ Options are not transferable or assignable otherwise than by will or by Assignment of Options operation of estate law. Financial Assistance The ESOP does not contain any financial assistance provisions to facilitate employees’ participation in the program. Amendments The ESOP provides that its terms, as well as those of any option, may be amended, terminated or waived in certain stated circumstances. The ESOP specifies in what situations Shareholder approval is required. 52 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation Amendments not The HRC has the authority, in accordance with and subject to the terms of Requiring Shareholder the ESOP, to amend, suspend or terminate the ESOP or any option granted Approval under the ESOP without obtaining Shareholder approval to: (a) (i) amend any terms relating to the granting or exercise of options, including the terms relating to the eligibility for (other than for non- executive Directors) and limitations or conditions on participation in the ESOP, the amount and payment of the option price (other than a reduction thereof) or the vesting, exercise, expiry (other than an extension of the termination date except as contemplated in the ESOP), assignment (other than for financing or derivative-type transaction purposes) and adjustment of options, or (ii) add or amend any terms relating to any cashless exercise features; (b) amend the ESOP to permit the granting of Deferred or Restricted Share Units under the ESOP or to add or amend any other provisions which result in participants receiving securities of the Company while no cash consideration is received by the Company; (c) make changes that are necessary or desirable to comply with applicable laws, rules or regulations of any regulatory authorities having jurisdiction or any applicable stock exchange; (d) correct or rectify any ambiguity, defective provision, error or omission in the ESOP or in any option or make amendments of a “housekeeping” nature; (e) amend any terms relating to the administration of the ESOP; and (f) make any other amendment that does not require Shareholder approval by virtue of the ESOP, applicable laws or relevant stock exchange or regulatory requirements; provided such amendment, suspension or termination (i) does not adversely alter or impair any previously granted option without the optionee’s consent and (ii) is made in compliance with applicable laws, rules, regulations, by-laws and policies of, and receipt of any required approvals from, any applicable stock exchange or regulatory authorities having jurisdiction. Amendments Requiring The ESOP provides that Shareholder approval is required to make the Shareholder Approval following amendments: (a) increase the maximum number of Shares issuable under the ESOP, except in the case of an adjustment pursuant to Article VIII thereof (subdivisions, consolidations or reclassifications of Shares or other such events); (b) increase the number of Shares that may be issued to insiders or to any one optionee under the ESOP, in both cases except in the case of an adjustment pursuant to Article VIII thereof (subdivisions, consolidations or reclassifications of Shares or other such events); (c) allow non-employee Directors to be eligible for awards of options; CAE INC. | 2020 | Management Proxy Circular 53

Section 7 (continued) Executive Compensation Amendments Requiring d) permit any option granted under the ESOP to be transferable or Shareholder Approval assignable other than by will or pursuant to succession laws (estate (continued) settlements); (e) reduce the exercise price of an option after the option has been granted or cancel any option and substitute such option by a new option with a reduced exercise price granted to the same optionee, except in the case of an adjustment pursuant to Article VIII of the ESOP; (f) extend the term of an option beyond the original expiry date, except in case of an extension due to a blackout period; (g) add a cashless exercise feature payable in cash or Shares, which does not provide for a full deduction of the number of underlying Shares from the ESOP reserve; (h) add any form of or amendment to financial assistance provisions in the ESOP which is more favourable to optionees; and (i) amend any provisions to the amendment provisions of the ESOP. Change of Control In the circumstances of a change in the beneficial ownership or control over the majority of the Shares of CAE or the sale of all or substantially all of CAE’s assets, the vesting of all options issued would be accelerated. Adjustments If certain corporate events affect the number or type of outstanding Common Shares, including, for example, a dividend in stock, stock split, stock consolidation or rights offering, adjustments will be made to the terms of the outstanding option grants as appropriate in such circumstances. A copy of the ESOP can be accessed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov. The below chart is based on March 31, 2020 information. As of that date, the weighted average remaining contractual life for the outstanding options was 4.46 years. Number of Securities Remaining Available For Number of Future Issuance Securities to be Percentage of CAE’s Under Equity Issued Upon Outstanding Weighted-Average Compensation Percentage of CAE’s Exercise of Share Capital Exercise Price of Plans (Excluding Outstanding Share Outstanding Represented By Outstanding Securities Reflected Capital Represented Options Such Securities Options in 1st Column) by Such Securities Employee Stock Option Plan 6,050,854 2.28% $24.25 5,841,414 2.20% The following table details the annual burn rate for the last three fiscal years ended March 31: 2020 2019 2018 Annual burn rate 0.50% 0.65% 0.76% This burn rate indicates the number of Stock Options granted in each year as a percentage of the weighted average number of securities outstanding in the applicable fiscal year. CAE monitors its long-term dilution by limiting the equity compensation to reasonable awards under the ESOP. 54 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

Performance Share Unit Plan

In FY2015, CAE adopted a Performance Share Unit Plan ("**PSUP**") for executives and senior management of CAE and its subsidiaries. The PSUP helps ensure that executives' long-term incentive compensation includes an element directly tied to the achievement of the CAE strategic plan.

The determination of the number of PSUs to be granted to a participant is made by dividing the dollar value of the PSU grant (a percentage of the participant's base salary) by the weighted average market price of the Common Shares on the TSX on the five trading days preceding the date of grant (if the grant date falls within a blackout period or within five trading days following the end of a blackout period, the date of grant shall be presumed to be the sixth trading day following the end of such blackout period).

- **PSUP directly ties CAE executives to the achievement of the CAE strategic plan.**
- **PSU is equal in value to one Common Share of CAE.**
- **PSUP is non-dilutive as all vested PSUs are paid out in cash.**
- **Vesting: 3-year cliff subject to the achievement of set performance criteria and the participant's continued employment with CAE.**
- **Performance condition: Financial targets as set in the 3-year strategic plan approved by the Board of Directors.**
- **Maximum payout multiplier set at 200%.**

A PSU is equal in value to one Common Share of CAE. PSUs vest three years from the grant date, provided the participant is still employed by the Company on the vesting date and subject to achievement of EPS targets as set in the 3-year strategic plan approved by the Board of Directors. Starting FY2017, the EPS achievement is determined each year and a final PSU payout multiplier is applied as follows:


EPS 1st Year Payout Multiplier 1/6
EPS 2nd Year Payout Multiplier 1/3
EPS 3rd Year Payout Multiplier 1/2

However, the final payout is only issued at the end of three years, provided the participant is still employed by the Company on the third anniversary of the grant date. This change was introduced to promote continuous improvement in our performance against the strategic plan and to improve the retention value of the plan.

EPS targets are determined on the basis on the strategic plan approved by the Board of Directors.

Based on the EPS result and the EPS payout grid approved by the HRC in respect of the original grant, the target rate of granted units is multiplied by a factor ranging from 0% to 200%. PSUP participants are entitled to receive their vested PSUs at the average fair market value of the Common Shares on the TSX for the 20 trading days preceding the final vesting date of the grant.

The PSUP is an unfunded plan and non-dilutive as all vested PSUs are paid out in cash. Therefore, no disclosure of the annual burn rate is provided. For details concerning the treatment of PSUs following the executive termination, resignation, retirement and change of control, please refer to Section 7 – "**Executive Compensation – Termination and Change of Control Benefits**".

CAE INC. | 2020 | Management Proxy Circular 55

Section 7 (continued) Executive Compensation Restricted Share Unit Plan In FY2015, CAE adopted a time-based Restricted Share Unit Plan (“RSUP”) for executives and senior management of CAE and its subsidiaries. The determination of the number of RSUs to be • RSU is equal in value to one Common Share granted to a participant is made by dividing the of CAE. dollar value of the RSU grant (a percentage of the participant’s base salary) by the weighted average • RSUP is non-dilutive as all vested RSUs are market price of the Common Shares on the TSX paid out in cash. on the five trading days preceding the date of • Vesting: 3-year cliff subject to the grant (if the grant date falls within a blackout participant’s continued employment period or within five trading days following the with CAE. end of a blackout period, the date of grant shall be presumed to be the sixth trading day following the end of such blackout period). The RSU is equal in value to one Common Share of CAE. RSUs are granted for a three-year period and vest on the third anniversary of the grant based on the participant’s continued employment with CAE until that time. RSUP participants are entitled to receive their vested RSUs at the average fair market value of the Common Shares on the TSX for the 20 trading days preceding the final vesting date of the grant. The RSUP is an unfunded plan and non-dilutive as all vested RSUs are paid out in cash. Therefore, no disclosure of the annual burn rate is provided. For details concerning the treatment of RSUs following the executive termination, resignation, retirement and change of control, please refer to Section 7 – “Executive Compensation – Termination and Change of Control Benefits”. Executive Deferred Share Unit Plan In FY2017, CAE adopted an Executive Deferred Share Unit Plan (“Executive DSUP”). The purpose of the plan is to attract and retain talented individuals to serve as officers and executives of the Company and to help them build their Share ownership in CAE, thus promoting a greater alignment of interests between the executives and the Shareholders of the Company. Under the Executive DSUP, Canadian and US- based executives can elect to defer a portion of or • Executive DSUP helps our executives build their entire short-term incentive payment to the their Share ownership in CAE. Executive DSUP on an annual basis. Such deferred short-term incentive amount is converted to DSUs • Allows for elective deferral of STIP to DSUs. based on the volume weighted average price of the Common Shares on the TSX during the • DSU is equal in value to one Common Share last five trading days prior to the date on which of CAE. such incentive compensation becomes payable • DSUs are only payable when the executive to the executive. If the five-trading-day period leaves CAE. falls within a blackout period, then the volume weighted average price is calculated based on the • Executive DSUP is non-dilutive as all DSUs five-trading day period following the end of such are paid out in cash. blackout period. A DSU is equal in value to one Common Share of CAE. The DSUs accrue dividend equivalents payable in additional units in an amount equal to dividends paid on Common Shares. The DSUs are only payable when the executive leaves the Company. Upon or within a defined period following the termination of their employment, DSU holders are entitled to receive a lump sum cash payment equal to the number of DSUs credited to their account as of that date multiplied by the volume weighted average price of the Common Shares on the TSX during the last five trading days prior to the settlement date. 56 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation Inactive Equity-Based Plans with Legacy Participants Some NEOs have outstanding participation in the following long-term incentive plans, which are no longer active (no further awards are made under the plans) but have yet to be fully paid out. Fiscal 2005 Deferred Share Unit Plan CAE adopted a Long-Term Incentive Deferred Share Unit Plan (“LTUP”) in FY2005 that, as amended from time to time, applies to all grants made thereafter. Deferred Share Units (“LTUs”) vest in 20% increments over five years, commencing one year after the grant date. LTUs accrue dividend equivalents payable in additional units in amounts equal to dividends paid on Common Shares. LTUs are only redeemable in cash, following the unit holder’s retirement or termination of employment. No LTUs have been granted by CAE after FY2014. Fiscal 2004 Deferred Share Unit Plan In FY2004, CAE adopted a Long-Term Incentive Deferred Share Unit Plan (“FY2004 LTUP”) for executives of CAE and its subsidiaries to partially replace the grant of options under CAE’s ESOP. No FY2004 Long- Term Incentive Deferred Share Units (“FY2004 LTUs”) have been granted by CAE since FY2004. All FY2004 LTUs are fully vested for remaining plan participants. FY2004 LTUs accrue dividend equivalents payable in additional units in amounts equal to dividends paid on Common Shares. FY2004 LTUs are only redeemable in cash, following the unit holder’s retirement or termination of employment. Deferral of cash incentives CAE had a Deferred Share Unit Plan (“legacy DSUP”) for executives under which an executive elected to receive cash incentive compensation in the form of Deferred Share Units (“legacy DSUs”). A legacy DSU is equal in value to one Common Share of CAE. The units were issued based on the average closing board lot sale price per Share of Common Shares on the TSX during the last 10 days on which such Shares traded prior to the date of issue. The legacy DSUs accrue dividend equivalents payable in additional units in an amount equal to dividends paid on Common Shares. Upon or within a defined period following termination of their employment, legacy DSU holders are entitled to receive the fair market value of the equivalent number of Common Shares based on the average closing board lot sale price per Share of Common Shares on the TSX during the last 10 days on which such Shares traded prior to the settlement date. Pension, Benefits and Perquisites Pension Benefits Eligible employees participate in the Retirement Plan for Employees of CAE Inc. and Associated • Promote long-term employment with Companies. Executives at a vice president level the Company. and higher participate in the Pension Plan for Designated Executive Employees of CAE Inc. and • Pensions payable under the Supplementary Associated Companies (the “Designated Pension Pension Plan are conditional upon Plan”), and in the Supplementary Pension Plan compliance with non-competition and of CAE Inc. and Associated Companies (the non-solicitation clauses. “ ”). The Designated Supplementary Pension Plan • No extra years of service are generally Pension Plan is a defined benefit plan to which granted under the pension plans. CAE and participants contribute. Pensions payable under the Supplementary Pension Plan are paid directly by CAE. See Section 7 – “Executive Compensation – Pension Arrangements” for details about the value of the accrued benefit to each of the NEOs. Except as discussed in “Change in Control Contracts” below, CAE does not grant extra years of credited service under its pension plans. Receipt of pension benefits under the Supplementary Pension Plan is conditional upon compliance with non-competition and non-solicitation clauses. CAE INC. | 2020 | Management Proxy Circular 57

Section 7 (continued) Executive Compensation Employee Stock Purchase Plan Under the CAE Employee Stock Purchase Plan, employees may make contributions towards the purchase of Common Shares of up to 18% • Provide employees with a Share ownership of their annual base salary. Under the plan, building vehicle and a savings vehicle CAE contributes $1 for every $2 of employee beyond the pension plan. contributions, to a maximum contribution of 3% of the participant’s annual base salary. Change in Control contracts All NEOs are entitled to termination of employment benefits following a change of control of CAE where the executive’s employment is terminated without cause within two years following the change of control. This is to safeguard the Company’s normal course of business in case of change of control. See Section 7 – “Executive Compensation – Termination and Change of Control Benefits” for a summary of the impact of various events on the different compensation programs for the NEOs and details about the approximate incremental value that could be realized by a NEO following termination or a change of control event. Perquisites Flexible perquisites provide executives with a cash allowance to cover certain expenses such as vehicle expenses, club memberships, personal legal and tax advice, and a health spending account. Such allowance is typical for senior executive positions and is capped at predetermined levels by position. Executive Share Ownership Requirements Under CAE’s Share Ownership Guidelines Policy, each executive is expected to own a minimum number of Common Shares and units under the DSUP and LTUP. The value of the required holding in Common Shares and units under the DSUP and LTUP represents: Executives % of Base Salary President and CEO 500% Group President, Civil Aviation Training Solutions Group President, Defence and Security 250% Vice President, Finance and CFO Other Executives reporting to President and CEO 200% The required holding may be acquired over a five-year period from the date of hire or promotion to the executive position. Following the adoption of the RSUP in FY2015, the HRC decided to include 50% of the RSUs granted when calculating the Share ownership requirement as the executives are required to buy Common Shares with after-tax proceeds from the RSUs vested until they reach their minimum ownership requirements. Since February 2014, the Share ownership requirements are to be tested monthly until the requirement is met. At the time the required Share ownership value is reached, the minimum number of Shares/units to be held by the executive is locked-in and the executive is required to hold at least this number of Shares/units until retirement or termination of employment. In addition, for each option exercise, the • Share ownership requirements must President and CEO, has agreed to, and the Group be achieved within 5 years from hire or President, Civil Aviation Training Solutions, the promotion to executive position. Group President, Defence and Security, as well as the Vice President, Finance and CFO must retain • Only Common Shares, DSUs and 50% of RSUs ownership or control over CAE Shares equivalent are included. in value to 25% of the net profit realized on • President and CEO, Group President, Civil such option exercise for the duration of their Aviation Training Solutions, Group President, employment with CAE. This policy encourages all Defence and Security, and CFO retain 25% of key executives to hold a meaningful ownership the net profit realized from option exercise interest in CAE to further align their interests with in CAE Shares for the duration of their those of our Shareholders. employment at CAE. 58 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

As of March 31, 2020, all NEOs, except one, held CAE Shares and units under the DSUP, LTUP and RSUP in excess of the ownership guidelines. The table below sets forth the minimum number of Shares/units to be held by the NEOs who have already met the requirement, the required value in dollars to meet the ownership guidelines and the actual value held as a percent of the annual base salary.

NEO[1]	Share Ownership Requirement as Percent of Salary (%)	Ownership Status	Target Date	Number of Shares/ Units to be Held Once Requirement Met (#)	Value Required to Meet Guidelines[2] ($)	% Completion to Meet Share Ownership Guidelines (%)	Value Held in Shares/ Units[3] ($)	Value of Shares/ Units Held as Percent of Salary[4] (%)
Marc Parent	500	Already Met	N/A	286,858	N/A	100	11,208,305	1,071
Sonya Branco	250	Already Met	N/A	36,553	N/A	100	849,143	173
Nick Leontidis	250	Already Met	N/A	65,044	N/A	100	5,363,592	1,072
Rekha Ranganathan	200	Not met	April 2024	59,734	1,103,900	5.6	62,278	11
Mark Hounsell	200	Already Met	N/A	28,093	N/A	100	692,720	158

1 Share ownership requirement for Mr. Gene Colabatistto is not included in the table since he retired on December 31, 2019.

2 Not applicable if the share ownership requirement is already met.

3 Calculated based on the number of Shares, DSUs, LTUs, and 50% of RSUs held as of March 31, 2020 and the average closing Share price during five trading days preceding March 31, 2020 ($18.48) in accordance with the Share Ownership Guidelines Policy.

4 Calculated based on the annual base salary as of March 31, 2020. For Mrs. Ranganathan, the base salary was converted to Canadian dollars using March 31, 2020 exchange rate of $1.33.

The following table details the total value of all accumulated Common Shares, LTUs and RSUs of the President and CEO as of March 31, 2020. The table excludes PSUs and stock options as their ultimate value is uncertain.

Equity Instrument	Number of Units[1] (#)	Total Value[2] ($)
Common Shares	290,914	5,175,360
FY2004 LTUs	42,985	764,703
LTUs	232,111	4,129,255
RSUs[3]	81,000	1,440,990
Total	**647,010**	**11,510,308**

1 Represents the number of all Common Shares, LTUs and RSUs held as of March 31, 2020.

2 The total value disclosed is calculated by multiplying the number of Shares/units by the closing price of the Common Shares on the TSX on March 31, 2020, which was $17.79.

3 RSUs are subject to a time-vesting condition, specifically vesting three years from the grant date.

Risk Mitigation

The HRC and the Board of CAE believe that executive compensation should be contingent on performance relative to pre-established targets and objectives. Also, management must achieve targets and objectives in a manner consistent with legal standards, as well as CAE's ethical standards and internal policies. The HRC and the Board regularly review the Company's compensation policies and practices to ensure that they do not encourage inappropriate risk-taking.

There are numerous risk management practices in place to ensure CAE compensation programs do not encourage inappropriate short-term risk-taking behaviors, but rather focus on long-term Shareholder value creation.

The HRC conducts an annual compensation risk assessment with the assistance of its independent compensation consultant Hugessen to identify potential risks associated with CAE's compensation programs, practices and policies. In FY2020, the assessment concluded that the risks associated with the compensation programs are reasonably unlikely to have a material adverse effect on the Company.

CAE INC. | 2020 | Management Proxy Circular 59

Section 7 (continued) Executive Compensation The following characteristics of our compensation program in FY2020 were identified as having risk- mitigating effects: • A compensation risk assessment is completed annually by the HRC’s independent compensation consultant Hugessen. • Our mix of short, medium and longer-term compensation encourages CAE executives to take a balanced view and mitigates against excessive risk-taking or overly conservative behavior. • Our emphasis on long-term performance: at target, only 16% to 17% of a NEO’s target total direct compensation is tied to short-term results (annual short-term incentive award), while 35% to 58% is tied to long-term incentives (PSUs, stock options and RSUs). For purpose of this paragraph, target total direct compensation is defined as the sum of base salary, target STIP and target LTIP. • Our cap on NEO annual short-term incentive awards is directly linked to, and determined by, overall corporate financial performance (as measured by the STIP financial targets) and individual performance, so the NEO cannot reap an excessive reward based only on his/her own performance against financial or other targets. • Threshold level of corporate performance and a cap on annual incentive awards provide that the annual short-term incentive award payout can be zero, if minimum threshold levels of corporate and individual performance are not met and is capped at 200% where corporate and individual performance objectives are exceeded, to prevent excessive payouts and to act as a disincentive against excessive risk- taking. Moreover, for the annual short-term incentive award, the corporate performance multiplier is capped at 100% if the EPS target is not met. • Our clawback policy for executives provides that CAE may seek repayment of incentive compensation for years in which financial results are restated as a result of the executive’s fraudulent or intentional misconduct or in the event of the executive misconduct constituting cause for dismissal (such as, but not limited to, a breach of the CAE Code of Business Conduct or a breach of employment duties or obligations to the Company), or following a breach by the executive of his/her post-employment duties and obligations to the Company. • Our anti-hedging policy prohibits executives from purchasing or otherwise entering into financial instruments, including prepaid variable forward contracts, instruments for the short sale or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably have the effect of monetizing equity awards or hedging or offsetting a decrease in the market value of any CAE securities. • The President and CEO has agreed to, and the Group President, Civil Aviation Training Solutions, the Group President, Defence and Security, as well as the Vice President, Finance and CFO must retain ownership or control over CAE Shares equivalent in value to 25% of the net profits from any option exercise until their retirement or termination. This reduces the risk of short-term maneuvers designed to temporarily lift the CAE Share price to the detriment of sustainable long-term results. • CAE’s Corporate Policies and Procedures preclude individual executives from acting unilaterally without approval in the case of material transactions identified in those policies. • Our Share Ownership Guidelines Policy for the NEOs to own multiples of their annual base salary in CAE Shares (see Section 7 – “Executive Compensation – Executive Share Ownership Requirements” above for details) discourages excessive short-term risk-taking given the executives’ exposure to the longer-term CAE Share price movements through both their direct ownership and the LTIP elements they hold. • Optional deferral of the annual short-term incentive to the Executive DSUP further aligns the executives with the long-term interests of our Shareholders through additional exposure to the long- term CAE Share price movements. • Use of external compensation consultants ensures that the HRC gets an independent opinion on our executive compensation programs to validate the plans’ alignment with our pay-for-performance philosophy and market best practices. 60 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

After considering the overall compensation program and taking into account both its knowledge of the past performance of the CAE management team and the nature of CAE's various businesses, the HRC is not aware of any risks arising from the CAE's compensation policies and practices that would be reasonably likely to have a material adverse effect on CAE.

Determination of the NEOs' Compensation in FY2020

Base salary

The salaries of the President and CEO and other NEOs are determined in accordance with CAE's compensation philosophy and policy, and are reviewed and approved, in the case of the President and CEO, annually by the independent members of the Board of Directors. The HRC reviews benchmark data to ensure that the President and CEO's and his direct reports' total direct compensation (base salary, short-term and long-term incentives) are in line with CAE's compensation philosophy.

Short-Term Incentive Plan – Corporate and individual performance

75% of short-term incentive awards for the President and CEO and other NEOs, except the President, CAE Healthcare is based on the achievement of CAE performance metrics, namely EPS, Order Intake, ROCE and Customer Satisfaction. For the President, CAE Healthcare, the short-term incentive award is equally based on the achievement of CAE Healthcare performance metrics as well as CAE overall performance metrics. Details on these metrics are described under Section 7 – "**Executive Compensation – Annual Short-Term Incentive Program**".

The table below illustrates the respective weights given to each FY2020 CAE corporate performance metric, as well as the actual results and related payout levels.

	Weighting	Threshold	Target	Maximum	Achieved	Payout Level
STIP Payout		0%	100%	200%		
Earnings per Share[1]	50%	$1.24	$1.35	$1.46	$1.41[2]	70%
Order Intake	20%	$3,468M	$3,770M	$4,072M	$3,821.6	22%
Return on Capital (ROCE)	20%	9.4%	10.0%	10.6%	10.59%[2]	38%
Customer Satisfaction	10%		*Various Customer Satisfaction Indices*			18%
Weighted Average STIP Payout						**148%**

1 If the EPS target is not met, the corporate performance multiplier is capped at 100%.
2 Adjusted for certain elements as per plan provisions

At the completion of the first eleven months of the fiscal year, Management was anticipating a record year in many respects, including corporate performance metrics against which the short-term incentive awards are measured. The Company's history of delivering strong results in the month of March further enhanced Management's confidence in reaching these goals. The unparalleled impact of the COVID-19 pandemic affected most of CAE's clients globally during the fourth quarter and especially in the month of March. Across CAE's business units, training activity was suspended or reduced in many locations and sales activity along with program execution was delayed as a result of travel restrictions and customer site closures/ restrictions. The Board took into consideration the impacts deriving from COVID-19 described above and made adjustments to Earnings per Share and Return on Capital Employed. With these adjustments, the weighted average STIP payout for FY2020 is 148%. Despite these adjustments, the weighted average STIP payout for FY2020 (148%) is lower than it was for FY2019 (170%).

The Healthcare business unit performance metrics consisted of stretch targets with respect to Segment Operating Income, Revenue and Customer Satisfaction. Actual targets and results are not disclosed given the sensitive competitive nature of this information. The Healthcare business unit performance resulted in a 56% payout level, which also reflects an adjustment for the impact of COVID-19.

The remaining 25% of the NEOs' annual incentive is awarded based on them achieving their business unit or function pre-determined individual objectives. As with other performance measures, such achievement is translated into an individual multiplier that ranges from 0% to 200%. For FY2020, the individual performance multiplier for the President and CEO was 200% while the average multiplier for other NEOs was 161%. The HRC determined the President and CEO's individual performance multiplier and reviewed and approved

CAE INC. | 2020 | Management Proxy Circular 61

Section 7 (continued)
Executive Compensation

the President and CEO's recommendations on the individual performance multiplier for his direct reports following a detailed discussion about corporate and individual performance (described in detail in the next section).

The table below sets out the STIP targets, maximums and actual payout levels for the NEOs earned for FY2020, expressed as a percentage of base salary:

NEO	Position	Target	Max	Actual Payout Level
Marc Parent	President and CEO	100%	200%	161%
Sonya Branco	Vice President, Finance and CFO	75%	150%	121%
Gene Colabatistto	Former Group President, Defence and Security	75%	150%	107%
Nick Leontidis	Group President, Civil Aviation Training Solutions	75%	150%	121%
Rekha Ranganathan	President, CAE Healthcare	45%	90%	46%
Mark Hounsell	General Counsel, Chief Compliance Officer and Corporate Secretary	45%	90%	70%

Long-Term Incentive Plan

FY2020 LTIP Grants

The table below sets out the LTIP ranges and actual awards to the NEOs granted for FY2020, expressed as a percentage of salary.

		LTIP Range		
NEO	Position	Minimum	Max	Actual Grant
Marc Parent	President and CEO	300%	400%	400%
Sonya Branco	Vice President, Finance and CFO	100%	250%	250%
Gene Colabatistto	Former Group President, Defence and Security	100%	250%	230%
Nick Leontidis	Group President, Civil Aviation Training Solutions	100%	250%	250%
Rekha Ranganathan	President, CAE Healthcare	40%	150%	100%
Mark Hounsell	General Counsel, Chief Compliance Officer and Corporate Secretary	40%	150%	135%

FY2017 PSU Payouts

The vesting of the PSUs granted in FY2017 was tied to the performance of CAE EPS compared to predetermined target at the end of FY2019. As per the terms of the FY2017 PSUP, the HRC reviewed CAE's EPS performance for the fiscal year ended March 31, 2019 and approved the following results for Performance Share Units granted in FY2017:

	Threshold	Target	Maximum	Achieved	Payout Level
PSU Payout	0%	100%	200%		
EPS FY2019	$0.93	$1.03	$1.13	$1.25[1]	
PSU Payout					**200%**

1 Adjusted for certain elements as per plan provisions

The PSUs granted in FY2017 were paid out in June of FY2020. The final cash payout was based on a Share price of $32.86, the average fair market value of the Common Shares on the TSX for the 20 trading days preceding the final vesting date of the grant, which was May 31, 2019. The actual amounts paid to each eligible NEO in FY2020 are disclosed in the table "**Incentive Plan Awards – Value Vested or Earned During the Year**".

62 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation Modifications to Compensation Programs in Response to the COVID-19 Pandemic As a result of the COVID-19 pandemic, CAE has implemented a number of measures to protect the Company’s financial position and preserve liquidity: • Temporary 50% reduction in executive salaries • Salary freeze for FY2021 • Deferred payment of the FY2020 STIP and vested RSUs and PSUs to November 2020 • Added critical strategic COVID-19 response objectives to the FY2021 STIP In addition, in light of the challenges introduced by COVID-19, including the setting of short and long-term financial objectives, the Board has approved the following amendments to CAE’s Executive Compensation programs which are intended to be temporary: FY2021 Short-Term Incentive Plan The FY2021 STIP will include qualitative measures (weighted at 30%) aimed at ensuring CAE is adequately addressing the COVID-19 crisis. These will include cashflow management, revenue generation, employee engagement and retention, as well as business continuity. Financial metrics similar to the ones used in the past will also form part of the FY2021 STIP (weighted at 70%), however Free Cash Flow will replace ROCE for this year. FY2021 Long-Term Incentive Plan The grants under the FY2021 LTIP will remain allocated between PSUs, RSUs and stock options. However, stock options will be weighted at 60% of such allocation while RSUs and PSUs will each be weighted at 20%. In addition, the long-range financial targets associated with PSUs will not be set at the time of grant but rather in May 2021. CAE INC. | 2020 | Management Proxy Circular 63

Section 7 (continued) Executive Compensation President and CEO – FY2020 Accomplishments Main targets and objectives for FY2020 and related results of Marc Parent, the President and CEO, are set out below: 1. Delight Customers • Through the net addition of 24 simulators into the civil network in FY2020, coupled with high utilization levels preceding the pandemic, successfully supported our customers’ growth. Within Defence, delivered next generation 3D visual system (Medallion Series MR) and launched CAE Trax Academy to better enhance the training experience for our Defence customers • Exceeded all customer satisfaction metrics, reflecting continuous improvement in quality and on-time delivery. Additionally, achieved very strong results in Net Promotor Score within both the products and services components of the Civil business • Significant advancement within CAE’s Digital Transformation initiative, with the launch of several customer related applications targeted to support the overall customer experience including a Customer Care application and another targeted to provide students the opportunity to access computer-based training, records, documents and manuals remotely • Analytics dashboards and services developed and launched to further enhance the value offering and the customer experience • Delivered over 1,000,000 training hours in Civil in the fiscal year 2. Create Value • Achieved a record level of revenues at $3.6B, representing a 10% annual revenue growth, also drove a 7% annual increase in EPS (before special items) 1 Additionally, sold 49 FFS which represents a market share of 74% for an annual order intake 1 of $3.8B, despite impact of COVID-19 late in the fourth quarter • Achieved several key “wet” training agreements with strong regional diversity, including operators such as LATAM and easyJet • Completed the integration of Bombardier Business Aircraft Training acquisition, exceeding planned synergies and financial performance. Additionally, acquired the remaining portion of Pelesys which facilitated the creation of a courseware Centre of Excellence which allows CAE to optimize courseware as a key competitive differentiator to help support our customers training experience • Executed JV with Directional Capital (SIMCOM) which supports our training activates in new aircraft types • Executed multiple long-term training partnerships with strong regional diversity including: JetSmart, Jet Aviation, TAG Aviation, Air Canada, easyJet • Within the Healthcare business, engaged large Group Purchasing Organizations (VA-US Dept. of Veterans Affairs, Vizient, Premier) and major hospital groups (HCA-Hospital Corporation of America, Kaiser Permanente) • Added new TSI contracts to our D&S portfolio (Germany Navy NH90 Sea Lion) • Continued to expand the presence of CAE Rise across new clients within Defence, signed a new memorandum of agreement with Leonardo to collaborate and offer integrated solutions for helicopter training requirements for the U.S. government market • Expanded the Healthcare sales and marketing team, leading to strong top line growth prior to the COVID-19 impact in the Healthcare business 64 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation 3. Drive Innovation • Courseware Centre of Excellence created leveraging existing capabilities that are enhanced and accelerated by recent acquisitions to deliver computer-based training standards providing a high-quality training experience for our customers • Concluded the first customer sales of our Defence teams next generation 3D visual system Medallion Series MR to provide an enhanced customer visual experience in the training environment • Launched CAE TRAX Academy to help our customers leverage CAE Rise, AI and data analytics to further enhance training outcomes for our Defence customers • Launched partnerships with financial institutions globally for student cadet financing to facilitate candidates to finance the education and entrance into the profession • Within the Healthcare business, successfully developed leading market/demand-based new products and services such as Simstat module-complete online e-learning system, as well as enhancing existing offerings via Digital Innovation such as Learning Space with enhanced data capability • Certified Sarasota as approved American Heart Association training centre 4. Bolster Talent • As part of the evolution of our Digital Transformation, continued to broaden the talent pool within CAE with the addition/expansion of several new skill sets within CAE including a focus on Data Scientists and Customer Experience leaders • Launched a leadership development program the Leap Development program focused on preparing our next generation of training centre leaders. The first cohort of this global program was launched, with over 50% of the first group being women candidates • Launched Dare Women Leadership development program. Targeted to support the development of current and future women leaders across CAE globally. We have launched the first tranche which includes 30 women from all Business Units and regions globally. Focus on the participants building skills in networking, self-confidence, negotiating, influencing, work life balance and risk taking • Developed and implemented our new Mentorship program CAE MentorMe, with focus on the development of our high potential employees with initial pilot programs focused on supporting Dare and Leap program participants and members of our Professional Women’s Network • Advanced our Diversity & Inclusion roadmap including the launch of three Employee Resource Groups (Women in Aviation, Parents of Children with Special Needs and LGBTQ+). Additionally, we launched an Unconscious Bias Training program for the organization, starting with the Executive team. We operationalized our Executive Diversity Council, led by the CEO focused on supporting our various D&I initiatives across the Company • In support of the development of our current and future leaders we developed assessments of over 200 of our high potential employees and created development plans to support their growth as leaders • Established our three-year CAEWellness roadmap and launched a number of initiatives globally and regionally in support of mental and physical well being • An important component of our talent management efforts is focused on the development and retention of our high potential employees, in leadership and non-leadership roles. As a result of this focus we were successful in retaining 98% of identified high potentials and 100% of individuals identified as having potential to move to Executive level roles 1. The terms “EPS before specific items”, “Order Intake” are non-GAAP financial measures and do not have any standardized meaning under IFRS. Therefore, they are unlikely to be comparable to similar measures presented by other issuers. Refer to the section “’Non-GAAP and other financial measures” in our fourth quarter and year ended March 31, 2020 MD&A for more details. CAE INC. | 2020 | Management Proxy Circular 65

Section 7 (continued) Executive Compensation Other NEOs – FY2020 Accomplishments As previously discussed, this section paints a portrait of the major achievements of each NEO for FY2020. These were the main key performance indicators (KPIs) in determining the individual performance multiplier applicable to their annual incentive awards. Sonya Branco • Strong financial stewardship to CAE in FY2020. Having partnered with the business in establishing aggressive business goals, played a leadership role in Vice President, Finance achieving a strong financial outcome for CAE despite significant challenges in and Chief Financial Officer the last quarter of FY2020 as a result of the COVID-19 pandemic • Delivered 10% revenue growth, 21% growth in SOI before specific items 1 and 7% growth in EPS before specific items 1 • Under Ms. Branco’s leadership, free cash flow generation was $351.2M for the year, for an annual cash conversion ratio of 98%, which is in line with our annual conversion target despite the challenges of the COVID-19 pandemic • Ms. Branco’s actions in light of the COVID-19 have been exceptional. As a part of good fiscal management, prior to the pandemic, Ms. Branco capitalized on the favourable credit environment to increase the revolver facilities in August 2019 to $850M. Additionally, through effective planning, CAE has no significant debt maturities coming due before 2025. At the onset of the crisis, worked proactively to secure our expanded access to liquidity at competitive terms Additionally, Ms. Branco has been tireless in instituting and effectively monitoring cash and cost containment measures to position CAE to manage through the crisis. She continues to provide strong leadership in this regard • Provided leadership and a high level of expertise in many of our M&A, joint ventures and partnership efforts this year, including the conclusion of the Pelesys acquisition, realization of synergies related to BBD BAT integration, acquisition of the Norwegian flight school and the several JVs including with Directional Capital (SIMCOM), GAA and Leonardo • Effectively planned and executed the conversion to IFRS 16 and ensured effective communication for internal and external stakeholders, including an updated governance for capital and debt related to leases • Worked closely with Civil/FTO team to secure financing solutions for Cadet training. Launched partnership with several financial institutions globally for student cadets training • Played a high-profile leadership role in several CAE initiatives including Diversity & Inclusion, our Digital Transformation, cybersecurity and our work space initiative 1. The terms “EPS before specific items”, “SOI before specific items” are non-GAAP financial measures and do not have any standardized meaning under IFRS. Therefore, they are unlikely to be comparable to similar measures presented by other issuers. Refer to the section “’Non-GAAP and other financial measures” in our fourth quarter and year ended March 31, 2020 MD&A for more details. 66 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation Nick Leontidis • In a very competitive marketplace, and despite being impacted by the COVID-19 pandemic in the last quarter of the fiscal year, delivered superior Group President, financial performance, in many cases, record setting: Civil Aviation Training o Revenue growth of 16%, SOI before specific items 1 increase of 37%, order Solutions intake 1 of $2.5B and a record backlog 1 of $5.3B o Strong FFS sales despite slowdown related to COVID-19, achieved 49 FFS representing a 74% market share. Deployed net addition of 24 simulators into our network to support organic growth and customers’ growth. Additionally, re-entered the Chinese civil training marketplace with establishment of GAA joint venture • Implemented two key organizational model improvements in the Civil business. In the FTO unit, the establishment of key strategic priorities defined around Operational Excellence, coupled with the establishment of a central planning organization, helped facilitate a stronger financial performance across the FTO organization • Developed and operationalized an organizational model to facilitate our Courseware efforts, including the creation of a Courseware Centre of Excellence (CoE). Courseware is a key differentiator for CAE. This new model allows us to more effectively optimize its value • Championed the identification of new revenue opportunities through digital initiatives including New Flight Services, Training Management System (Crew APP, Courseware, Grading, Debrief and Records) and an Analytics Dashboard & Services for customers • Continued to identify long term value creation initiatives including the signing of multiple long-term training partnerships with good geographical diversity: JetSmart, Jet Aviation, TAG Aviation, Air Canada and easyJet • Executed two M&A transactions (SIMCOM JV and the acquisition of the remaining 55% of Pelesys) and effectively integrated them. Additionally, completed the integration of Bombardier’s Business Aircraft Training Centre while exceeding both the expected savings related to synergies and the anticipated financial performance • Strong champion of talent development and retention within his business unit. Additionally, Mr. Leontidis is a strong Diversity & Inclusion champion across CAE. Retention of High Potentials achieved at 100%, high potentials within Civil were assessed and development plans created. Nick played a leadership role in the launch of the Leap program which targets the development of future Training Centre leaders 1. The terms “SOI before specific items”, “Oder Intake” and “Backlog” are non-GAAP financial measures and do not have any standardized meaning under IFRS. Therefore, they are unlikely to be comparable to similar measures presented by other issuers. Refer to the section “’Non-GAAP and other financial measures” in our fourth quarter and year ended March 31, 2020 MD&A for more details. CAE INC. | 2020 | Management Proxy Circular 67

Section 7 (continued) Executive Compensation Mark Hounsell • Mr. Hounsell and his team successfully supported and helped close numerous deals/activities in Civil, including new long-term training partnerships and JVs General Counsel, (SIMCOM, GAA joint venture in Guangzhou, easyJet wet agreement, LATAM, Chief Compliance Officer SNCA, Sunwing, etc.) D&S, in the form of major Aircrew Training Services and and Corporate Secretary TSI programs (NH90 Sea Lion in Germany) and Healthcare • Led the legal and compliance teams efforts to support our transition to providing customers more data driven product/service offerings through transforming our training services agreements, templates and processes to effectively support the business sales efforts • Continued to strengthen our overall compliance program through some key achievements including the completion of our significantly revamped Code of Conduct training. The training was rolled out to all employees worldwide, with completion rates of close to 100% for our full-time workforce. Mr. Hounsell also further strengthened the Compliance team staff, continued education of Data Privacy Officers worldwide and drove the roll out of updated policies and training relating to GDPR and the streamlining of our corporate policies and procedures with numerous policies updated • Continued to advance our anti-corruption practices including implementation of new Anti-Corruption and Gifts & Entertainment Policies, further streamlining the number of third-party representatives used by the business and establishing more direct interfaces with foreign reps and enhanced due diligence protocols • Strong efforts from Mr. Hounsell and his team this year in regard to management of Export Control practices. Department resources were strengthened in Montreal and regionally Rekha Ranganathan • In the course of her first year at CAE, Ms. Ranganathan was successful in a number of important aspects of the business. She strengthened the business President, CAE Healthcare management approach to Healthcare, including building out the infrastructure to support the growth of the business (e.g. marketing) as well as broaden the team offering to encompass more of a service orientation in addition to our product portfolio • Ms. Ranganathan and the team made good progress in realigning the sales and marketing functions to both strengthen our talent base as well as strengthening the educational training offering through the Chief Learning Office. The segmentation of duties allowed the Sales organization to drive efforts in a more focused fashion • Efforts to enhance sales activity through direct sales and upgrading of distribution networks domestically and globally delivered good results, with strong double-digit sales growth in China through an enhanced distribution approach. Additionally, focused sales and marketing efforts saw strong growth in key segments including professional markets where hospital sales such as partnering with major hospitals and hospital groups (such as Kaiser Permanente, HCA, Mayo Clinic and the VA hospital system) where there was a 65% increase in sales. Efforts with OEMs and Industry groups also supported strong growth in these areas • Through a strong commitment to improving quality the team was able to reduce the failure rate by 17% • Successful product launches and marketing efforts for a range of products, aimed at the mid-fidelity market, including Juno, Ares and Luna resulting in a significant increase in revenue • Revenue performance was tracking at a double-digit pace prior to the impact of COVID-19. March revenue, normally a strong month, was negatively impacted by the pandemic 68 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation Gene Colabatistto • Mr. Colabatistto retired on December 31, 2019. He was instrumental in a number of key achievements which concluded prior to or shortly following his Former Group President, retirement including Defence and Security o Strong performance in Order intake with orders up 13% year-over year to $1.2B, for a $4.1B Defence backlog, which provides CAE with a good measure of diversification o Won notable contract awards for the following programs; USAF and US Marine Corps C-130J, USAF KC-135, German Army NH90 Sea Lion, US Army Fixed Wing flight training, Leonardo’s M346 and the French Air Force Pilatus PC-21 o Launched CAE Trax Academy, an integrated and advanced training continuum Not all details of the NEO targets have been disclosed due to the potential competitive prejudice to CAE of doing so. The NEOs’ performance against their objectives was reviewed by the HRC, in addition to having been reviewed by the President and CEO during the fiscal year. Shareholder Return Performance Graph The following graph compares the cumulative Shareholder return of the Common Shares with the cumulative returns of each of the S&P/TSX Composite Index and the S&P Aerospace & Defence Index for a five-year period commencing March 31, 2015 1. Comparison of Five-year Cumulative Total Return of CAE Inc. vs. S&P/TSX Composite Index and S&P Aerospace & Defence Index $260 $2�0 $220 $200 $�80 $�60 $��0 $�20 $�00 $80 20�� 20�6 20�7 20�8 20�� 2020-Q� 2020-Q2 2020-Q3 2020-Q� CAE Inc. S�P�TSX Composite Index S�P Aerospace � Defence Index 2020 2020 2020 2020 2015 2016 2017 2018 2019 Q1 Q2 Q3 Q4 CAE Inc. $100 $104 $143 $171 $214 $255 $245 $251 $131 S&P/TSX Composite Index $100 $93 $111 $113 $122 $125 $128 $132 $105 S&P Aerospace & Defence Index $100 $90 $116 $151 $160 $181 $187 $191 $133 1 $100 invested in Common Shares traded on the TSX on March 31, 2015. Values are as at the last trading date during the month of March in the specified years and from the S&P/TSX Composite Total Return Index and S&P Aerospace & Defence Total Return Index, which assume dividend reinvestment. For FY2020, values are outlined by quarter and illustrate the decline in Total Return Index in the last quarter of FY2020. This decline is the result of the drastic decline in share price observed in the last month of FY2020 due to the COVID-19 pandemic and the resulting stock market impact. CAE INC. | 2020 | Management Proxy Circular 69

Section 7 (continued) Executive Compensation Pay for Performance Linkage The following chart compares the evolution of CAE’s total Shareholder return with the evolution of executive compensation (as disclosed in the Summary Compensation Table) for both the President and CEO and the other Named Executive Officers. The total Shareholder return assumes $100 invested in Common Shares traded on the Toronto Stock Exchange on March 31, 2015. Values are as at the last trading day in the month of March in the specified years, including the reinvestment of dividends. In FY2020, the decline in Total Shareholder Return is the result of a significant decline in share price observed in the last month of FY2020 due to the impact of COVID-19 and resulting stock market impact, with a closing share price of $17.79 on March 31, 2020. With an all-time high share price of $42.00 in February 2020, CAE stock price had achieved an increase of 42% prior to the impact due to the Covid 19 pandemic when compared to FY2019. Change in President and CEO and Average NEO Compensation vs. Total Shareholder Return 1 $2�0 � $8,000,000 $220 � $7,000,000 $200 � $6,000,000 $�80 � $�,000,000 $�60 � $�,000,000 $��0 � $3,000,000 $�20 � $2,000,000 $�00 � $�,000,000 $80 � $0 FY20�� FY20�6 FY20�7 FY20�8 FY20�� FY2020 CEO NEO avg CAE Inc. TSX Composite Notes: 1 In FY2017, the former CFO’s compensation was included up to his resignation from the Company on May 30, 2016 The President and CEO’s and the NEO’s total compensation is not specifically based on the performance of CAE’s Common Shares on the TSX, but rather on the overall Company financial and operational performance. In general, the trend in the President and CEO’s total compensation follows the trend in the CAE’s total Shareholder return (TSR). The performance graph shows a slow increase of CAE’s TSR from FY2015 to FY2016. From FY2017 to FY2019, the increase is accelerated correlating with outstanding Company performance. In FY2020, CAE’s TSR was negatively impacted by COVID-19 in the last month of the year. A similar trend can also be observed in the President and CEO’s total compensation, which was increasing year-over-year from FY2015 to FY2019, with a decrease in FY2020 mainly due to the drastic decline in share price in March 2020. The President and CEO’s compensation from FY2017 to FY2019 reflected CAE’s growth in EPS, revenue and backlog results, which resulted in a STIP achievement of 177% (versus target) on average during these years. In FY2020, the compensation decreased mainly due to the decline in share price at the end of FY2020. With regards to other NEOs, a similar trend is also observed from FY2015 to FY2019. Similar to the President and CEO’s compensation, the decline in compensation for the other NEOs in FY2020 is mainly a result of the share price decline at the end of the fiscal year. 70 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

In Section 7 – "**Executive Compensation – Pay for Performance Relative to Comparator Group**" there is a more robust comparison of the President and CEO's compensation, both declared and realizable, with our comparator group and relative financial performance.

Pay for Performance Linkage	FY2020	FY2019	FY2018
Market Capitalization (as of March 31)	$4,725 billion	$7,848 billion	$6.420 billion
Return on equity excluding specific items[1]	14.8%	14.3%	14.0%
Total Shareholders average return – three-year compounded annual growth rate	15.3%	13.6%	14.1%
Diluted Earnings per Share	$1.16	$1.23	$1.29
Diluted Earnings per Share before specific items[1]	$1.34	$1.25	$1.11

1 Specific items for FY2018 include the net gains on disposal of our equity interest in the joint venture Zhuhai Xiang Yi Aviation Technology Company Limited (ZFTC) and the remeasurement of the previously held Asian Aviation Centre of Excellence Sdn. Bhd. investment upon acquisition and the impact of the enactment of the US tax reform. Specific items for FY2019 include the impacts of the integration of Bombardier's Business Aviation Training Business (BBAT) in FY2019. In FY2020, specific items also include the impacts of Defence and Security's reorganizational costs and the impact of the goodwill impairment charge recognized in Healthcare.

Given the value and conditions related to the long-term incentive awards, it takes time to determine the effectiveness of our pay-for-performance approach and the alignment between the NEOs' compensation and Shareholders' return. The following table compares for each year the NEOs' total compensation, as presented for the past 5 years (or lesser period as an executive with CAE), to the actual value realized over time.

Name and Principal Position	Year	Disclosed Compensation Less Pension Value[1] ($)	Actual Realized Compensation[2] ($)
			at March 31, 2020
M. Parent President and Chief Executive Officer	2020 2019 2018 2017 2016	7,114,460 6,892,220 6,328,181 5,937,841 5,005,577	6,784,809 6,541,625 6,493,065 10,287,796 13,650,735
	Total	**31,278,279**	**43,758,030**
S. Branco Vice President, Finance and Chief Financial Officer	2020 2019 2018 2017 2016	2,377,692 2,097,261 1,547,928 1,110,905 458,259	2,392,267 1,081,101 1,225,061 1,578,865 590,695
	Total	**7,592,045**	**6,867,989**
G. Colabatistto Former Group President, Defence and Security	2020 2019 2018 2017 2016	2,712,600 3,237,677 3,430,644 2,647,407 1,840,079	4,703,088 3,275,274 3,590,084 3,964,952 2,708,325
	Total	**13,868,407**	**18,241,723**
N. Leontidis Group President, Civil Aviation Training Solutions	2020 2019 2018 2017 2016	2,524,363 2,564,477 2,267,257 1,873,988 1,548,314	3,164,368 3,006,486 1,611,271 3,212,891 2,835,386
	Total	**10,778,399**	**13,830,402**
R. Ranganathan President, CAE Healthcare	2020	1,645,660	852,936
	Total	**1,645,660**	**852,936**
M. Hounsell General Counsel, Chief Compliance Officer and Corporate Secretary	2020 2019 2018 2017 2016	1,399,488 1,425,596 1,300,766 1,148,905 575,377	2,027,021 797,788 1,152,343 1,704,638 573,631
	Total	**5,850,132**	**6,255,421**

1 Sum of base salary, annual STIP paid, all other compensation, and the grant value of Share-based and option-based awards during the fiscal year as disclosed in the Circular.
2 Sum of base salary, annual STIP paid, all other compensation, the payout value of RSUs and PSUs and the current market value of the vested DSUs associated with the grant awarded for that fiscal year, and the gains from any option exercise during the period.

CAE INC. | 2020 | Management Proxy Circular 71

Section 7 (continued) Executive Compensation Pay for Performance Relative to Comparator Group To ensure alignment between pay and performance, the HRC reviews the competitiveness of CAE President and CEO’s compensation in the context of the Company’s relative performance across several key financial metrics. The chart below provides a comparison of the three-year President and CEO’s compensation and CAE’s three-year performance relative to CAE’s comparator group (as measured on an “as reported” basis and on a realizable basis). The chart below depicts the following: 1. The percentile rank of CAE’s relative performance on the following metrics (measured over the last three fiscal years against the comparator group): • Earnings per Share (EPS) growth; • Total Shareholder Return (TSR); • Average Return on Capital Employed (ROCE); • Average Operating Margin; and • Overall performance – based on the weighted performance of each of these four metrics with weightings of 35%, 35%, 15% and 15% respectively. 2. The percentile rank of CAE on declared and realizable President and CEO compensation over the past three fiscal years as defined below. Three-year Declared Compensation = Total compensation for a three-year period as reported in the summary compensation table, excluding the pension value. Three-year Realizable Compensation = Cash compensation plus the market value of equity awards granted over the past three years. It is equal to the sum of salary, the annual incentive paid, long- term incentives and all other compensation excluding the pension value. Long-term incentive values are based on the following: • For time-vested equity: Value of all time-vested awards granted (Share units and options) during the measurement period of three years valued at the closing price on the last day of the measurement period. • For performance-based equity: Value of all performance-based awards (regardless of the date it was granted) for which the final performance result was established during the measurement period, i.e., it is the value of performance-based awards earned based on the final performance results achieved during the measurement period of three years, and valued at the closing price on the last day of the measurement period. Note: President and CEO compensation for the US and Canadian companies was compared at par. 72 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

Pay-for-Performance FY2018-2020

CAE's Percentile in Peer Group


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EPS Growth (35% weight)
TSR (35% weight)
Average ROCE (15% weight)
Average Operating Margin (15% weight)
Overall Performance
3-yr Declared Compensation (proxy)
3-yr Realizable Compensation

The chart above shows that overall Company performance for the three-year period of FY2018 to FY2020, as defined by the EPS growth, TSR, average ROCE and average operating margin, compared to the performance of our peers during the same period was ranked at the 57th percentile of the whole group. When comparing the three-year realizable compensation of the CAE President and CEO for the same period, it was lower than the overall Company performance at the 46th percentile when compared to the realizable compensation of CEOs of companies in the CAE comparator group. This is mainly due to the drastic decline in share price in the last month of FY2020 as well as the COVID-19 pandemic impact on CAE results in March 2020. Note that overall company performance and CEO compensation of CAE peers are mostly reflective of results prior to COVID-19 pandemic.

The overall Company performance for the three-year period of FY2018 to FY2020 compared to CAE peers was in the 2nd quartile, despite the COVID-19 pandemic impact on CAE results in the last month of FY2020; while the President and CEO's realizable and declared compensation for the same period followed the overall Company performance with a slight lag, ranking at the 46th and 39th percentile, respectively.

CAE INC. | 2020 | Management Proxy Circular 73

Section 7 (continued)
Executive Compensation

Compensation of Our Named Executive Officers

Summary Compensation Table

The first of the following tables provides a summary of compensation earned during the last three fiscal years ended March 31 by the President and Chief Executive Officer, the Vice President, Finance and Chief Financial Officer, and by the four most highly compensated policy-making executives who served as executive officers of CAE or its subsidiaries as at March 31, 2020 (collectively, **"Named Executive Officers"** or **"NEOs"**).

Name and Principal Position	Year	Salary	Share-Based Awards[1]	Option-Based Awards[2]	Non-Equity Incentive Plan Compensation: Annual Incentive Plan[3]	Non-Equity Incentive Plan Compensation: Long-Term Incentive Plan	Pension Value[4]	All Other Compensation[5]	Total Compensation
		$	$	$	$	$	$	$	$
Marc Parent President and Chief Executive Officer	2020 2019 2018	1,039,683 999,650 961,200	2,930,078 2,465,126 2,370,416	1,254,825 1,450,890 1,126,080	1,684,700 1,785,830 1,695,370	0 0 0	308,000 653,000 596,000	206,175 190,724 175,114	7,423,461 7,545,220 6,924,180
Sonya Branco Vice President, Finance and Chief Financial Officer	2020 2019 2018	480,598 424,800 365,667	858,009 639,690 471,113	367,290 376,470 223,836	591,675 579,094 413,049	0 0 0	406,000 604,000 289,000	80,121 77,207 74,263	2,783,693 2,701,261 1,836,928
Gene Colabatistto[6,7] Former Group President, Defence & Security	2020 2019 2018	514,226 634,424 606,663	1,069,863 1,030,506 988,339	458,370 606,582 469,476	547,854 826,124 603,665	0 0 0	506,000 528,000 560,000	122,287 140,041 762,501	3,218,600 3,765,677 3,990,644
Nick Leontidis Group President, Civil Aviation Training Solutions	2020 2019 2018	495,808 469,167 451,433	876,461 826,413 794,573	375,210 486,450 377,568	604,390 628,616 504,621	0 0 0	622,000 756,000 529,000	172,494 153,831 139,062	3,146,363 3,320,477 2,796,257
Rekha Ranganathan[7,8] President, CAE Healthcare	2020	525,416	498,199	294,525	252,103	0	296,000	75,417	1,941,660
Mark Hounsell General Counsel, Chief Compliance Officer and Corporate Secretary	2020 2019 2018	435,317 415,217 399,217	414,824 395,158 366,027	177,705 232,650 173,880	308,038 324,395 307,377	0 0 0	203,000 225,000 198,000	63,605 58,176 54,266	1,602,489 1,650,596 1,498,767

1 Represents the value of Share-based awards granted under the RSUP and the PSUP. The value disclosed for the RSUs and PSUs represents the award date value calculated by multiplying the number of RSUs and PSUs awarded at target (100%) by CAE's weighted average Share price during the five trading days immediately preceding the grant date ($22.17 for units awarded in FY2018, $27,14 for units awarded in FY2019 and $34.17 for units granted in May 2019). Such value differs from the accounting grant date fair value determined in accordance with IFRS2, Share-based Payments, as the accounting fair value is assessed with the Share price on the date of the award (rather than on an weighted average price). The accounting grant date fair value would be as follows if using the Common Share closing price on the TSX on the respective grant date ($22.18 on June 9, 2017, $27,42 on June 5, 2018 and $33,67 on May 29, 2019): Mr. Parent: $2,371,486 in FY2018 (a difference of $1,070), $2,490,559 in FY2019 (a difference of $25,432) and $2,887,203 in FY2020 (a negative difference of $42,875); Ms. Branco $471,325 in FY2018 (a difference of $212), $646,289 in FY2019 (a difference of $6,600) and $845,454 in FY2020 (a negative difference of $12,555); Mr. Colabatistto: $988,784 in FY2018 (a difference of $445), $1,041,137 in FY2019 (a difference of $10,632) and $1,054,208 in FY2020 (a negative difference of $15,655); Mr. Leontidis: $794,931 in FY2018 (a difference of $358), $834,939 in FY2019 (a difference of $8,526) and $863,636 in FY2020 (a negative difference of $12,825); for Mrs. Ranganathan: $490,909 in FY2020 (a negative difference of $7,290) and for Mr. Hounsell: $366,192 in FY2018 (a difference of $165), $399,235 in FY2019 (a difference of $4,077) and $414,824 (a negative difference of $6,070). Note that the actual value paid, if any, will differ.

2 Represents the value of option-based awards granted under the ESOP and determined based on the grant date fair value of the award in accordance with IFRS2. Note that actual value received, if any, will differ. The value of each option is determined using the Black-Scholes model with the following assumptions:

	FY2020	FY2019	FY2018
Dividend yield	1.19%	1.31%	1.44%
Expected volatility	19.70%	18.34%	18.39%
Risk-free interest rate	1.49%	2.07%	0.85%
Expected option term	4	4	3.75
Black-Scholes Value	14,71%	15.41%	12.45%

74 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

3 Represents the STIP payout earned in each fiscal year and paid in the first quarter of the following year (see Section 7 – "**Short-Term Incentive Plan – Corporate and Individual performance**" for details). Ms. Branco has elected to defer a portion of her FY2018 STIP payouts to the Executive DSUP. Mr. Hounsell has elected to defer a portion of his FY2019 STIP payout to Executive DSUP.

4 The pension value shown corresponds to the compensatory value reported in the Defined Benefit Plan Table and includes the service cost and the impact of the increase in earnings in excess of actuarial assumptions. For Mr. Colabatistto, the value in FY2018 also includes Company contributions to the Non-Qualified Deferred Compensation (NQDC) plan in the amount of $80,000. Mr. Colabatistto stopped his participation in the NQDC plan as of January 1, 2018.

5 All other compensation in FY2020 comprises other benefit expenses and allowances paid by CAE as follows:

	Automobile Expenses	Health & Insurance Benefits	Other Perquisites	Consulting fees/ Special bonus	Employer ESPP Contributions	Dividend Equivalents	Total
	$	$	$	$	$	$	$
M. Parent	24,584	16,106	17,272	–	31,191	117,022	206,175
S. Branco	–	12,797	45,000	–	14,425	7,899	80,121
G. Colabatistto[a]	–	1,891	59,644	19,950	15,745	25,057	122,287
N. Leontidis	30,250	16,106	15,836	–	14,874	95,427	172,493
R. Ranganathan	–	2,267	46,550	26,600	–	–	75,417
M. Hounsell	12,593	18,106	16,703	–	13,060	3,143	63,605

a Mr. Colabatistto received consulting fees of $19,950 for work following his retirement.

6 Mr. Colabatistto retired from CAE as of December 31, 2019.

7 Amounts paid in US dollars have been converted to Canadian dollars using a conversion rate of $1.28 in FY2018, $1.29 in FY2019 and $1.33 in FY2020, same rate as used in the MD&A and financial statements.

8 Mrs. Rekha Ranganathan joined CAE as of April 1, 2019. As part of her employment contract, CAE has provided the following sign-on bonuses: (i) $40,000 US payable on or about the first-year work anniversary ($20,000 US paid in FY2020 and presented under Other Compensation and $20,000 US payable in FY2021) to compensate for the estimated forfeited bonus with her former employer covering the period from January 1st to March 31, 2019; (ii) a one-time payment of $220,000 US around May 31, 2020 and a further one-time payment of $75,000 US around May 31, 2021, to compensate for expected long-term incentive payment forfeited with her former employer. Such payments are conditional on being employed with CAE at the time of the payment. These bonuses are complemented by sign-on grants of 3,600 Restricted Share Units and 27,000 stock options, which occurred on May 29, 2019 in combination with the annual grants (which are included under Share-based Awards and Option-based Award).

Incentive Plan Awards

The following tables provide information relating to each option-based awards and Share-based awards outstanding as at March 31, 2020 for each NEO, as well as the value vested or earned during FY2020 in respect of such incentive plan awards.

Share and option-based awards granted in FY2020

The following table details the awards made under CAE's Share and option-based plans for the NEOs in FY2020.

Name	Award Type	Award Date	Number of Securities, units or Other Rights	Payout or Expiration Date	Grant Price[4]
M. Parent	RSU[1]	05/29/2019	24,500	05/29/2022	$34.17
	PSU[2]	05/29/2019	61,250	05/29/2022	$34.17
	Stock Option[3]	05/29/2019	253,500	05/29/2026	$34.17
S. Branco	RSU[1]	05/29/2019	7,180	05/29/2022	$34.17
	PSU[2]	05/29/2019	17,930	05/29/2022	$34.17
	Stock Option[3]	05/29/2019	74,200	05/29/2026	$34.17
G. Colabatistto	RSU[1]	05/29/2019	8,950	05/29/2022	$34.17
	PSU[2]	05/29/2019	22,360	05/29/2022	$34.17
	Stock Option[3]	05/29/2019	92,600	05/29/2026	$34.17
N. Leontidis	RSU[1]	05/29/2019	7,330	05/29/2022	$34.17
	PSU[2]	05/29/2019	18,320	05/29/2022	$34.17
	Stock Option[3]	05/29/2019	75,800	05/29/2026	$34.17
R. Ranganathan	RSU[1]	05/29/2019	6,740	05/29/2022	$34.17
	PSU[2]	05/29/2019	7,840	05/29/2022	$34.17
	Stock Option[3]	05/29/2019	59,500	05/29/2026	$34.17
M. Hounsell	RSU[1]	05/29/2019	3,470	05/29/2022	$34.17
	PSU[2]	05/29/2019	8,670	05/29/2022	$34.17
	Stock Option[3]	05/29/2019	35,900	05/29/2026	$34.17

1 RSU awards under the RSUP (see Section 7 – "**Compensation Discussion & Analysis**" for details). Under this plan, 100% of the granted units will vest in May 2022, subject to the participant's continued employment with CAE. Vested RSUs will be paid based on the average Common Share price on the TSX during the 20 trading days preceding the final vesting date of the grant.

2 PSU awards under the PSUP (see Section 7 – "**Compensation Discussion & Analysis**" for details). Under this plan, the granted units may vest in May 2022, subject to CAE's EPS performance and the EPS payout grid approved by the HRC and the participant's continued employment with CAE. Depending on the EPS performance each year during the performance period, the target rate of granted units will be multiplied by a factor ranging from 0% to 200%. Vested PSUs will be paid based on the average Share price on the TSX during the 20 trading days preceding the final vesting date of the grant.

CAE INC. | 2020 | Management Proxy Circular 75

Section 7 (continued)
Executive Compensation

3 Stock options awards under the ESOP (see Section 7 – "**Compensation Discussion & Analysis**" for details). Under this plan options are granted with an exercise price equal to the weighted average price per Common Share on the TSX on the five trading days immediately preceding the grant date (if the grant date falls within a blackout period or within five trading days following the end of the blackout period, the date of grant shall be presumed to be the sixth trading day following the end of such blackout period). At each of the first four anniversaries of the grant, 25% of the award vests and becomes exercisable.

4 The grant price on grant date is equal to the weighted average price of the Common Shares on the TSX on the five trading days immediately preceding the grant date, (if the grant date falls within a blackout period or within five trading days following the end of the blackout period, the date of grant shall be presumed to be the sixth trading day following the end of such blackout period).

Outstanding Share-based awards and option-based awards

The following table details the outstanding awards under the CAE's Share and option-based plans for the NEOs.

	Option-Based Awards				Share-Based Awards		
Name	Number of Securities Underlying Unexercised Options	Option Exercise Price[1]	Option Expiration Date	Value of Unexercised In-the-Money Options[2]	Number of Shares or Units of Shares that have not Vested[3]	Market or Payout value of Share-based Awards that have not Vested[4]	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed[5]
	#	$		$	#	$	$
M. Parent	253,500	34.17	05/29/2026	0			
	343,000	27.14	06/05/2025	0			
	408,000	22.17	06/08/2024	0			
	418,000	16.15	05/30/2023	685,520			
	146,400	15.14	05/28/2022	387,960			
Total				**1,073,480**	**283,500**	**6,361,330**	**4,893,958**
S. Branco	74,200	34.17	05/29/2026	0			
	66,750	27.14	06/05/2025	0			
	40,550	22.17	06/08/2024	0			
	11,250	16.15	05/30/2023	18,450			
Total				**18,450**	**69,930**	**1,506,012**	**330,287**
G. Colabatistto[6]	92,600	34.17	06/29/2020 – 06/29/2023	0			
	143,400	27.14	07/05/2020 – 06/05/2025	0			
	170,100	22.17	07/09/2020 – 06/08/2024	0			
	126,600	16.15	06/30/2020 – 05/30/2023	207,624			
Total				**207,624**	**113,860**	**2,575,014**	**1,047,902**
N. Leontidis	75,800	34.17	05/29/2026	0			
	115,000	27.14	06/05/2025	0			
	136,800	22.17	06/08/2024	0			
	27,300	16.15	05/30/2023	44,772			
Total				**44,772**	**91,940**	**2,077,374**	**3,989,313**
R. Ranganathan	59,500	34.17	05/29/2026	0			
Total				**0**	**14,580**	**259,378**	**Nil**
M. Hounsell	35,900	34.17	05/29/2026	0			
	55,000	27.14	06/05/2025	0			
	63,000	22.17	06/08/2024	0			
	13,375	16.15	05/30/2023	21,935			
	22,500	15.00	03/15/2023	62,775			
Total				**84,710**	**43,210**	**972,152**	**171,015**

1 Pursuant to the terms of the plan, options under the ESOP were granted with an exercise price equal to the weighted average price of the Common Shares on the TSX on the five trading days immediately preceding the grant date (if the grant date falls within a blackout period or within five trading days following the end of a blackout period, the date of grant shall be presumed to be the sixth trading day following the end of such blackout period).

2 Options are in-the-money if the market value of the Common Shares covered by the options is greater than the option exercise price. The value shown is equal to the excess, if any, of the Common Share closing price on the TSX on March 31, 2020 ($17.79) over the option's exercise price. The actual value realized will be based on the actual in-the-money value upon exercise of the options, if any. The options vest at 25% per year commencing one year after the grant date.

3 Represents the aggregate number of units that have not met all performance or employment conditions for payment.

4 Payout value is established based on the expected payout as per the performance targets achieved as of March 31, 2020 for PSUs and based on the Common Share closing price on March 31, 2020 ($17.79) for LTUs, and for RSUs and PSUs payable in June 2020, June 2021 and May 2022.

5 Represents the portion of units under the LTUP that are vested at the end of the fiscal year and the units under the Executive DSUP and for which payment is deferred to the termination of employment.

6 Following his retirement, Mr. Colabatistto may exercise vested options up to their expiry date and unvested options continue to vest and must be exercised within 30 days following their vesting date.

76 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

Incentive plan awards – value vested or earned during the year

The following table shows the value that was vested or earned, as well as the gain earned from options exercised, by the Named Executive Officers during FY2020 in respect of incentive plans.

Name	Option-Based Awards-Value Vested During the Year[1]	Number of Options Exercised During the Year	Gain on Exercise During the Year	Share-based Awards-Value Vested During the Year[2]	Non-Equity Incentive Plan Compensation-Value Earned During the Year[3]
	$	#	$	$	$
M. Parent	5,409,358	189,000	3,854,252	7,381,670	1,684,700
S. Branco	682,244	94,550	1,239,874	794,226	591,675
G. Colabatistto	1,836,972	175,100	3,518,721	2,235,794	547,854
N. Leontidis	1,560,966	104,025	1,891,676	1,928,225	604,390
R. Ranganathan	–	–	–	–	252,103
M. Hounsell	709,540	62,625	1,220,061	943,411	308,038

1 This represents the value of potential gains from options that vested during FY2020. These generally include the portion of the options that were awarded in the last four fiscal years that vested in the year. The potential gains are calculated as the excess, if any, of the closing price of Common Shares on the TSX on each of the option vesting dates in FY2020 over the exercise price. The actual value realized, if any, will differ and will be based on the Common Share price on the actual exercise date.

2 The value of Share units that vested during FY2020 include: (i) the PSUs that vested on May 31, 2019 based on the average closing price of Common Shares on the 20 trading days preceding the vesting date on May 31, 2019, specifically $6,151,392 for Mr. Parent, $661,800 for Ms. Branco, $1,863,162 for Mr. Colabatistto, $1,606,854 for Mr. Leontidis and $786,011 for Mr. Hounsell, Mrs. Ranganathan did not benefit from this grant; (ii) the RSUs that vested on May 31, 2019 based on the average closing price of Common Shares on the 20 trading days preceding the vesting date on May 31, 2019, specifically $1,230,278 for Mr. Parent, $132,426 for Ms. Branco, $372,632 for Mr. Colabatistto, $321,371 for Mr. Leontidis and $157,399 for Mr. Hounsell. Mrs. Ranganathan did not benefit from this grant. None of the other PSUs or RSUs have vested as of March 31, 2020.

3 This represents the value paid to the NEOs under the short-term incentive plan for FY2020 year (see Section 7 – "**Short-Term Incentive Plan – Corporate and Individual performance**" for details).

Pension Arrangements

The NEOs and key executives are members of the contributory Designated Pension Plan registered in Canada and the non-contributory Supplementary Pension Plan. The amounts payable under these arrangements are based on "average annual earnings" which are calculated on the basis of the 60 highest-paid consecutive months of base salary and STIP payouts.

The Supplementary Pension Plan provides a pension benefit upon normal retirement at age 65 so that the pensions payable under CAE's pension arrangements will result in an annual pension equal to 2% of average annual earnings (being the five-year top average salary and actual short-term incentive compensation for NEOs other than the President and CEO for each year of pensionable service). The President and CEO's short-term incentive compensation used for the purpose of determining his average pensionable annual earnings is the target bonus. His maximum annual pension benefit is limited to $1,050,000. Executives may retire from the Company from age 60 with full pension entitlement. An executive is considered as having retired for the purposes of the Supplementary Pension Plan if, at the time of termination of employment with CAE, he/she is at least age 55 with a minimum of 5 years of participation in the Supplementary Pension Plan. The annual pension benefit will be reduced by between 0.5% and 0.25% per month prior to NEO's normal retirement age depending on the age of the NEO at time of retirement.

CAE INC. | 2020 | Management Proxy Circular 77

Section 7 (continued)
Executive Compensation

Pensions payable under the Supplementary Pension Plan are paid directly by CAE. In Canada, CAE is obligated to fund or provide security to ensure payments under the Supplementary Pension Plan upon retirement of the executive. CAE has elected to provide security by obtaining letters of credit for a trust fund established for those executives who have retired. CAE has secured certain NEO's and key executives' pension benefits by a letter of credit for a trust fund established for the executives.

- **Pensions payable under the Supplementary Pension Plan are conditional upon compliance with non-competition and non-solicitation clauses.**
- **No extra years of service are generally granted under the pension plans.**

CAE does not generally grant extra years of credited service under its pension plans. Receipt of pension benefits under the Supplementary Pension Plan is conditional upon the compliance with non-competition and non-solicitation clauses.

The following table sets forth the credited years of pensionable service and the present value of the NEOs' accumulated benefits as at March 31, 2020 under the Designated Pension Plan and the Supplementary Pension Plans in connection with retirement.

Name	Number of years of credited service	Annual Benefits Payable		Accrued obligation at start of the year	Compensatory change[1]	Non-compensatory change[2]	Accrued obligation at year-end[3]
		At March 31, 2020	At age 65				
	#	$	$	$	$	$	$
M. Parent	15.17	564,000	860,000	10,360,000	308,000	(519,000)	10,149,000
S. Branco	11.25	121,000	500,000	2,532,000	406,000	(409,000)	2,529,000
G. Colabatistto[4,5]	7.58	165,000	n.a.	3,030,000	506,000	(496,000)	3,040,000
N. Leontidis	20.00	353,000	464,000	6,320,000	622,000	(384,000)	6,558,000
R. Ranganathan[4]	1.00	11,000	288,000	–	296,000	(37,000)	259,000
M. Hounsell	4.17	56,000	240,000	770,000	203,000	(103,000)	870,000

1 The change in benefit obligation that is compensatory includes the service cost and the increase in earnings in excess or below what was assumed. The service cost is the estimated value of the benefits accrued during the calendar year.

2 The change in benefit obligation that is not compensatory includes interest cost, change in assumptions, and gains and losses other than for a difference in earnings and the decrease in the discount rate used to value the pension plans which increases the accrued obligation.

3 The present values of the accumulated benefits reported in the above table are calculated in accordance with the assumptions used for financial reporting purposes. See Note 14 to CAE's consolidated financial statements for the fiscal year ended March 31, 2020. The total present value of accumulated benefits in our financial statements is calculated in accordance with IFRS.

4 Mr. Colabatistto's and Mrs. Ranganathan's pension are payable in US dollars converted to Canadian dollars using a conversation rate of $1.33 as of March 31, 2020.

5 Mr. Colabatistto retired on January 1, 2020 and receives an annual pension of: $89,597 US from the US DB SERP, $37,134 from the Canadian SERP and $12,279 from the registered plan.

78 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued) Executive Compensation For additional information about the Designated Pension Plan and the Supplementary Pension Plan, see Section 7 – “Executive Compensation – Termination and Change of Control Benefits” below. Termination and Change of Control Benefits Payment entitlements upon termination The various compensation plans applicable to the NEOs also contain different provisions that apply upon termination of employment or change of control of CAE. CAE does not have a formal policy for providing severance payment in the case of termination of employment but may provide severance payments and benefits as required by law. CAE has nevertheless entered into employment agreements with Messrs. Parent, Mrs. Ranganathan and Mr. Hounsell that provide for the payment of severance amounts and certain other benefits in the event of involuntary termination other than for cause. Mr. Parent’s severance entitlement on termination of employment other than for cause is two years’ salary plus target bonus, benefits and expenses. Mr. Parent would also be entitled to two years of service credited to the Supplemental Pension Plan. Mrs. Ranganathan’s severance entitlement on termination of employment other than for cause is 12 months’ salary. Mr. Hounsell’s severance entitlement on termination of employment other than for cause is 14 months’ salary plus target bonus. CAE is also party to agreements with all its executive officers who are NEOs, pursuant to which such executives are entitled to termination of employment benefits following a change of control of CAE where the executive’s employment is expressly or implicitly (constructive dismissal) terminated without cause within two years following the change of control. In such event, the executive is entitled to 24 months of annual compensation (salary, short-term incentive and employee benefits, payable as a lump sum), 24 months of credited service and the immediate vesting of supplementary credited service for the purposes of any pension or retirement income plans, payment of long-term incentive Deferred Share Units, and vesting of all unvested stock options, RSUs and PSUs, as per plan provisions. CAE INC. | 2020 | Management Proxy Circular 79

Section 7 (continued)
Executive Compensation

The following is a summary of compensation that the NEOs are entitled to receive upon the occurrence of specific events of termination.

Compensation Programs	Resignation and Termination for Cause	Involuntary Termination	Retirement	Change of Control[1]
Annual Short-Term Incentive	Forfeit	Partial payment based on performance and time in position	Partial payment based on performance and time in position	Two times the greater of average three-year bonus or target bonus in case of termination[2]
Stock Options	Resignation: 30 days to exercise vested options Termination for cause: All options are cancelled	30 days to exercise vested options	Exercise vested options up to expiry date; unvested options continue to vest and must be exercised within 30 days following vesting date	All options become vested, as per plan provisions
Performance Share Units	All units are forfeited	PSUs granted as of FY2017: units partially vest at a rate of 1/6, 1/3 and 1/2 for each full year of employment completed since the grant date	All units will be paid out as scheduled subject to performance criteria	Unvested units vest at the greater of 100% or the multiplier resulting from the actual EPS performance as of the Change of Control date; all vested units become payable at the closing price of CAE Shares on the TSX on such date, as per plan provisions
Restricted Share Units	All units are forfeited	Units partially vest at a rate of 1/3 for each full year of employment completed since the grant date	All units will be paid out as scheduled	Unvested units vest as of the Change of Control date; all vested units become payable at the closing price of CAE Shares on the TSX on such date, as per plan provisions
Deferred Share Units Grants from 04/2004	Vested units are paid out	Vested units are paid out	All units become vested	All units become vested
Supplemental Pension Plan (SPP)	Resignation: If five or more years of participation in the SPP, accrued deferred pension at age 65 Termination for cause: No benefits payable from the SPP	If five or more years of participation in the SPP, accrued deferred pension benefits at age 65	If age 55 or older with a minimum of five years of participation in SPP, immediate monthly pension payable	Immediate vesting and two years of additional service in case of termination[2]
Severance payments	–	Severance amount[3] in case of termination	–	Severance amount[4] in case of termination[2]

1 Change of control is defined in the Change of Control Agreements between CAE and each Named Executive Officer. A change of control may be triggered by a number of events, notably an acquisition by a person of 20% of CAE's voting rights which is accompanied by a change in the composition of the Board, an acquisition by a person of 35% of CAE's voting rights or an acquisition of Shares representing half the equity of CAE. Compensation programs have various definitions of change of control events with different impacts on compensation. The provisions illustrated in the above table are for specific events that would provide the maximum benefits to the executives.

2 Pursuant to the Change of Control Agreements between CAE and each NEOs, termination is defined as an involuntary termination that occurs within the first two years following the change of control.

3 In the event of involuntary termination when severance is payable, it will be determined at the time of termination, taking into consideration the appropriate factors and current state of legislation and jurisprudence. Mr. Parent's severance entitlement on termination of employment other than for cause is two years' salary plus target bonus, benefits and expenses. Mr. Parent would also be entitled to two years of service credited to the Supplemental Pension Plan. Mrs. Ranganathan's severance entitlement on termination of employment other than for cause is 12 months' salary. Mr. Hounsell's severance entitlement on termination of employment other than for cause is 14 months' salary plus target bonus. The severance amount is undetermined for other NEOs.

4 The severance amount is equal to two times the sum of base salary, target bonus (or actual bonus averaged over the last three years, if greater), and the sum of the value of employee benefits and perquisites provided to the executive.

In the event of death during active employment with CAE, the executive is deemed to have retired the day before his/her death if he/she was at least age 55, otherwise, he/she is deemed to have terminated his/her employment the day before his/her death.

80 CAE INC. | 2020 | Management Proxy Circular

Section 7 (continued)
Executive Compensation

Amounts payable to NEOs upon specified termination events

The following table sets forth estimates of the amounts payable to the NEOs upon specified events, assuming that each such event took place on March 31, 2020. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favour of executive officers, including the Retirement Plan for Employees of CAE Inc. and Associated Companies, the ordinary DSU plan and the Employee Stock Purchase Plan. In addition, the table does not include the value of outstanding equity awards that have previously vested, such as stock options and DSUs/ LTUs, which are set forth above in Section 7 – "**Executive Compensation – Incentive Plan Awards**". For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see Section 7 – "**Executive Compensation – Termination and Change of Control Benefits**".

	M. Parent	S. Branco	N. Leontidis	R. Ranganathan	M. Hounsell
	$	$	$	$	$
Involuntary Termination					
Salary/Severance[1]	4,285,600	Undetermined	Undetermined	551,950	742,303
LTUs	–	–	–	–	–
Options	–	–	–	–	–
RSUs[2]	701,043	152,047	234,996	–	109,525
PSUs[2]	2,175,471	456,177	729,249	–	338,168
Supplementary Plan	1,391,000	–	–	–	–
Total	**8,553,114**	**608,224**	**964,245**	**551,950**	**1,189,996**
Retirement	Eligible	Not eligible	Eligible	Not eligible	Not eligible
LTUs	–	–	–	–	–
RSUs	–	–	–	–	–
PSUs	–	–	–	–	–
Options	–	–	–	–	–
Supplementary Plan	–	–	–	–	–
Total	**–**	**–**	**–**	**–**	**–**
Termination Following Change in Control					
Salary/Severance[3]	5,636,733	2,135,879	2,259,478	1,701,206	1,574,140
LTUs[4]	–	–	–	–	–
Options[5]	171,380	18,450	44,772	–	21,935
RSUs[6]	1,440,990	355,622	467,343	119,905	219,707
PSUs[6]	4,332,683	1,039,407	1,413,045	139,474	662,298
Supplementary Plan[7]	1,391,000	194,000	631,000	275,000	767,000
Total	**12,972,786**	**3,743,358**	**4,815,638**	**2,235,585**	**3,245,080**

1 In the event of involuntary termination when severance is payable, it will be determined at the time of termination, taking into consideration the appropriate factors and current state of legislation and jurisprudence. Mr. Parent's severance entitlement on termination of employment other than for cause is two years' salary plus target bonus, benefits and expenses. Mr. Parent would also be entitled to two years of service credited to the Supplemental Pension Plan. Mrs. Ranganathan's severance was converted into Canadian dollars using an exchange rate of $1.33. Mr. Hounsell's severance entitlement on termination of employment other than for cause is 14 months' salary plus target bonus and Mrs. Ranganathan is 12 months' salary.

2 The time-RSU and the PSU values have been established by multiplying the number of units that would have vested upon involuntary termination as of March 31, 2020, based on performance during completed years, where applicable, and using the average fair market value of Common Shares on the TSX during the 20 trading days preceding the vesting date of $24.16. Note that actual value will would differ.

3 Severance as per the Change of Control Agreements for each NEO.

4 The LTU value has been calculated by multiplying the number of units that would have vested upon a change of control as of March 31, 2020, and which will be redeemable within the year following the year the executive's employment is terminated. As of March 31, 2020, all LTUs had already vested.

5 Option value has been calculated by multiplying the number of options that would have vested upon a change of control as of March 31, 2020 using a closing price of Common Shares of $17.79 on March 31, 2020, less the applicable option exercise price. Note that actual value will differ.

6 RSU and PSU value has been established by multiplying the number of units that would have vested upon a change of control as of March 31, 2020 using a closing price of Common Shares on the TSX of $17.79 on March 31, 2020. Note that actual value will differ.

7 The Supplementary Pension Plan benefits set forth for each NEO reflect the incremental value of benefits for each termination event that exceeds the present value of benefits set forth in the "**Pension Benefits**" tables above.

CAE INC. | 2020 | Management Proxy Circular 81

Section 8 Other Important Information The management of CAE is aware of no business to be presented for action by the Shareholders at the Meeting other than that mentioned herein or in the Notice of Meeting. Interest of informed persons in material transactions No informed person (including any Director or executive officer) of CAE, any proposed Director of CAE, or any associate or affiliate of any informed person or proposed Director, had any material interest, direct or indirect, in any transaction since the commencement of CAE’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect CAE or any of its subsidiaries. Indebtedness of Directors and executive officers CAE does not offer its Directors or executive officers loans. CAE and its subsidiaries have not given any guarantee, support agreement, letter of credit or similar arrangement or understanding to any other entity in connection with indebtedness of CAE’s Directors or executive officers. Shareholder proposals To propose any matter for a vote by the Shareholders at an annual meeting of CAE, a Shareholder must send a proposal to the General Counsel, Chief Compliance Officer and Corporate Secretary at CAE’s office at 8585 Côte-de-Liesse, Saint-Laurent, Québec H4T 1G6 at least 90 days before the anniversary date of the notice for the previous year’s annual meeting, or within such other timeframe as prescribed by the applicable legislation. As at the date of the Circular, CAE expects the deadline for receiving Shareholder proposals for CAE’s 2021 annual meeting to be March 18, 2021. CAE may omit any proposal from its Proxy Circular and annual meeting for a number of reasons under applicable Canadian corporate law, including receipt of the proposal by CAE subsequent to the deadline noted above. Request additional information CAE shall provide to any person or company, upon written request to the General Counsel, Chief Compliance Officer and Corporate Secretary of CAE at CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, H4T 1G6, telephone number 514-734-5779 and facsimile number 514-340-5530: 1. one copy of the latest Annual Information Form of CAE together with one copy of any document or the pertinent pages of any document incorporated by reference therein; 2. one copy of the 2020 Annual Financial Report containing comparative financial statements of CAE for FY2020, together with the Auditors’ Report thereon and Management’s Discussion and Analysis; and 3. one copy of this Circular. All such documents may also be accessed on CAE’s website (www.cae.com). Additional financial information is provided in CAE’s comparative financial statements and Management’s Discussion and Analysis available on SEDAR at www.sedar.com for the most recently completed financial year. The contents of this Circular have been approved by the Board of Directors of CAE. Mark Hounsell (signed) General Counsel, Chief Compliance Officer and Corporate Secretary Montréal, Québec June 16, 2020 82 CAE INC. | 2020 | Management Proxy Circular

Section 9 Appendix A – Board of Directors’ Charter CAE INC. (“CAE” or the “Company”) BOARD OF DIRECTORS’ MANDATE RESPONSIBILITIES CAE’s President and Chief Executive Officer and the Company’s other executive officers are responsible for the management of the Company. The Board of Directors (the “Board”) is responsible for the stewardship of the Company and for monitoring the actions of, and providing overall guidance and direction to management. The Board shall act in the best interest of the Company. COMMITTEES The Board may establish committees, as it deems necessary or desirable, to assist it in the fulfillment of its duties and responsibilities, with such terms of reference as the Board may determine, and may delegate from time to time to such committees or other persons any of the Board’s responsibilities that may be lawfully delegated. As such, the Board currently maintains an Audit Committee, a Human Resources Committee and a Governance Committee. Each committee is comprised entirely of independent directors, as determined by the Board in light of securities laws and applicable exchange rules, and each member of a committee is appointed by the Board after thorough review of the requirements for membership on each such committee. The independent directors will periodically, as they see fit, hold meetings without management. STRATEGY The Board will maintain a strategic planning process and annually approve a strategic plan that considers, among other things, the opportunities and principal risks of the Company’s business. The Board also supervises management in the implementation of appropriate risk management systems. Separately from the strategic plan, the Board also approves an annual budget for financial performance. CORPORATE GOVERNANCE Corporate governance issues are the responsibility of the full Board. This includes the disclosure thereof in the Company’s Annual Activity and Corporate Social Responsibility report and Management Proxy Circular. The Board periodically reviews a Disclosure Policy for the Company that, inter alia, addresses how the Company shall interact with shareholders, analysts and other stakeholders and covers the accurate and timely communication of all important information. The Company communicates with its stakeholders through a number of channels including its website, and they in turn can provide feedback to the Company in a number of ways, including e-mail. The Board, through its Governance Committee, regularly reviews reports on compliance with the Company’s Code of Business Conduct and ethical practices. It periodically reviews Company policies with respect to decisions and other matters requiring Board approval. AUDIT, FINANCE AND RISK MANAGEMENT The Board, directly and through the Audit Committee, oversees: (i) the integrity and quality of the Company’s financial reporting and the effectiveness of internal controls and the Company’s risk management processes; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s external auditors; (iv) the performance of the Company’s internal accounting function and external auditors; and (v) the adequacy of the Company’s material public documents prior to their release. CAE INC. | 2020 | Management Proxy Circular 83

Section 9 (continued) Appendix A – Board of Directors’ Charter SUCCESSION PLANNING The Board, with the help of the Human Resources Committee, ensures a succession plan is in place for the President and Chief Executive Officer and for other senior employees of the Company and monitors such plan. OVERSIGHT AND COMPENSATION OF MANAGEMENT The Board considers recommendations of the Human Resources Committee with respect to: (i) the appointment and compensation of senior officers of the Company at the level of Vice President and above; (ii) the implementation of processes for the recruitment, training, development and retention of senior employees who exhibit the highest standards of integrity and competence and any recommendation for improvement of the processes in place to develop high potential individuals, such as the Annual Leadership Development Process; (iii) the compensation philosophy for the Company generally; (iv) the adoption of any incentive compensation and equity-based plans, including stock option, stock purchase, deferred share unit, restricted share unit or other similar plans, in which employees are or may be eligible to participate; and (v) the Company’s retirement policies and special cases. The Board communicates to the President and Chief Executive Officer and periodically reviews the Board’s expectations regarding management’s performance and conduct of the affairs of the Company. The Board also periodically reviews the President and Chief Executive Officer’s position description and objectives and his performance against these objectives. Each year, after a performance evaluation, the Board approves, with the recommendation of the Human Resources Committee, the President and Chief Executive Officer’s compensation. HEALTH, SAFETY, ENVIRONMENT AND CORPORATE SOCIAL RESPONSIBILITY MATTERS The Board ensures, through reasonable measures, that the Company has appropriate health, safety and environment policies and procedures and reviews any material issues relating to such matters and management’s response thereto. The Board reviews trends in corporate disclosure of non-financial performance and reviews the Company’s corporate social responsibility strategy and reporting. DIRECTORS’ QUALIFICATIONS, COMPENSATION, EDUCATION AND ORIENTATION The Board, through the Governance Committee, develops a process to determine, in light of the opportunities and risks facing the Company, what competencies, skills and personal qualities are required for new directors in order to add value to the Company while ensuring that the Board is constituted of a majority of individuals who are independent. With regards to Board composition, the Board ensures adherence to the term limits imposed on all directors and considers criteria that promote diversity, including but not limited to gender, international background, nationality, age and industry knowledge, in light of the Company’s Policy Regarding Board and Executive Officer Diversity. The Board, through the Governance Committee, develops a program for the orientation and education of new directors, and ensures that prospective candidates for Board membership understand the role of the Board and its committees, the nature and operation of the Company’s business, and the contributions that individual directors are expected to make, and develops a program of continuing education if needed for directors. The Board considers recommendations of the Governance Committee with respect to the level and forms of compensation for directors, which compensation shall reflect the responsibilities and risks involved in being a director of the Company. 84 CAE INC. | 2020 | Management Proxy Circular

Section 9 (continued) Appendix A – Board of Directors’ Charter ASSESSMENT OF BOARD AND COMMITTEE EFFECTIVENESS The Board considers recommendations of the Governance Committee for the development and monitoring of processes for assessing the effectiveness of the Board, the committees of the Board, the committees’ chairs, the Chair of the Board and the contribution of individual directors, which assessments shall be made annually. These results are assessed by the Chair of the Board and/or the Chair of the Governance Committee and are reported to the full Board, which decides on actions deemed necessary, if any. The Board ensures that the number of directors and the composition of the Board permit the Board to operate in a prudent and efficient manner. PENSION PLANS The Board is responsible for overseeing the management of the Company’s pension plans and does this through its Human Resources Committee. OUTSIDE ADVISORS Directors may hire outside advisors at the Company’s expense, subject to the approval of the Chair of the Board, and have access to the advice and services of the Company’s Corporate Secretary, who is also the General Counsel and Chief Compliance Officer. Last updated – November 13, 2019 CAE INC. | 2020 | Management Proxy Circular 85

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